     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1998

                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                      HEALTHCARE REALTY TRUST INCORPORATED
             (Exact Name of Registrant as Specified In Its Charter)

            MARYLAND                           6798                          62-1507028
(State or Other Jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer Identification
 Incorporation or Organization)    Classification Code Number)                  No.)

                        3310 WEST END AVENUE, SUITE 700
                           NASHVILLE, TENNESSEE 37203
                                 (615) 269-8175
         (Address, Including Zip Code, and Telephone Number, including
            Area Code, of Registrant's Principal Executive Offices)

                                 DAVID R. EMERY
                      HEALTHCARE REALTY TRUST INCORPORATED
                        3310 WEST END AVENUE, SUITE 700
                           NASHVILLE, TENNESSEE 37203
                                 (615) 269-8175
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                             ---------------------

                                WITH COPIES TO:

           THEODORE W. LENZ, ESQ.                              JOHN H. COOPER, ESQ.
     WALLER LANSDEN DORTCH & DAVIS, PLLC                      SIROTE & PERMUTT, P.C.
        511 UNION STREET, SUITE 2100                         2222 ARLINGTON AVENUE S.
         NASHVILLE, TENNESSEE 37219                          BIRMINGHAM, ALABAMA 35205

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a Registration Statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED             PROPOSED
                                          AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
      TITLE OF EACH CLASS OF               TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
    SECURITIES TO BE REGISTERED        REGISTERED(1)         PER SHARE         OFFERING PRICE             FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share                              18,907,100 shares       $23.3750           $441,953,463          $130,377(2)
---------------------------------------------------------------------------------------------------------------------
8 7/8% Series A Voting Cumulative
  Preferred Stock, $.01 par value
  per share                          3,000,000 shares        $24.7188            $74,156,400          $21,877(3)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock, par value $.01 per share, and 8 7/8% Series A Voting Cumulative Preferred Stock, par value $.01 per share, issuable by Registrant upon consummation of the merger of a subsidiary of Registrant with and into Capstone Capital Corporation.
(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee was calculated on the basis of the average of the high and low prices reported in the consolidated reporting system of a share of common stock, par value $.001 per share, of Capstone Capital Corporation as of July 20, 1998.
(3) Pursuant to Rules 457(f)(1) and 457(c), the registration fee was calculated on the basis of the average of the high and low prices reported in the consolidated reporting system of a share of 8 7/8% Series A Cumulative Preferred Stock, par value $.001 per share, of Capstone Capital Corporation as of July 20, 1998.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(HEALTHCARE REALTY TRUST LOGO)                           (CAPSTONE CAPITAL LOGO)
                                                                CAPSTONE
                                                          CAPITAL CORPORATION

                                                                          , 1998

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of Healthcare Realty Trust Incorporated and Capstone Capital Corporation have agreed on a merger designed to create one of the leading publicly traded healthcare real estate investment trusts. The merger is structured so that Healthcare Realty will be the surviving publicly traded company and Capstone will become a wholly owned subsidiary of Healthcare Realty. Capstone common stockholders will receive .8518 shares of Healthcare Realty common stock for each share of Capstone common stock that they own, and Healthcare Realty common stockholders will continue to own their existing shares. Capstone preferred stockholders will receive one share of Healthcare Realty voting preferred stock for each share of Capstone preferred stock that they own. We estimate that the shares of Healthcare Realty common stock to be
issued to Capstone common stockholders will represent approximately      % of
the outstanding common stock of Healthcare Realty after the merger. Likewise, the shares of Healthcare Realty common stock held by Healthcare Realty
stockholders prior to the merger will represent approximately      % of the
outstanding common stock of Healthcare Realty after the merger. The shares of Healthcare Realty preferred stock to be issued to Capstone preferred stockholders will represent 100% of the outstanding preferred stock of Healthcare Realty after the merger.

     Stockholders of Healthcare Realty are being asked, at Healthcare Realty's special meeting of stockholders, to approve the issuance of shares of Healthcare Realty common stock and preferred stock in the merger. Stockholders of Capstone are being asked, at Capstone's special meeting of stockholders, to approve the merger. Whether or not you plan to attend your meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

     The merger cannot be completed unless the holders of Healthcare Realty common stock approve the issuance of shares and the holders of Capstone common stock and preferred stock approve the merger. YOUR VOTE IS VERY IMPORTANT.

     IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE PROPOSAL(S) SUBMITTED AT YOUR MEETING. IF YOU ARE A CAPSTONE STOCKHOLDER AND FAIL TO RETURN YOUR CARD, THE EFFECT WILL BE A VOTE AGAINST THE MERGER, UNLESS YOU VOTE IN PERSON AT THE CAPSTONE SPECIAL MEETING. IF YOU ARE A HEALTHCARE REALTY STOCKHOLDER AND FAIL TO RETURN YOUR CARD, THERE WILL BE NO EFFECT ON THE RESULT OF THE VOTE UNLESS YOU VOTE IN PERSON AT THE HEALTHCARE REALTY SPECIAL MEETING.

     Only stockholders of record of Healthcare Realty common stock, Capstone
common stock and Capstone preferred stock as of             , 1998, are entitled
to attend and vote at the meetings. The dates, times and places of the meetings are as follows:

FOR CAPSTONE STOCKHOLDERS:

                      Richard M. Scrushy Conference Center
                            Two HealthSouth Parkway
                           Birmingham, Alabama 35243
                                            , 1998
                                     .m. (local time)

FOR HEALTHCARE REALTY STOCKHOLDERS:

                      Healthcare Realty Trust Incorporated
                                 The Board Room
                        3310 West End Avenue, Suite 700
                           Nashville, Tennessee 37203
                                            , 1998
                                     .m. (local time)

     This Joint Proxy Statement-Prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

--------------------------------------------    --------------------------------------------
David R. Emery                                  Richard M. Scrushy
Chairman and Chief Executive Officer            Chairman
Healthcare Realty Trust Incorporated            Capstone Capital Corporation

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE HEALTHCARE REALTY COMMON STOCK OR PREFERRED STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Joint Proxy Statement-Prospectus is dated             , 1998, and is
first being mailed to the stockholders of Healthcare Realty and Capstone on or
about             , 1998.

                         (HEALTHCARE REALTY TRUST LOGO)

                        3310 WEST END AVENUE, SUITE 700
                           NASHVILLE, TENNESSEE 37203
                                 (615) 269-8175

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 1998

TO THE STOCKHOLDERS OF
HEALTHCARE REALTY TRUST INCORPORATED:

     Notice is hereby given that a special meeting of the stockholders of Healthcare Realty Trust Incorporated ("Healthcare Realty") will be held on
            ,        , 1998, at        .m. (local time) at Healthcare Realty
Trust Incorporated, The Board Room, 3310 West End Avenue, Suite 700, Nashville, Tennessee, to consider and vote on a proposal to issue shares of common stock and 8 7/8% Series A Voting Cumulative Preferred Stock of Healthcare Realty in connection with the transactions contemplated in the Plan and Agreement of Merger, dated as of June 8, 1998, among Healthcare Realty, HR Acquisition I Corporation and Capstone Capital Corporation.

     The Board of Directors has fixed the close of business on             ,
1998 as the record date for determining stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

                                          By Order of the Board of Directors

                                          David R. Emery
                                          Chairman and Chief Executive Officer

Nashville, Tennessee
            , 1998

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                            (CAPSTONE CAPITAL LOGO)
                          CAPSTONE CAPITAL CORPORATION
                       1000 URBAN CENTER DRIVE, SUITE 630
                           BIRMINGHAM, ALABAMA 35242
                                 (205) 967-2092

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 1998

TO THE STOCKHOLDERS OF
CAPSTONE CAPITAL CORPORATION:

     Notice is hereby given that a special meeting of the holders of common stock and 8 7/8% Series A Cumulative Preferred Stock of Capstone Capital
Corporation ("Capstone") will be held on                ,                , 1998,
at                  .m. (local time) at the Richard M. Scrushy Conference
Center, Two HealthSouth Parkway, Birmingham, Alabama. At the meeting, holders of Capstone common stock and preferred stock will consider and vote on a proposal to approve the merger as described in the Plan and Agreement of Merger, dated as of June 8, 1998, among Capstone, Healthcare Realty Trust Incorporated and HR Acquisition I Corporation.

     The Board of Directors has fixed the close of business on             ,
1998 as the record date for determining stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

                                          By Order of the Board of Directors

                                          Richard M. Scrushy
                                          Chairman

Birmingham, Alabama
            , 1998

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    3
  The Companies.............................................    3
  Special Stockholders Meetings.............................    3
  Recommendations to Stockholders...........................    3
  Record Dates; Voting Powers...............................    3
  Vote Required.............................................    4
  The Merger................................................    4
  Background of the Merger..................................    4
  Reasons for the Merger....................................    4
  Opinions of Financial Advisors............................    4
  Federal Income Tax Consequences...........................    4
  Accounting Treatment......................................    5
  Interests of Certain Persons in the Merger................    5
  Conditions to Completion of the Merger....................    5
  Termination of the Merger Agreement.......................    6
  Comparative Per Share Market Price Information............    6
  Forward-Looking Statements May Prove Inaccurate...........    6
  Ownership of Healthcare Realty Following the Merger.......    7
  Board of Directors and Management of Healthcare Realty
     After the Merger.......................................    7
  Termination Fee...........................................    7
  No Appraisal Rights.......................................    7
  Listing of Healthcare Realty Stock........................    7
  Dividends After the Merger................................    7
  Summary Historical Consolidated Financial Information.....    8
  Summary Pro Forma Consolidated Financial Information......    9
  Comparative Per Share Data................................   10
THE SPECIAL MEETINGS OF STOCKHOLDERS........................   11
  Voting Rights; Votes Required for Approval................   11
  Proxies...................................................   12
THE MERGER..................................................   14
  Description of the Merger.................................   14
  Capstone Securities.......................................   14
  Healthcare Realty Securities..............................   15
  Exchange of Certificates..................................   15
  Background of the Merger..................................   16
  Capstone's Reasons for the Merger; Recommendation of the
     Capstone Board.........................................   22
  Healthcare Realty's Reasons for the Merger; Recommendation
     of the Healthcare Realty Board.........................   25
  Opinion of Capstone's Financial Advisor...................   26
  Opinion of Healthcare Realty's Financial Advisor..........   30
  Accounting Treatment......................................   34
  Certain Federal Income Tax Consequences...................   34
  Interests of Certain Persons in the Merger................   36
  Comparison of Rights of Stockholders......................   36
  No Appraisal Rights.......................................   36
  Board of Directors and Management of Healthcare Realty
     After the Merger.......................................   36
  Restrictions on Resales by Affiliates.....................   36
THE MERGER AGREEMENT........................................   37
  Conditions to the Merger..................................   37
  Conduct of Business Prior to the Merger and Other
     Covenants..............................................   38
  Termination of the Merger Agreement.......................   38

                                                              PAGE
                                                              ----
  Non-Solicitation..........................................   39
  Termination Fee; Expenses.................................   39
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................   40
  Market Prices.............................................   40
  Dividends.................................................   42
CERTAIN TRANSACTIONS........................................   43
  Restricted Stock and Stock Options........................   43
  Consulting and Non-Competition Agreements.................   43
  Office Furniture, Fixtures and Equipment..................   44
INFORMATION ABOUT HEALTHCARE REALTY.........................   44
  Recent Developments.......................................   44
INFORMATION ABOUT CAPSTONE..................................   45
DESCRIPTION OF HEALTHCARE REALTY COMMON STOCK...............   45
  Restrictions on Transfer..................................   45
  Business Combinations.....................................   46
  Control Share Acquisitions................................   46
  Dividend Reinvestment Plan and Employee Stock Purchase
     Plan...................................................   47
  Transfer Agent and Registrar..............................   47
DESCRIPTION OF HEALTHCARE REALTY PREFERRED STOCK............   47
  Rank......................................................   48
  Dividends.................................................   48
  Redemption................................................   49
  Liquidation Preference....................................   50
  Voting Rights.............................................   50
  Restrictions on Transfer..................................   50
  Transfer Agent and Registrar..............................   51
COMPARATIVE RIGHTS OF COMMON STOCKHOLDERS OF CAPSTONE AND
  HEALTHCARE REALTY.........................................   51
  Voting Rights.............................................   51
  Change of Control.........................................   51
  Board of Directors........................................   52
  Removal of Directors......................................   52
  Limitation on Personal Liability of Directors and
     Officers; Indemnification..............................   52
  Rights of Stockholders to Call Special Meetings...........   54
  Authorized Stock..........................................   54
  Restrictions on Ownership and Transfer....................   54
  Dividend Reinvestment Plan................................   55
  Amendment of Articles and Bylaws..........................   55
COMPARATIVE RIGHTS OF PREFERRED STOCKHOLDERS OF CAPSTONE AND
  HEALTHCARE REALTY.........................................   56
  Voting Rights.............................................   56
  Par Value.................................................   56
  Dividend Payment Dates....................................   56
  Restriction on Ownership and Transfer.....................   56
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION...............................................   57
WHERE YOU CAN FIND MORE INFORMATION.........................   64
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................   66
LEGAL MATTERS...............................................   66
EXPERTS.....................................................   66
Annex A -- Plan and Agreement of Merger.....................  A-1
Annex B -- Opinion of Salomon Smith Barney..................  B-1
Annex C -- Opinion of NationsBanc Montgomery Securities
  LLC.......................................................  C-1

                             QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: Healthcare Realty and Capstone are proposing to merge because they believe that by combining they will be able to provide their respective stockholders with substantial benefits and better serve their clients. The companies also think that, by combining, they can create a company that is better positioned to be a strong competitor in the rapidly changing real estate market and to serve the real estate needs of the healthcare industry.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Capstone common stockholders will receive .8518 shares of Healthcare Realty common stock in exchange for each share of Capstone common stock owned by them. Healthcare Realty will not, however, issue any fractional shares of common stock. Instead, for any fraction of a share of common stock, you will receive cash equal to the fraction multiplied by $28.5625.

    For example, if you own ten shares of Capstone common stock, upon completion of the merger you'll have the right to receive eight shares of Healthcare Realty common stock and a check for $14.80 (0.518 of a share of Healthcare Realty common stock multiplied by $28.5625).

    Capstone preferred stockholders will receive one share of Healthcare Realty voting preferred stock for each share of Capstone preferred stock owned by them. The Capstone preferred stock is not voting stock except in special circumstances.

     Healthcare Realty common stockholders will continue to own the shares of Healthcare Realty common stock they now own.

Q:  WHAT HAPPENS AS THE MARKET PRICE OF HEALTHCARE REALTY COMMON STOCK
    FLUCTUATES?

A: The exchange ratio is fixed at .8518. Because the market value of Healthcare Realty common stock will fluctuate before and after the completion of the merger, the value of the Healthcare Realty common stock that holders of Capstone common stock will receive in the merger will fluctuate as well and could decrease.

Q:  WHAT WILL HAPPEN TO CAPSTONE IN THE MERGER?

A: Capstone will merge with a subsidiary of Healthcare Realty and will survive but will no longer be an independent company. The businesses and operations of Healthcare Realty and Capstone will be combined, and Capstone will become a wholly owned subsidiary of Healthcare Realty. Accordingly, Capstone stockholders will own a portion of the combined company, which will be represented by the shares of Healthcare Realty common stock and preferred stock that they will receive in the merger.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:  Healthcare Realty and Capstone hope to complete the merger by
                   , 1998.

Q:  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: For federal income tax purposes, it is anticipated that your exchange of shares of Capstone common stock or Capstone preferred stock for shares of Healthcare Realty common stock or Healthcare Realty preferred stock in the merger generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with any cash received instead of fractional shares. A more detailed review of certain federal income tax consequences of the merger is provided at page 34 of this document.

    Healthcare Realty stockholders will experience no tax effect.

Q:  WHAT ABOUT FUTURE DIVIDENDS?

A: Historically, each of Healthcare Realty and Capstone has paid dividends. Healthcare Realty expects to pay dividends in the future consistent with past practice, subject to Healthcare Realty's financial condition and results of operations.

Q:  WHAT DO I NEED TO DO NOW?

A: Just indicate on the enclosed proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your special stockholders' meeting. If you sign and send in your proxy but don't indicate how you want to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your meeting.

    If you are a Capstone stockholder and don't vote on the merger or if you abstain, the effect will be a vote against the merger unless you vote in person at the Capstone special meeting.

    If you are a Healthcare Realty stockholder and don't vote on the issuance of additional shares of capital stock or if you abstain, there will be no effect on the result of the vote unless you vote in person at the Healthcare Realty special meeting.

    You are invited to the applicable special stockholders' meeting to vote your shares in person, rather than signing and mailing your proxy card. If you sign your proxy card, you can take back your proxy until the applicable special stockholders' meeting and either change your vote or attend the special stockholders' meeting and vote in person. More detailed instructions about voting are provided beginning on page 11 of this document.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Only if you provide instructions on how your broker should vote. Your broker will ask you for instructions. You should instruct your broker how to vote your shares, following the directions your broker provides. Without instructions from you, your broker will not vote your shares, and if you are a Capstone stockholder, this will effectively be a vote against the merger.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Capstone stockholders should not send in their Capstone stock certificates now. After the merger is completed, you will be sent written instructions on how to exchange your Capstone stock for Healthcare Realty stock.

    Healthcare Realty stockholders do not need to send their Healthcare Realty stock certificates. The merger will have no effect on outstanding certificates for Healthcare Realty stock.

Q:  WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT THE MERGER?

A: If you are a Capstone stockholder and you have more questions about the merger, you should contact:

    Capstone Capital Corporation 1000 Urban Center Drive, Suite 630 Birmingham, Alabama 35242 Attention: Malcolm E. "Tadd" McVay Phone Number: (205) 967-2092

    If you are a Healthcare Realty stockholder and you have more questions about the merger, you should contact:

    Healthcare Realty Trust Incorporated 3310 West End Avenue, Suite 700 Nashville, Tennessee 37203 Attention: Fredrick M. Langreck Phone Number:
    (615) 269-8175

                                    SUMMARY

     This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred you in order to understand fully the merger and to obtain a more complete description of the two companies and the legal terms of the merger. See "WHERE YOU CAN FIND MORE INFORMATION" (page 64). Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGES 44 AND 45)

HEALTHCARE REALTY TRUST
INCORPORATED
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
(615) 269-8175

     Healthcare Realty is incorporated in Maryland and is a self-managed and self-administered real estate investment trust which integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States.

CAPSTONE CAPITAL CORPORATION
1000 Urban Center Drive, Suite 630
Birmingham, Alabama 35242
(205) 967-2092

     Capstone is incorporated in Maryland and is a self-managed and self-administered real estate investment trust which owns, leases and invests in a diversified portfolio of healthcare properties.

SPECIAL STOCKHOLDERS MEETINGS (PAGE 11)

     A special meeting of Capstone common stockholders and preferred stockholders will be held at the Richard M. Scrushy Conference Center, Two
HealthSouth Parkway, Birmingham, Alabama, at      .m. on           , 1998. At
the special meeting, stockholders of Capstone will be asked to approve the merger.

     A special meeting of Healthcare Realty stockholders will be held at Healthcare Realty Trust Incorporated, The Board Room, 3310 West End Avenue,
Suite 700, Nashville, Tennessee, at      .m. on           , 1998. At the special
meeting, stockholders of Healthcare Realty will be asked to approve the issuance of shares of capital stock in connection with the merger.

RECOMMENDATIONS TO STOCKHOLDERS (PAGES 25 AND 26)

     To Capstone Stockholders: The Capstone Board believes that the merger is fair to you and in the best interests of Capstone, and unanimously recommends that you vote "FOR" the proposal to approve the merger.

     To Healthcare Realty Stockholders: The Healthcare Realty Board believes that the issuance of shares of Healthcare Realty capital stock in connection with the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to issue such shares in the merger.

RECORD DATES; VOTING POWERS (PAGES 11 AND 12)

     The Capstone Board set           , 1998 as the record date for determining
the Capstone stockholders who are entitled to vote on the merger. You can vote at the Capstone special meeting if you owned Capstone common stock or preferred
stock as of the close of business on that date. On that date,           shares
of Capstone common stock were outstanding and 3,000,000 shares of Capstone preferred stock were outstanding and therefore are allowed to vote at the Capstone special meeting. You will be able to cast one vote for each share of
Capstone stock you owned on           , 1998.

     The Healthcare Realty Board set           , 1998 as the record date for
determining the Healthcare Realty stockholders who are entitled to vote on the issuance of the shares in the merger. You can vote at the Healthcare Realty special meeting if you owned Healthcare Realty common stock as of the close of
business on that date. On that date,           shares of Healthcare Realty
common stock were outstanding and therefore are allowed to vote at the Healthcare Realty special meeting. You will be able to cast one vote for each
share of Healthcare Realty stock you owned on           , 1998.

VOTE REQUIRED (PAGES 11 AND 12)

     To Capstone Stockholders: In order for the merger to be approved, the holders of two-thirds of the outstanding shares of Capstone common stock and
two-thirds of the outstanding shares of Capstone preferred stock on           ,
1998, voting separately as a class, must vote in favor of the merger. The
directors and officers of Capstone can cast a total of approximately      % of
the votes entitled to be cast at the Capstone special meeting. We expect that they will vote all of their shares in favor of the merger.

     To Healthcare Realty Stockholders: In order to approve the issuance of shares of Healthcare Realty capital stock in connection with the merger, the holders of a majority of the votes cast at the Healthcare Realty special meeting must vote in favor of the issuance. The directors and officers of Healthcare
Realty can cast a total of approximately      % of the votes entitled to be cast
at the Healthcare Realty special meeting. We expect that they will vote all of their shares in favor of the issuance of shares of Healthcare Realty stock in the merger.

THE MERGER (PAGE 14)

     Healthcare Realty and Capstone have entered into a merger agreement that governs the merger. The merger agreement is attached to this Joint Proxy Statement-Prospectus as Annex A, and we encourage you to read it.

BACKGROUND OF THE MERGER (PAGE 16)

     The Capstone Board determined to solicit indications of interest for the purchase of its business. It discussed a transaction with a number of companies, including Healthcare Realty. After negotiations, the Capstone Board approved the merger. The exchange ratio of .8518 shares is equivalent to $24.33 per share based on the closing price of Healthcare Realty common stock on May 13, 1998.

REASONS FOR THE MERGER (PAGES 22 AND 25)

     The merger will combine the strengths of Healthcare Realty and Capstone. The companies expect that the combined company resulting from the merger should be able to achieve superior financial performance compared to the individual companies on their own.

OPINIONS OF FINANCIAL ADVISORS (PAGES 26 AND 30)

     Smith Barney Inc. and Salomon Brothers Inc (collectively doing business as Salomon Smith Barney) have acted as financial advisors to Capstone in connection with the merger and have delivered to the Capstone Board a written opinion dated June 8, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the exchange ratio was fair, from a financial point of view, to the holders of Capstone common stock. We have attached this opinion as Annex B to this document. Capstone stockholders should read it carefully. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE CAPSTONE BOARD AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CAPSTONE SPECIAL MEETING.

     In deciding to approve the merger, the Healthcare Realty Board considered an opinion delivered June 8, 1998 by its financial advisor, NationsBanc Montgomery Securities LLC, that the merger consideration to be paid by Healthcare Realty was fair to Healthcare Realty, from a financial point of view as of that date. We have attached this opinion as Annex C to this document. Healthcare Realty stockholders should read it carefully. THE OPINION OF NATIONSBANC MONTGOMERY SECURITIES LLC IS DIRECTED TO THE HEALTHCARE REALTY BOARD, COVERS ONLY THE FINANCIAL FAIRNESS TO HEALTHCARE REALTY OF THE CONSIDERATION TO BE PAID BY HEALTHCARE REALTY IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HEALTHCARE REALTY SPECIAL MEETING.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 34)

     We have structured the merger with the intent that Capstone, Healthcare Realty, and their respective stockholders won't recognize any gain or loss for U.S. federal income tax purposes in the merger, except in connection with cash received instead of fractional shares by Capstone common stockholders. The merger is conditioned on receipt of legal opinions that this will be the case, but these opinions won't bind the Internal Revenue Service, which could take a different view. Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

ACCOUNTING TREATMENT (PAGE 34)

     We expect the merger to be accounted for as a purchase in accordance with generally accepted accounting principles.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 36)

     If you are a Capstone stockholder, in considering the Capstone Board's recommendation that you vote in favor of the merger, you should be aware that several of the Capstone directors and officers have agreements that provide them with interests in the merger that are different from, or in addition to, yours. They include:

- Prior to the completion of the merger, the vested and unvested restricted shares of Capstone common stock held by certain officers and directors of Capstone will be redeemed for $24.33 per share, to be paid by Capstone from available cash or borrowings by Capstone repayable from cash flow generated by Capstone's operations. At the completion of the merger, Healthcare Realty will buy each outstanding option to purchase Capstone common stock for a purchase price of $24.33 per share less the stated exercise price of such option.

- As of July   , 1998, the directors and executive officers of Capstone
  beneficially owned a total of        shares of Capstone common stock
  (excluding the restricted shares and options mentioned above). Based upon the exchange ratio of .8518, this would result in these individuals receiving an
  aggregate of approximately        shares of Healthcare Realty common stock
  upon consummation of the merger.

- Richard M. Scrushy, the Chairman of Capstone, Michael D. Martin, a director of Capstone, and John W. McRoberts, the President and Chief Executive Officer of Capstone, each of whom is a founder of Capstone, will each enter into consulting and non-competition agreements with Healthcare Realty as a condition to the completion of the merger.

- Simultaneously with the completion of the merger, Capstone and certain of its subsidiaries will sell all of the personal property at Capstone's headquarters used by Capstone or its subsidiaries, excluding certain assets, to Orthopaedic Surgeons, Inc., a Delaware corporation the majority of the capital stock of which is owned by HEALTHSOUTH Corporation and MedPartners, Inc. Healthcare Realty has granted Orthopaedic Surgeons, Inc. the right to lease the assets and sublease the facility at fair market rents for a period of one year or less.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 37)

     The completion of the merger depends on a number of conditions being met, including without limitation the following:

- Stockholders of Capstone approving the merger;

- Stockholders of Healthcare Realty approving the issuance of capital stock in connection with the merger;

- The New York Stock Exchange having authorized for listing the shares of Healthcare Realty common stock and preferred stock to be issued to stockholders of Capstone in the merger;

- The absence of any court order preventing or materially delaying completion of the merger, or materially limiting Healthcare Realty's ability to exercise full rights of ownership of the assets or business of Capstone;

- Receipt of an opinion of legal counsel to Capstone that the U.S. federal income tax treatment in the merger will generally be as described to you in this document;

- Richard M. Scrushy, Michael D. Martin and John W. McRoberts, the Chairman, a director, and the President and Chief Executive Officer of Capstone, respectively, entering into consulting and non-competition agreements with Healthcare Realty; and

- Receipt of all consents, orders and approvals legally required for consummation of the merger.

     In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger. We cannot be certain whether or when any of the conditions we have listed will be satisfied (or waived, where permissible), or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE 38)

     The parties can agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of Capstone have already voted to approve it. Also, Healthcare Realty can terminate the merger agreement if the Capstone Board fails to recommend the merger or withdraws its recommendation that stockholders of Capstone approve the merger.

     Additionally, either company can terminate the merger agreement in the following circumstances:

- If the merger is not completed by December 31, 1998;

- If the other party fails to perform any agreement in any material respect and fails to cure such failure in all material respects within 15 days after notice by the terminating party or fails to complete a condition to its obligations by reason of a breach by that party of its obligations; or

- If Capstone executes an agreement in connection with a separate acquisition proposal.

     Generally, a party can only terminate the merger agreement in one of the preceding situations if that party is not in violation of the merger agreement or if its violations of the merger agreement are not the cause of the event permitting its termination.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 40)

     Common Stock. Shares of Healthcare Realty common stock are listed on the New York Stock Exchange. On June 8, 1998, the day of the public announcement of the merger, Healthcare Realty's common stock closed at $28.625 per share. On
            , 1998, Healthcare Realty's common stock closed at $     per share.

     Shares of Capstone common stock are listed on the New York Stock Exchange. On June 8, 1998, the day of the public announcement of the merger, Capstone's
common stock closed at $22.8125 per share. On             , 1998, Capstone's
common stock closed at $     per share.

     Based on the exchange ratio in the merger of .8518 and the closing price of
Healthcare Realty common stock on             , 1998 of $          , the market
value of the consideration that stockholders of Capstone will receive in the
merger for each share of Capstone common stock would be $          . Of course,
the market price of Healthcare Realty common stock will fluctuate prior to and after completion of the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Healthcare Realty common stock.

     Preferred Stock. Shares of Healthcare Realty preferred stock have not been issued but are expected to be listed on the New York Stock Exchange upon consummation of the merger. Prior to this offering, there has been no market for Healthcare Realty preferred stock.

     Shares of Capstone preferred stock are listed on the New York Stock Exchange. On June 8, 1998, the day of the public announcement of the merger,
Capstone's preferred stock closed at $24.25 per share. On             , 1998,
Capstone's preferred stock closed at $     per share.

     For each issued and outstanding share of Capstone preferred stock, holders will receive one share of Healthcare Realty preferred stock having substantially the same rights and preferences as the Capstone preferred stock, except that the Healthcare Realty preferred stock will have additional voting rights. The market price of Healthcare Realty preferred stock, once it begins trading after completion of the merger, may not directly correlate to the market price of Capstone preferred stock prior to the merger.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 66)

     We have made forward-looking statements in this document (and in documents to which we refer) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of the companies and the combined company after the merger and could cause those results or performance to differ materially from those ex-pressed in our forward-looking statements. These possible events or factors include the following:

- We encounter problems or delays in bringing together the two companies, either before or after the merger is consummated;

- Legal and regulatory risks and uncertainties;

- Economic, political and competitive forces affecting the companies' businesses, markets, constituencies or securities; and

- The risk that our analyses of these risks and forces could be incorrect, or that the strategies developed to deal with them may not succeed.

OWNERSHIP OF HEALTHCARE REALTY
FOLLOWING THE MERGER (PAGE 15)

     Healthcare Realty will issue approximately 18.9 million shares of Healthcare Realty common stock and 3.0 million shares of preferred stock to Capstone stockholders in the merger. Based on those numbers, the shares of Healthcare Realty common stock issued to Capstone stockholders in the merger
will constitute approximately      % of the outstanding common stock of
Healthcare Realty after the merger, and the shares of Healthcare Realty preferred stock issued to Capstone stockholders in the merger will constitute 100% of the outstanding preferred stock of Healthcare Realty after the merger.

BOARD OF DIRECTORS AND
MANAGEMENT OF HEALTHCARE REALTY
AFTER THE MERGER (PAGE 36)

     When the merger is complete, the current executive officers of Healthcare Realty will continue as executive officers, and the Healthcare Realty Board will consist of its current eight members. Executive officers and directors of Healthcare Realty will serve in such capacities with Capstone after the merger. None of the executive officers or members of the Capstone Board will continue to serve as such after the merger.

TERMINATION FEE (PAGE 39)

     The merger agreement requires Capstone to pay to Healthcare Realty a termination fee of $20 million if the merger agreement is terminated under certain circumstances. Under other circumstances, Healthcare Realty or Capstone must pay the expenses of the other party.
NO APPRAISAL RIGHTS (PAGE 36)

     Under Maryland law, Capstone stockholders do not have any right to dissent from the merger and receive the appraised value of their shares in cash rather than Healthcare Realty capital stock.

LISTING OF HEALTHCARE REALTY STOCK
(PAGE 40)

     The shares of Healthcare Realty common stock and preferred stock issued in connection with the merger will be listed on the New York Stock Exchange.

DIVIDENDS AFTER THE MERGER
(PAGE 42)

     Historically, each of Healthcare Realty and Capstone has paid dividends. Healthcare Realty expects to pay dividends in the future consistent with past practice, subject to Healthcare Realty's financial condition and results of operations.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     We are providing the following summary financial information to aid you in your analysis of the financial aspects of the merger. This information was derived from our historical financial statements (and related notes) contained in the annual reports and other information that we have filed with the Securities and Exchange Commission and should be read in conjunction with that information. See "WHERE YOU CAN FIND MORE INFORMATION" on page 64. The historical financial statements for the full years were audited; those for interim periods were not audited. The unaudited financial information reflects all adjustments (consisting only of normal recurring accruals) which we respectively consider necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year, and historical results are not necessarily indicative of future results.

                      HEALTHCARE REALTY TRUST INCORPORATED

                                  THREE MONTHS ENDED
                                       MARCH 31,                YEARS ENDED DECEMBER 31,             FROM INCEPTION
                                  -------------------   -----------------------------------------   (JUNE 3, 1993) TO
                                    1998       1997       1997       1996       1995       1994     DECEMBER 31, 1993
                                  --------   --------   --------   --------   --------   --------   -----------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Income Data:
  Revenues......................  $ 17,333   $ 12,842   $ 59,796   $ 38,574   $ 33,361   $ 24,226       $  7,135
  Net income....................     8,606      6,339     31,212     19,732     18,258     15,716          3,950
  Net income per share --
    Basic.......................  $   0.44   $   0.39   $   1.71   $   1.52   $   1.41   $   1.33       $   0.64
  Net income per share --
    Diluted.....................  $   0.43   $   0.38   $   1.68   $   1.49   $   1.41   $   1.33       $   0.63
Balance Sheet Data (at end of
  period):
  Real estate properties, net...  $474,476   $423,178   $470,981   $416,034   $318,480   $280,767       $133,393
  Total assets..................   507,936    479,463    488,514    427,505    336,778    283,190        134,070
  Senior notes payable..........    90,000     90,000     90,000     90,000         --         --             --
  Bank credit facility..........        --         --     11,300     71,900         --     37,300         21,000
  Serial and term bonds
    payable.....................        --         --         --      6,719      2,970      3,075             --
  Total stockholders' equity....   409,088    378,739    376,472    245,964    234,448    236,340        108,190

                          CAPSTONE CAPITAL CORPORATION

                                        THREE MONTHS ENDED
                                             MARCH 31,           YEARS ENDED DECEMBER 31,        FROM INCEPTION
                                        -------------------   ------------------------------   (JUNE 30, 1994) TO
                                          1998       1997       1997       1996       1995     DECEMBER 31, 1994
                                        --------   --------   --------   --------   --------   ------------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Income Data:
  Revenues............................  $ 20,637   $ 11,284   $ 57,178   $ 35,952   $ 24,707        $  8,240
  Net income..........................    10,192      6,245     28,881     18,914      9,708           4,763
  Net income per share --
    Basic.............................  $   0.42   $   0.43   $   1.76   $   1.71   $   1.55        $   0.80
  Net income per share --
    Diluted...........................  $   0.42   $   0.43   $   1.75   $   1.68   $   1.55        $   0.80
Balance Sheet Data (at end of period):
  Real estate properties, net.........  $548,934   $342,186   $526,047   $303,997   $207,257        $151,328
  Mortgage notes receivable...........   188,630     67,506    170,066     39,326     24,989          13,224
  Total assets........................   771,170    427,519    723,291    356,695    240,625         166,364
  Convertible subordinated
    debentures........................    72,952     84,310     72,684     17,657     43,947              --
  Bank credit facility................   126,200     68,800    172,950     68,500     30,225          67,500
  Mortgage notes payable..............    61,360     23,184     56,944     23,228         --              --
  Total stockholders' equity..........   488,142    241,578    372,233    241,556    163,747          98,389

              SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     In the table below, we present combined balance sheet information for Healthcare Realty and Capstone as of March 31, 1998, as if the merger had been completed on March 31, 1998. We present combined statement of income information for Healthcare Realty and Capstone for the fiscal year ended December 31, 1997 and the three months ended March 31, 1998, as if the merger had been completed on January 1, 1997. The merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16.

     It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the merger had been completed on those dates. It is also important to remember that this information does not necessarily reflect future financial performance if the merger actually occurs.

     See "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION" beginning on page 57 of this Joint Proxy Statement-Prospectus for a more detailed explanation of this analysis.

                                                               THREE MONTHS
                                                                   ENDED             YEAR ENDED
                                                              MARCH 31, 1998     DECEMBER 31, 1997
                                                              ---------------    ------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Income Data:
  Revenues..................................................    $   37,970            $116,974
  Net income................................................        17,898              55,073
  Net income per share -- Basic.............................    $     0.44            $   1.71
  Net income per share -- Diluted...........................    $     0.44            $   1.71
Balance Sheet Data (at end of period):
  Real estate properties, net...............................    $1,187,421                  --
  Mortgage notes receivable.................................       198,062                  --
  Total assets..............................................     1,439,562                  --
  Senior notes payable......................................        90,000                  --
  Convertible subordinated debentures.......................        78,693                  --
  Bank credit facility......................................       162,487                  --
  Mortgage notes payable....................................        63,229                  --
  Total stockholders' equity................................     1,013,789                  --

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain book value, net income, dividends and funds from operations per share data for Healthcare Realty and Capstone on a historical and pro forma basis. The pro forma earnings per share data are derived from the Unaudited Pro Forma Condensed Consolidated Financial Information appearing elsewhere in this Joint Proxy Statement-Prospectus beginning on page 57, which gives effect to the merger as if the merger had been consummated at the beginning of the earliest period presented. The information set forth below should be read in conjunction with the Summary Historical Consolidated Financial Information of Healthcare Realty and Capstone appearing on page 8 of this Joint Proxy Statement-Prospectus, the Unaudited Pro Forma Condensed Consolidated Financial Information, including the notes thereto, beginning on page 57 of this Joint Proxy Statement-Prospectus and the consolidated financial statements of Healthcare Realty and Capstone, including the notes thereto, included in documents incorporated by reference in this Joint Proxy Statement-Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 64.

                                                                                        CAPSTONE
                                                         HEALTHCARE REALTY       -----------------------
                                                       ----------------------                 PRO FORMA
                                                       HISTORICAL   PRO FORMA    HISTORICAL   EQUIVALENT
                                                       ----------   ---------    ----------   ----------
Book value per common share:
  March 31, 1998.....................................    $19.79      $22.11        $21.77       $18.83
  December 31, 1997..................................    $19.52      $21.32        $21.47       $18.16
Net income per common and common equivalent share:
     Three months ended March 31, 1998 --
       Basic.........................................    $ 0.44      $ 0.44        $ 0.42       $ 0.37
       Diluted.......................................    $ 0.43      $ 0.44        $ 0.42       $ 0.37
     Year ended December 31, 1997 --
       Basic.........................................    $ 1.71      $ 1.71        $ 1.76       $ 1.46
       Diluted.......................................    $ 1.68      $ 1.71        $ 1.75       $ 1.46
Dividends declared and paid per share:
     Three months ended March 31, 1998...............    $ 0.51      $ 0.51        $ 0.49       $ 0.43
     Year ended December 31, 1997....................    $ 1.99      $ 1.99        $ 1.89       $ 1.70
Funds from operations per common and common
  equivalent share(1):
     Three months ended March 31, 1998 --
       Basic.........................................    $ 0.60      $ 0.62        $ 0.51       $ 0.53
       Diluted.......................................    $ 0.59      $ 0.61        $ 0.50       $ 0.52
     Year ended December 31, 1997 --
       Basic.........................................    $ 2.32      $ 2.43        $ 2.08       $ 2.07
       Diluted.......................................    $ 2.28      $ 2.42        $ 2.06       $ 2.06

---------------

(1) Funds from operations, as defined by the National Association of Real Estate Investment Trusts, Inc. 1995 White Paper, means net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation from real estate assets. Healthcare Realty and Capstone consider funds from operations to be an informative measure of the performance of an equity real estate investment trust and consistent with measures used by analysts to evaluate equity real estate investment trusts. Funds from operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs, and should not be considered as an alternative to net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. The calculation of Capstone's historical funds from operations per share presented above has been conformed to Healthcare Realty's method of calculation. For additional information, see the notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

                      THE SPECIAL MEETINGS OF STOCKHOLDERS

     This Joint Proxy Statement-Prospectus is being furnished on or about
               , 1998 to the holders (the "Capstone Stockholders") of shares of common stock, $.001 par value per share ("Capstone Common Stock"), and of shares of 8 7/8% Series A Cumulative Preferred Stock, $.001 par value per share ("Capstone Preferred Stock"), of Capstone Capital Corporation, a Maryland corporation ("Capstone"), and to the holders (the "Healthcare Realty Stockholders") of shares of common stock, $.01 par value per share ("Healthcare Realty Common Stock"), of Healthcare Realty Trust Incorporated, a Maryland corporation ("Healthcare Realty"), for use at special meetings of the Capstone
Stockholders and the Healthcare Realty Stockholders to be held on             ,
1998 (the "Capstone Special Meeting" and the "Healthcare Realty Special Meeting," respectively) to consider and vote upon the merger (the "Merger") of a subsidiary of Healthcare Realty into Capstone and the related Plan and Agreement of Merger (the "Merger Agreement").

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     To Capstone Stockholders:  The Board of Directors of Capstone (the
"Capstone Board") has fixed             , 1998 as the record date (the "Capstone
Record Date") for the determination of the Capstone Stockholders entitled to receive notice of and to vote at the Capstone Special Meeting. Accordingly, only Capstone Stockholders of record at the close of business on the Capstone Record Date will be entitled to notice of and to vote at the Capstone Special Meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Capstone Common Stock and of at least two-thirds of the outstanding shares of Capstone Preferred Stock, each voting separately as a class, is required to approve the Merger and the Merger Agreement. At the close of
business on the Capstone Record Date, there were                shares of
Capstone Common Stock and 3,000,000 shares of Capstone Preferred Stock entitled to vote at the Capstone Special Meeting, which shares were held by approximately
               and                holders of record, respectively. Each share of
Capstone Common Stock and each share of Capstone Preferred Stock outstanding on the Capstone Record Date entitles its holder to one vote as to the approval of the Merger and the Merger Agreement.

     Capstone will count shares of Capstone Common Stock and Capstone Preferred Stock present in person at the Capstone Special Meeting but not voting, and shares of Capstone Common Stock and Capstone Preferred Stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the Capstone Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. In addition, broker non-votes will be counted as present for purposes of determining whether a quorum exists.

     As of the Capstone Record Date, directors and executive officers of
Capstone beneficially owned approximately                shares of Capstone
Common Stock, or approximately      % of the shares of Capstone Common Stock
entitled to vote at the Capstone Special Meeting. It is currently expected that each such director and executive officer of Capstone will vote the shares of Capstone Common Stock beneficially owned by him for approval of the Merger and the Merger Agreement.

     Additional information with respect to beneficial ownership of Capstone Common Stock by individuals and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Capstone Common Stock by directors and executive officers of Capstone are contained in Capstone's Proxy Statement for its 1998 annual meeting of stockholders, the relevant portions of which are incorporated by reference into Capstone's Annual Report on Form 10-K for the year ended December 31, 1997. See "WHERE YOU CAN FIND MORE INFORMATION."

     To Healthcare Realty Stockholders:  The Board of Directors of Healthcare
Realty (the "Healthcare Realty Board") has fixed             , 1998 as the
record date (the "Healthcare Realty Record Date") for the determination of the Healthcare Realty Stockholders entitled to receive notice of and to vote at the Healthcare Realty Special Meeting. Accordingly, only Healthcare Realty Stockholders of record at the close of business on the Healthcare Realty Record Date will be entitled to notice of and to vote at the Healthcare Realty Special Meeting. The affirmative vote of the holders of at least a majority of the votes cast at the Healthcare Realty Special Meeting must vote in favor of the issuance of Healthcare Realty capital stock in connection with the Merger; provided, however, that the total vote cast on the proposal represents over 50% in interest of all Healthcare Realty Common Stock entitled to vote on the proposal. At the close of business on the Healthcare
Realty Record Date, there were                shares of Healthcare Realty Common
Stock entitled to vote at the Healthcare Realty Special Meeting, which shares
were held by approximately                holders of record; no shares of
Healthcare Realty Preferred Stock were outstanding on the Healthcare Realty Record Date. Each share of Healthcare Realty Common Stock outstanding on the Healthcare Realty Record Date entitles its holder to one vote as to the approval of the issuance of Healthcare Realty capital stock in connection with the Merger.

     Healthcare Realty will count shares of Healthcare Realty Common Stock present in person at the Healthcare Realty Special Meeting but not voting, and shares of Healthcare Realty Common Stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the Healthcare Realty Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. In addition, broker non-votes will be counted as present for purposes of determining whether a quorum exists.

     As of the Healthcare Realty Record Date, directors and executive officers
of Healthcare Realty beneficially owned approximately                shares of
Healthcare Realty Common Stock, or approximately      % of the shares entitled
to vote at the Healthcare Realty Special Meeting. It is currently expected that each such director and executive officer of Healthcare Realty will vote the shares of Healthcare Realty Common Stock beneficially owned by him or her for approval of the issuance of Healthcare Realty capital stock in connection with the Merger.

     Additional information with respect to beneficial ownership of Healthcare Realty Common Stock by individuals and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Healthcare Realty Common Stock by directors and executive officers of Healthcare Realty are contained in Healthcare Realty's Proxy Statement for its 1998 annual meeting of stockholders, the relevant portions of which are incorporated by reference into Healthcare Realty's Annual Report on Form 10-K for the year ended December 31, 1997. See "WHERE YOU CAN FIND MORE INFORMATION."

PROXIES

     All shares of capital stock represented at the special meetings by properly executed proxies will be voted in accordance with the instructions indicated in such proxies, except to the extent such proxies are revoked in advance of a vote. IF A CAPSTONE STOCKHOLDER SIGNS AND RETURNS A PROXY WITHOUT VOTING INSTRUCTIONS, AND THE PROXY IS NOT REVOKED, THE PROXY WILL BE VOTED FOR THE APPROVAL OF THE MERGER. IF A HEALTHCARE REALTY STOCKHOLDER SIGNS AND RETURNS A PROXY WITHOUT VOTING INSTRUCTIONS, AND THE PROXY IS NOT REVOKED, THE PROXY WILL BE VOTED FOR THE APPROVAL OF THE ISSUANCE OF HEALTHCARE REALTY CAPITAL STOCK IN CONNECTION WITH THE MERGER.

     Both Capstone and Healthcare Realty will treat broker non-votes (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) and abstentions as shares that are present for purposes of determining the presence of a quorum at each of the special meetings. In the case of Capstone stockholders, broker non-votes and abstentions will have the effect of a vote against the proposal to approve the Merger and the Merger Agreement. In the case of Healthcare Realty stockholders, broker non-votes and abstentions will have the effect of a vote against the proposal to approve the issuance, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event neither a broker non-vote nor an abstention will have any effect on the result of the vote.

     A stockholder may revoke his or her proxy at any time in advance of a vote by delivering to the Secretary of Healthcare Realty or Capstone, as the case may be, a signed notice of revocation or a later-dated signed proxy or by attending the applicable special meeting and voting in person. Attendance at a special meeting will not, in and of itself, constitute the revocation of a proxy.

     Healthcare Realty and Capstone will share equally the cost of printing and mailing this Joint Proxy Statement-Prospectus. Each company will bear its own expenses of soliciting proxies from its stockholders for its respective meeting. In addition to the solicitation of proxies by mail, Capstone and Healthcare Realty will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Capstone and Healthcare Realty will reimburse such record holders for their reasonable expenses in so doing. If necessary, directors, officers and employees of Capstone or Healthcare Realty may solicit proxies, either personally or by telephone, telegram, facsimile or special delivery letter. These individuals will not receive any special compensation for soliciting proxies, but they will be reimbursed for their out-of-pocket expenses.

     Capstone has retained                to perform solicitation services in
connection with this Joint Proxy Statement-Prospectus. For such services,
                    will receive a fee of approximately $       and will be
reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities incurred in connection with this proxy solicitation.

                                   THE MERGER

DESCRIPTION OF THE MERGER

     At the effective time of the Merger (the "Effective Time"), Capstone will merge with HR Acquisition I Corporation, a Delaware corporation and a wholly owned subsidiary of Healthcare Realty, and Capstone will survive as a wholly owned subsidiary of Healthcare Realty. Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement and described more fully in "THE MERGER AGREEMENT -- Conditions to the Merger" on page 37, the Merger will become effective at such time as the articles of merger (the "Articles of Merger") are accepted for record by the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law ("MGCL"), and upon the filing of a certificate of merger (the "Certificate of Merger") in the office of the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (the "DGCL"). The Merger will have the effect set forth in Section 3-114 of the MGCL and Section 259 of the DGCL, and HR Acquisition I Corporation's amended and restated certificate of incorporation, bylaws, officers and directors as in effect at the Effective Time will be those of HR Acquisition I Corporation.

CAPSTONE SECURITIES

     Immediately prior to the Effective Time, each of the 517,150 shares of Capstone restricted common stock ("Capstone Restricted Stock"), all of which are owned by officers, directors and employees of Capstone, will be redeemed for $24.33 per share in cash. Such amount is equivalent to the Exchange Ratio (defined below) multiplied by the closing price of Healthcare Realty Common Stock on May 13, 1998.

     At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or Capstone Stockholder, the following securities of Capstone will be converted as follows:

     - Each share of Capstone Common Stock (excluding Capstone Restricted Stock, or shares held by Capstone or any of its subsidiaries) will be converted into the fixed amount of .8518 shares (the "Exchange Ratio") of Healthcare Realty Common Stock.

     - Each share of Capstone Preferred Stock will be converted into one share of Healthcare Realty Preferred Stock.

     - All options to purchase shares of Capstone Common Stock (each, a "Capstone Stock Option" and, collectively, representing the right to purchase 973,000 shares) that are then outstanding and unexercised, whether or not then vested or exercisable, will cease to represent rights to acquire shares of Capstone Common Stock and will be purchased for cash in an amount equal to the excess of (i) $24.33 per share over (ii) the stated exercise price of the Capstone Stock Option.

     - All shares of Capstone Common Stock held by Capstone, or by any of its subsidiaries, will be canceled.

     - All of Capstone's 10 1/2% Convertible Subordinated Debentures due 2002 (the "10 1/2% Debentures") will remain outstanding in accordance with the indenture pursuant to which the 10 1/2% Debentures have been issued, and Healthcare Realty will assume each obligation of Capstone contained in the indenture. Each 10 1/2% Debenture will be convertible into that number of shares of Healthcare Realty Common Stock equal to the number of shares of Capstone Common Stock into which such 10 1/2% Debenture was convertible immediately prior to the Effective Time, multiplied by the Exchange Ratio.

     - All of Capstone's 6.55% Convertible Subordinated Debentures due 2002 (the "6.55% Debentures") will remain outstanding in accordance with the indenture pursuant to which the 6.55% Debentures have been issued, and Healthcare Realty will assume each obligation of Capstone contained in the indenture. Each 6.55% Debenture will be convertible into that number of shares of Healthcare Realty Common Stock equal to the number of shares of Capstone Common Stock into which such 6.55% Debenture was convertible immediately prior to the Effective Time, multiplied by the Exchange Ratio.

HEALTHCARE REALTY SECURITIES

     All shares of Healthcare Realty Common Stock outstanding as of the Effective Time will remain outstanding. Healthcare Realty will issue approximately 18.9 million shares of Healthcare Realty Common Stock and 3.0 million shares of Healthcare Realty Preferred Stock to Capstone Stockholders in the Merger. Based on those numbers, the shares of Healthcare Realty Common Stock issued to Capstone Stockholders in the Merger will constitute approximately
     % of the outstanding Common Stock of Healthcare Realty after the Merger, and the shares of Healthcare Realty Preferred Stock issued to Capstone Stockholders in the Merger will constitute 100% of the outstanding Preferred Stock of Healthcare Realty after the Merger.

EXCHANGE OF CERTIFICATES

     When the Merger becomes effective, Healthcare Realty will deposit with
               , as exchange agent (the "Exchange Agent"), certificates representing the shares of Healthcare Realty Common Stock and Healthcare Realty Preferred Stock (collectively, "Healthcare Realty Certificates") and cash to be paid in lieu of fractional shares to which Capstone Stockholders would otherwise be entitled.

     As soon as reasonably practicable after the Merger becomes effective, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Capstone Common Stock or Capstone Preferred Stock (each a "Capstone Certificate"), a letter of transmittal and instructions for use in exchanging such Capstone Stockholder's Capstone Certificates for Healthcare Realty Certificates. Upon surrender of a Capstone Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the Exchange Agent will send a certificate representing the number of whole shares of Healthcare Realty Common Stock or Healthcare Realty Preferred Stock to which such holder has become entitled and a check in the amount of cash in lieu of fractional shares, if any, of Healthcare Realty Common Stock to which such holder has become entitled pursuant to the Merger Agreement. Capstone Certificates so surrendered will immediately be canceled. No interest will be paid or accrued on any cash to be paid upon such surrender, whether in lieu of fractional shares of Healthcare Realty Common Stock or with respect to unpaid dividends or distributions thereon.

     CAPSTONE STOCKHOLDERS SHOULD NOT SEND IN THEIR CAPSTONE CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

     No fractional shares of Healthcare Realty Common Stock will be issued in the Merger, nor will any dividend or distribution be payable on or with respect thereto, nor will any such fractional share entitle the holder thereof to vote or to any other rights of a Healthcare Realty Stockholder. Instead, Healthcare Realty will pay to each Capstone Stockholder who would otherwise be entitled to a fractional share of Healthcare Realty Common Stock (after taking into account all Capstone Certificates delivered by such Capstone Stockholder) an amount in cash (without interest) determined by multiplying such fraction by $28.5625.

     Until exchanged, each Capstone Certificate shall be deemed to represent the number of whole shares of Healthcare Realty Common Stock or Healthcare Realty Preferred Stock into which the Capstone Certificate has been converted plus the right to receive cash in lieu of fractional shares, if any.

     After the Effective Time, former Capstone Stockholders may vote their Healthcare Realty shares whether or not they have exchanged Capstone Certificates for Healthcare Realty Certificates. However, the holder of any unsurrendered Capstone Certificate will not receive any dividends or other distributions with respect to Healthcare Realty Common Stock or Healthcare Realty Preferred Stock declared after the Effective Time and payable to Healthcare Realty Stockholders of record until the holder thereof surrenders such Capstone Certificate in accordance with the Merger Agreement. After the proper surrender of a Capstone Certificate, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Healthcare Realty Common Stock or Healthcare Realty Preferred Stock represented by such Capstone Certificate.

     Any part of the consideration to be paid in the Merger that remains unclaimed by Capstone Stockholders for six months after the Effective Time will be paid to Healthcare Realty, and after such time Capstone

Stockholders may look only to Healthcare Realty for payment of the Merger consideration and unpaid dividends and distributions, if any, on Healthcare Realty Common Stock or Healthcare Realty Preferred Stock deliverable in respect of each share of Capstone Common Stock or Capstone Preferred Stock held by such holder, in each case, without interest thereon. None of Capstone, Healthcare Realty or the Exchange Agent, or any other person, will be liable to any former Capstone Stockholder for any amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     In the event that any Capstone Certificate is lost, stolen or destroyed, the Exchange Agent will issue in exchange for such Capstone Certificate the shares of Healthcare Realty Common Stock or Healthcare Realty Preferred Stock and cash in lieu of fractional shares deliverable in respect of Healthcare Realty Common Stock, upon the making of an affidavit of that fact by the person claiming the same, and if required by Healthcare Realty or the Exchange Agent, the posting of a bond by such person in an amount determined by Healthcare Realty as indemnity against any claim that may be made against it with respect to such Capstone Certificate.

BACKGROUND OF THE MERGER

     The decision by the Capstone Board to enter into the Merger Agreement reflected its desire to maximize stockholder value in a changing REIT industry environment. The decision process involved, in part, an assessment of the potential risks and benefits of a strategic merger with Healthcare Realty compared to the potential risks and benefits of other strategic alternatives available to Capstone. A significant factor considered by the Capstone Board was its perception of certain risks attendant upon Capstone's continuing to operate as a stand-alone entity and its perception that the merger consideration and other terms offered by Healthcare Realty, as well as the strategic advantages offered by a combination with Healthcare Realty, represented a transaction potentially more attractive to Capstone and its stockholders than other potential alternatives.

     The Capstone Board considered, among other things (and without assigning relative weights):

     - The improved access to capital and lowered cost of capital potentially created by a strategic affiliation with another REIT;

     - The increasing consolidation of operating companies in the healthcare industry and its effect on the demand for REIT financing in the industry;

     - The market position and prospects for growth of Healthcare Realty, Capstone and other healthcare REITs;

     - The changing focus of Capstone away from traditional sale-leaseback transactions and toward construction and development loans as a result of increased competition; and

     - The increasing credit quality of healthcare borrowers and their resulting enhanced access to non-REIT capital.

     During the summer and fall of 1997, Michael D. Martin, in his capacity as Chief Financial Officer of HEALTHSOUTH Corporation ("HEALTHSOUTH"), had several telephone conversations with the chief executive officer of a publicly held REIT ("Company A") concerning matters relating to HEALTHSOUTH's acquisition of another corporation which held a number of properties pursuant to leases or mortgages with Company A. During those conversations, the chief executive officer of Company A suggested the possibility of a strategic business combination with Capstone. No substantive discussions occurred at that time.

     In early March 1998, the chief executive officer of Company A telephoned Mr. Martin and suggested that Company A was interested in making a definitive proposal for a strategic merger with Capstone. Shortly thereafter, he telephoned Richard M. Scrushy, Chairman of the Board of Capstone, and reiterated Company A's interest in exploring a transaction. As a result of these contacts, Capstone's management began preliminary consideration of the potential risks and benefits associated with pursuing a strategic business combination with another healthcare REIT versus continuing to pursue its existing business plan. On

March 23, 1998, Capstone engaged Salomon Smith Barney to act as Capstone's financial advisor should Capstone decide to explore a potential business combination with Company A or other healthcare REITs.

     On March 26, 1998, Capstone and Company A executed a confidentiality agreement and exchanged certain business and financial information relating to each company.

     Informal discussions continued among management of Capstone, representatives of Company A and their respective advisors in late March and early April 1998, as Capstone continued to evaluate strategic alternatives and explore the specific terms of a proposed transaction. On April 9, 1998, Capstone received a written term sheet from Company A, proposing to acquire all of the outstanding shares of Capstone Common Stock in exchange for a fixed number of shares of Company A common stock, for an indicated premium of 7.8% over the market price of the Capstone Common Stock on that date ($24.125). All of the shares of Capstone Restricted Stock would be acquired in exchange for either Company A common stock on the same basis as the outstanding Capstone Common Stock or cash in an amount equal to 95% of the value per share of the Company A common stock. The proposal also required certain members of the Capstone Board and management to enter into noncompetition agreements and consulting agreements.

     On April 14, 1998, the Capstone Board met by telephone to consider the potential options available to Capstone, including continuing to execute its existing strategic plan as a stand-alone entity, entering into a business combination with Company A, or exploring potential business combinations with other healthcare REITs. In evaluating the strategic alternative of remaining independent and executing its growth strategy, the Capstone Board considered changes in the healthcare industry, in general, and the healthcare REIT industry, in particular, that were perceived to have a potentially adverse impact on Capstone and its stockholders. These changes included, among other things, those factors listed above.

     In addition, the Capstone Board considered the potential competitive advantages that could be achieved through a strategic affiliation with another healthcare REIT, such as an enhanced competitive position among healthcare REITs resulting from increased size. After thoroughly analyzing its strategic alternatives, the Capstone Board concluded that a merger with another healthcare REIT was the alternative most likely to maximize stockholder value. The Capstone Board and its financial advisors had extensive discussions concerning these matters, including consideration of the market position and prospects for growth of Company A, Capstone and other healthcare REITs. While the Capstone Board did not make a decision to enter into a transaction at this meeting, it did authorize Capstone's management, with the advice and assistance of its legal and financial advisors, to proceed with due diligence activities and detailed negotiations concerning a potential business combination with Company A.

     On April 15 and 16, 1998, representatives of Company A conducted certain due diligence reviews on Capstone in Birmingham, Alabama. On April 17, 1998, representatives of Capstone conducted certain due diligence reviews on Company A at its headquarters, and counsel for the parties commenced negotiation of the terms of a definitive plan and agreement of merger.

     On April 20, 1998, Company A notified Salomon Smith Barney that Capstone's investments that were not structured as sale-leaseback transactions were not compatible with Company A's portfolio of properties and, therefore, Company A would need to conduct additional due diligence reviews of these investments to determine what it would cost Company A to restructure or terminate these investments. While expressing its interest in continuing discussions, Company A stated that it was not prepared to make a formal offer at that time, and any offer it might make would likely be at a lower exchange ratio for Capstone Common Stock. After evaluating the current stated position of Company A, Capstone determined that continued discussions with Company A would not lead to an offer that would be in Capstone's best interest. Accordingly, Capstone authorized Salomon Smith Barney to contact other healthcare REITs to determine whether any of them had any interest in developing an acquisition proposal for Capstone.

     On April 20 and 21, 1998, seven healthcare REITs, including Healthcare Realty, were contacted to determine whether they had any interest in developing an acquisition proposal for Capstone. Each of such parties was advised that it would be required to execute a confidentiality agreement in order to receive nonpublic information about Capstone, and that Capstone would only consider written expressions of interest.

     Beginning on April 22, 1998, Capstone entered into confidentiality agreements with seven healthcare REITs, including Healthcare Realty, which had expressed an interest in exploring an acquisition proposal for Capstone. Pursuant to these confidentiality agreements, Capstone and its advisors provided certain confidential legal and financial information to each such interested party. Each of the interested parties, including Healthcare Realty, were requested to deliver a preliminary expression of interest no later than the close of business on April 27, 1998 and were informed that after all preliminary expressions of interest were reviewed, a limited number of interested parties would be invited to proceed with the next level of due diligence.

     On April 23, 1998, Healthcare Realty and its counsel met with representatives of NationsBank, N.A. ("NationsBank") to discuss the potential acquisition of Capstone on an all cash basis. Shortly after that meeting, Healthcare Realty retained NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery") to act as its financial advisor.

     On April 27, 1998, Capstone received written preliminary, non-binding expressions of interest from four interested parties, including Healthcare Realty. Shortly thereafter, each of the four interested parties, including Healthcare Realty, were invited to conduct a due diligence examination of Capstone.

     On April 28, 1998, Healthcare Realty held its regularly scheduled quarterly board meeting. The directors discussed the possible acquisition of Capstone. In determining whether Healthcare Realty should pursue the possible acquisition of Capstone, the directors considered, among other things, that:

     - The acquisition of Capstone would provide Healthcare Realty with access to clients of Capstone, which should result in increased opportunity for capital investment and the marketing of Healthcare Realty's real estate administration, management and development services to those clients;

     - The majority of investments made by Capstone were compatible with those of Healthcare Realty, with the remainder being of a quality that should be accretive to Healthcare Realty. Further, Capstone's compatible investments would provide geographical and sponsor diversification to Healthcare Realty's present portfolio of investments;

     - Capstone did not have a real estate services organization; therefore, there should be significant opportunity to maximize the value of Capstone's portfolio of real estate assets through enhanced administration and property management of those assets by Healthcare Realty's real estate services organization;

     - The acquisition of Capstone should result in a significant reduction in general, administrative and overhead expenditures with respect to Capstone's investment portfolio;

     - Consolidation within the REIT industry had begun and Healthcare Realty anticipated that growth resulting from the proposed acquisition of Capstone would benefit its comparable market position within the REIT industry; and

     - The acquisition of Capstone would immediately increase the equity base of Healthcare Realty, which should result in improved access to debt and equity capital at lower cost to Healthcare Realty.

     The Healthcare Realty Board did not make a decision to enter into a transaction to acquire Capstone at this meeting. The directors did, however, authorize Healthcare Realty's management to further investigate a potential acquisition of Capstone with the advice and assistance of Healthcare Realty's legal and financial advisors.

     Beginning on April 28, 1998, and continuing through May 7, 1998, the four interested REITs, including Healthcare Realty, each of which had executed a confidentiality agreement and had continued to express an interest in developing an acquisition proposal for Capstone, were provided additional information about Capstone, including the opportunity to perform on-site due diligence investigations in Birmingham, Alabama, thorough data room visits and access to Capstone management.

     On April 30 and May 1, 1998, Healthcare Realty met with its legal and financial advisors to discuss due diligence issues, potential combination structures, financing alternatives and the timing of a possible combination.

     On May 1, 1998, Capstone delivered a form of plan and agreement of merger and ancillary agreements to each of such interested parties and certain of their legal and financial advisors.

     On May 5 and 6, 1998, executives of Healthcare Realty and its legal, financial and accounting advisors visited the corporate offices of Capstone and the offices of its legal advisors in Birmingham, Alabama, for an initial corporate and property due diligence. Abstracts of all of Capstone's real estate leases and mortgage assets were prepared, together with preliminary review of corporate legal documents. Capstone made certain of its executive officers and legal advisors available to answer questions.

     On May 5, 1998, each of the interested parties, including Healthcare Realty, was requested to submit a firm offer for 100% of the capital stock of Capstone no later than the close of business on Monday, May 11, 1998, together with a mark-up of the plan and agreement of merger.

     At the regularly scheduled meeting of the Capstone Board on May 7, 1998, the Capstone Board discussed the status of the due diligence meetings and discussions with the interested parties. At this meeting, the Capstone Board received presentations from Capstone's management and legal and financial advisors. At such meeting, Salomon Smith Barney reviewed with the Capstone Board the financial terms of the non-binding expressions of interest that had been received from each of the interested parties. The Capstone Board had extensive discussions concerning such expressions of interest and the strategic alternatives available to Capstone and was given the opportunity to ask questions of Capstone's management and legal and financial advisors. After consideration of these matters, including the factors discussed at the April 14 meeting, the Capstone Board concluded that a merger with another healthcare REIT was the alternative most likely to maximize stockholder value. The Capstone Board authorized Capstone's management and legal and financial advisors to continue negotiations with each of the interested parties with the goal of achieving the highest and best value for Capstone's stockholders. The Capstone Board expressed its opinion that it would not be interested in any proposal that was subject to a financing contingency. Because the Capstone Board anticipated that any offer would likely include a requirement that Mr. Scrushy, Mr. Martin and Mr. McRoberts execute noncompetition agreements and consulting agreements in exchange for separate consideration, the Capstone Board appointed a committee of independent directors (the "Independent Committee"), comprised of Larry D. Striplin, Jr., Eric R. Hanson, George E. Bogle and Barry Morton, to review the terms of any offer received by Capstone. The Independent Committee was given the authority to meet separately, to consult with Salomon Smith Barney and to seek advice from Capstone's legal counsel or others.

     From May 5 to May 11, 1998, representatives of Healthcare Realty and Capstone discussed various alternative acquisition proposals on a daily basis. On May 11, 1998, Healthcare Realty sent a letter to Capstone's financial advisors indicating that Healthcare Realty had elected not to make an all cash offer to acquire Capstone; instead, Healthcare Realty expressed its interest in a transaction which involved Healthcare Realty making an equity investment in Capstone, assuming management of Capstone, and managing Capstone's properties. As part of the proposal, Healthcare Realty would purchase the Capstone Restricted Stock and Capstone Stock Options, and Capstone's senior management and directors would enter into non-competition agreements for certain non-compete payments. Capstone rejected Healthcare Realty's alternative proposal because it was not responsive to Capstone's request that any proposal provide value to Capstone Stockholders through the acquisition of all of Capstone's capital stock.

     From May 7, 1998 and continuing through June 5, 1998, Healthcare Realty and its legal and financial advisors undertook additional due diligence review of Capstone, including, among other items, interviews with Capstone's officers and directors, additional real estate review and document abstracting, secured debt review, preparation of schedules, litigation review, financial modeling, review of corporate equity and debt instruments and discussions and visits with major clients of Capstone.

     On May 12, 1998, Capstone received a letter from one interested party ("Company B") reconfirming its interest in developing an acquisition proposal, but the letter did not contain specific terms, included a financing contingency and conditioned further discussions on Capstone's agreement to deal exclusively with Company B. Because this letter was unresponsive to Capstone's request and required exclusivity, Capstone did not pursue this proposal.

     Following Capstone's rejection of Healthcare Realty's alternative proposal, from May 14 through May 28, 1998, Healthcare Realty and Capstone continued to exchange information and structural proposals. Through written expressions of interest and on-going discussions, Healthcare Realty proposed several alternative acquisition structures having a per share price ranging from $24.5625 to $24.8125 and premiums over the then current market price of Capstone Common Stock of 2.1% to 6.2%, subject to certain conditions, which included among other items, that:

     - There would be cash and stock components to the purchase price;

     - There would be a financing contingency for the cash portion of the purchase price;

     - The transaction would be taxable to the Capstone stockholders, to permit an increase in tax basis of Capstone's assets;

     - Healthcare Realty would employ the use of a special purpose entity, not consolidated with Healthcare Realty, to make the acquisition;

     - There would be firm written confirmations of future investment and service opportunities from clients of Capstone; and

     - There would be six-year consulting and noncompete agreements from certain key officers and directors of Capstone which would provide for separate cash consideration ranging from $17,000,000 to $19,000,000 in the aggregate.

     During the course of these discussions, Capstone maintained its preference for a tax-free transaction and its rejection of the use of a non-consolidated special purpose acquisition entity and the financing contingency. Additionally, Capstone was unable to provide Healthcare Realty with firm written commitments for future business opportunities.

     On May 28, 1998, Capstone received a proposal from another interested party ("Company C") providing for the acquisition of all of the shares of Capstone Common Stock, including the Capstone Restricted Stock, for $23.80 in Company C common stock, indicating a premium of 1.8% over the then current market price for Capstone Common Stock. This proposal also contemplated that the transaction would be accounted for under the "pooling of interests" accounting method. Because of the lower price and the "pooling" requirement, Capstone did not believe that there was a realistic possibility of reaching an agreement with Company C and did not pursue additional discussions with Company C.

     On June 1, 1998, following substantial discussions between Healthcare Realty and Capstone, the parties determined to begin negotiating a definitive agreement based upon the following terms. Healthcare Realty agreed that the transaction would be an all stock tax-free merger and that a non-consolidated special purpose entity, the financing contingency, and written confirmations of future business opportunities would not be required. Capstone and Healthcare Realty agreed upon the fixed Exchange Ratio and a per share purchase price for the Capstone Restricted Stock and Capstone Stock Options of $24.33 and that the consideration to be paid in accordance with the noncompetition and consulting agreements would be part cash and part stock, with the stock portion to be delivered in four successive annual installments beginning in October 1999.

     On June 2, 1998, Capstone signed and delivered to Healthcare Realty a confidentiality agreement designed to protect the confidentiality of Healthcare Realty material received by Capstone. Healthcare Realty continued to be bound by its previously delivered confidentiality agreement.

     On June 3, 1998, Capstone performed a due diligence investigation of Healthcare Realty in Nashville, Tennessee. On June 4 and 5, 1998, representatives of Healthcare Realty and its counsel visited the offices of Capstone and its counsel to conduct further due diligence on specific matters and to finalize the remaining issues in the Merger Agreement. In addition, counsel to Capstone provided additional information with respect to certain matters in the disclosure schedule draft and indicated measures Capstone was going to undertake to resolve remaining issues presented in the disclosure schedule.

     During the period from June 3 through June 7, representatives of Capstone and Healthcare Realty exchanged drafts of the definitive Merger Agreement and continued to have numerous telephone conversations among themselves and their financial and legal advisors and accountants to refine certain issues, including the indemnification by Healthcare Realty of Capstone's officers and directors, a break-up fee provision and the ability of the officers of Capstone who were starting a new business in Birmingham, Alabama to acquire the executive offices of Capstone, including the office furniture and equipment in the executive offices.

     On the evening of June 4, 1998, the Independent Committee met with Capstone's legal and financial advisors to discuss Healthcare Realty's proposal and the status of negotiations with Healthcare Realty, including the revised offer for a tax-free, stock-for-stock exchange and the requirement that Mr. Scrushy, Mr. Martin and Mr. McRoberts each enter into six-year noncompetition and consulting agreements. The Independent Committee recommended that management continue negotiations with representatives of Healthcare Realty.

     On June 5, 1998, the Capstone Board met to consider the Healthcare Realty proposal. A copy of the draft Merger Agreement had been delivered to the Capstone Board, including the Independent Committee, prior to the meeting. At such meeting, representatives of Salomon Smith Barney outlined for the Capstone Board the financial aspects of Healthcare Realty's proposal, which were consistent with the terms described under "-- Capstone Securities."

     Counsel to Capstone reviewed the terms of the definitive Merger Agreement, noting for the Capstone Board that the proposed Merger Agreement contained conditions customary for transactions of this type, including approval of the stockholders of Capstone, the continuing accuracy of Healthcare Realty's and Capstone's respective representations and warranties, and the absence of any litigation seeking to prohibit the consummation of the Merger. Counsel informed the Capstone Board that the Merger Agreement had been fully negotiated, but for two substantive issues relating to post-closing indemnification of Capstone's officers and directors by Healthcare Realty and the purchase price to be paid at closing for the furniture, fixtures and equipment at Capstone's headquarters by Orthopaedic Surgeons, Inc., a Delaware corporation the majority of the stock of which is owned by HEALTHSOUTH and MedPartners, Inc. ("MedPartners"). The Capstone Board was also advised by Capstone's counsel that under Maryland law the Merger would require the affirmative vote of 66 2/3% of the outstanding Capstone Common Stock and 66 2/3% of the outstanding Capstone Preferred Stock, voting separately as a class, and that a special meeting of Capstone's stockholders would be needed to obtain the requisite approval.

     Salomon Smith Barney also reviewed the financial analyses performed by Salomon Smith Barney in connection with its evaluation of the Exchange Ratio and rendered to the Capstone Board its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated June 8, 1998, the date of execution of the Merger Agreement) to the effect that, as of such date and based upon and subject to certain matters, the Exchange Ratio was fair to the holders of Capstone Common Stock from a financial point of view. See "-- Opinion of Capstone's Financial Advisor." After discussion and evaluation, the Independent Committee approved the terms of Healthcare Realty's proposal, including the terms of the ancillary agreements, and the Capstone Board, subject to satisfactory resolution of the remaining issues, unanimously approved Healthcare Realty's proposal, the Merger and the Merger Agreement, and authorized management to execute and deliver the Merger Agreement as presented at the meeting. The remaining issues in the Merger Agreement, none of which related to the Exchange Ratio, were resolved over the weekend of June 6 and 7, 1998.

     On June 5, 1998, the Healthcare Realty Board held a telephonic meeting to discuss the proposed transaction. Prior to the meeting, NationsBanc Montgomery circulated preliminary financial information to the directors. At the meeting, David R. Emery, President of Healthcare Realty, summarized the discussions to date and representatives of NationsBanc Montgomery reviewed its financial analysis of the Merger. In addition, Healthcare Realty's legal counsel described the primary legal and tax considerations associated with the proposed transaction. No action was taken on the transaction since all remaining issues had not been finalized. NationsBanc Montgomery sent additional material overnight to each director for delivery on June 6,

1998, and Healthcare Realty called another meeting of the Healthcare Realty Board for Monday morning, June 8, 1998.

     On June 8, 1998, the Healthcare Realty Board held a telephonic meeting to discuss the substantially final Merger Agreement. At the meeting, (i) the Healthcare Realty Board reviewed with Healthcare Realty's management and legal and financial advisors the proposed terms of the Merger and the probable effects of the Merger on Healthcare Realty and the combined company and (ii) NationsBanc Montgomery rendered its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated June 8, 1998, the date of execution of the Merger Agreement) that, as of such date and based upon and subject to certain matters, the consideration proposed to be paid by Healthcare Realty in the Merger was fair to Healthcare Realty from a financial point of view, as of such date. See "-- Opinion of Healthcare Realty's Financial Advisor." After the discussion, the Healthcare Realty Board unanimously approved the Merger Agreement and related transactions and resolved to recommend that the stockholders of Healthcare Realty vote in favor of the issuance of the securities to be issued in the Merger.

     On June 8, 1998, the definitive Merger Agreement was finalized and during the afternoon, the chief executive officers of both Healthcare Realty and Capstone executed the agreement. The execution was publicly announced by joint press release later that day.

CAPSTONE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE CAPSTONE BOARD

     In reaching its determination to approve and adopt the Merger Agreement, the Capstone Board consulted with Capstone's management and its financial and legal advisors, and considered a number of factors. The following is a discussion of the information and factors considered by the Capstone Board in reaching this determination. This discussion is not intended to be exhaustive but includes all of the material factors considered by the Capstone Board. In the course of its deliberations with respect to the Merger, the Capstone Board discussed the anticipated impact of the Merger on Capstone, Capstone Stockholders and Capstone's various other constituencies, and no material disadvantages expected to result from the Merger were identified during these discussions. In reaching its determination to approve and recommend the Merger, the Capstone Board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

     At a meeting of the Capstone Board held on June 5, 1998, after careful consideration, the Capstone Board, subject to reaching agreement with Healthcare Realty on remaining open contractual matters, which were resolved over the weekend of June 6 and 7, 1998, (a) determined that the Merger is fair to, and in the best interests of, the Capstone Stockholders, (b) approved the Merger, the Merger Agreement and the transactions contemplated thereby, and (c) resolved to recommend that the stockholders of Capstone vote in favor of the approval of the Merger and adoption of the Merger Agreement. The following briefly describes certain of the reasons, factors and information taken into account by the Capstone Board in reaching its conclusion.

  INFORMATION AND FACTORS CONSIDERED BY THE CAPSTONE BOARD

     In reaching its determination, the Capstone Board consulted with Capstone's management and legal and financial advisors, and carefully considered a number of factors without assigning relative weights thereto, including among others the following material factors:

     - The Capstone Board's familiarity with and review of the business, operations, financial condition and earnings of Capstone on an historical and a prospective basis;

     - The Capstone Board's review of the business, operations, financial condition and earnings of Healthcare Realty on an historical and a prospective basis and of the combined company on a pro forma basis, the historical stock price performance of the Healthcare Realty Common Stock, the resulting relative interests of Capstone Stockholders and Healthcare Realty Stockholders in the common equity of the combined company, and the potential for increased earnings and dividends of the combined company for the holders of Capstone Common Stock;

     - The process conducted on behalf of Capstone in exploring and determining the potential value which could be realized by Capstone Stockholders in a business combination transaction, including the solicitation of indications of interest from certain healthcare-related REITs determined to be the most likely companies to be both interested in and financially and otherwise capable of engaging in a business combination transaction with Capstone, the fact that each of such selected REITs which expressed interest in a business combination transaction with Capstone was afforded an opportunity to submit proposals for such a transaction to Capstone, the terms of the proposals received by Capstone from such REITs and the fact that the indicated premium of the Exchange Ratio in the Healthcare Realty proposal over the current market price for Capstone Common Stock was higher as of June 5, 1998 than the indicated premiums over the current market price for Capstone Common Stock offered in the other proposals submitted to Capstone (see "-- Background of the Merger");

     - The current and prospective economic and competitive environment facing the REIT industry generally, and Capstone in particular, including:

           - The improved access to capital and lowered cost of capital potentially created by a strategic affiliation with another REIT;

           - The increasing consolidation of operating companies in the healthcare industry and its effect on the demand for REIT financing in the industry;

           - The market position and prospects for growth of Healthcare Realty, Capstone and other healthcare-specific REITs;

           - The changing focus of Capstone away from traditional sale-leaseback transactions and toward construction and development loans as a result of increased competition; and

           - The increasing credit quality of healthcare borrowers and their resulting enhanced access to non-REIT capital.

     - The Capstone Board's belief, after considering alternatives to the Merger for enhancing stockholder value, that such alternatives were not likely to result in greater value for Capstone Stockholders than the value to be realized in the Merger. In this regard, the Capstone Board considered, among other things, variables relating to Capstone's ability to continue to make investments in healthcare facilities and to generate revenue growth, improved profitability and superior stockholder returns on a stand-alone basis, and the availability of attractive acquisition opportunities for Capstone;

     - The potential benefits of the combination of the two companies. The management of Capstone discussed with the Capstone Board the current operations of Healthcare Realty and the opportunities that would be created for the benefit of Capstone Stockholders from the combination of the two companies, including the potential competitive advantages that could be achieved through a strategic affiliation. The Capstone Board discussed with Capstone management how the assets of Healthcare Realty would complement Capstone's existing assets and provide opportunities for revenue enhancements, operating efficiencies and cost savings;

     - The receipt of equity securities of Healthcare Realty by the holders of Capstone Common Stock and Capstone Preferred Stock, which will enable Capstone Stockholders to participate in the value that may be generated through the combination of the two companies through their combined equity participation as stockholders of Healthcare Realty;

     - The current and historical market prices and trading volumes of the Capstone Common Stock, Capstone Preferred Stock and the Healthcare Realty Common Stock and the current and historical trading multiples of other comparable companies;

     - The terms of the Merger Agreement and the Merger, including the Exchange Ratio, noting that the Exchange Ratio reflected a 5.7% premium for the holders of Capstone Common Stock based on the closing prices of Healthcare Realty Common Stock and Capstone Common Stock on June 4, 1998, the last trading day prior to approval by the Capstone Board of the Merger;

     - The financial presentations of Salomon Smith Barney to the Capstone Board, and the oral opinion of Salomon Smith Barney rendered to the Capstone Board on June 5, 1998 (which opinion was subsequently confirmed by delivery of a written opinion dated June 8, 1998, the date of execution of the Merger Agreement) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair from a financial point of view to holders of Capstone Common Stock (see "-- Opinion of Capstone's Financial Advisor");

     - The expectation that the Merger will be treated as a tax-free reorganization for federal income tax purposes (see "-- Certain Federal Income Tax Consequences");

     - The provisions of the Merger Agreement that permit Capstone, under certain circumstances, to furnish information to and participate in substantive negotiations and discussions with third parties and to terminate the Merger Agreement upon execution of a definitive agreement in connection with an Acquisition Proposal (as defined herein under "THE MERGER AGREEMENT -- Termination Fee; Expenses") upon the payment of a $20 million termination fee and reimbursement of all reasonable out-of-pocket expenses and fees (see "THE MERGER AGREEMENT -- Termination of the Merger Agreement");

     - The other provisions of the Merger Agreement, including the fact that the Capstone Stockholders will vote on the transaction;

     - The absence of any provisions in the Merger Agreement that either limit the effect of changes in the price of Healthcare Realty Common Stock prior to the consummation of the Merger on the value of the consideration to be received by the holders of Capstone Common Stock in the Merger or permit Capstone to terminate the Merger Agreement based upon such changes and that, accordingly, the value of such consideration could change depending upon the performance of Healthcare Realty Common Stock between the execution of the Merger Agreement and the consummation of the Merger. While recognizing that the absence of such provisions exposed the Capstone Stockholders to some risk, the Capstone Board considered this risk to be mitigated by (a) a review of the historical trading prices of both the Healthcare Realty Common Stock and the Capstone Common Stock and the fact that, generally, industry changes affecting Healthcare Realty Common Stock should similarly affect Capstone Common Stock and (b) the fact that Capstone Stockholders would be able to participate in any appreciation in the value of Healthcare Realty Common Stock between the announcement of the transaction and the consummation of the Merger. The Capstone Board recognized that, while such provisions might provide limited protection against declines in the share price of the Healthcare Realty Common Stock to be received, they also generally would limit the benefits from any appreciation in that price. The Capstone Board also was advised that Healthcare Realty had stated that it would not consider a transaction involving anything other than a fixed exchange ratio;

     - The interests of the officers and directors of Capstone in the Merger, including the matters disclosed under "CERTAIN TRANSACTIONS";

     - The challenges of combining the businesses of two major corporations of this size and the attendant risk of not achieving the expected synergies or improved earnings (as discussed under "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION") and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time.

     In view of the wide variety of factors considered by the Capstone Board in connection with its evaluation of the Merger and the complexity of such matters, the Capstone Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In considering the factors described above, individual members of the Capstone Board may have given different weight to different factors.

     For information concerning certain interests of members of the Capstone Board, see "CERTAIN TRANSACTIONS."

     THE CAPSTONE BOARD BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CAPSTONE AND THE CAPSTONE STOCKHOLDERS. THE CAPSTONE BOARD UNANIMOUSLY RECOMMENDS THAT CAPSTONE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

HEALTHCARE REALTY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE HEALTHCARE REALTY BOARD

     Following the review of the materials and discussions provided to the Healthcare Realty Board at the June 5, 1998 and June 8, 1998 meetings, the directors concluded that the terms of the Merger were fair to, and in the best interests of Healthcare Realty and its stockholders. Accordingly, the directors voted unanimously to approve the Merger, the terms of the Merger Agreement and the transactions contemplated thereby; and the Healthcare Realty Board resolved to recommend that the stockholders of Healthcare Realty vote in favor of the issuance of shares of Healthcare Realty Common Stock and Healthcare Realty Preferred Stock. In reaching its decision, the Healthcare Realty Board considered several factors, consulted with Healthcare Realty management, legal counsel and accountants and were advised by NationsBanc Montgomery, its financial advisors in this transaction. In reaching its determination to approve and recommend the Merger, the Healthcare Realty Board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors. The principal reasons for the Healthcare Realty Board's approval of the Merger and its recommendation to the stockholders of Healthcare Realty are as follows:

     - Expansion of Healthcare Realty's Client Base. The existing client base of Capstone will permit Healthcare Realty access to clients not presently associated with Healthcare Realty, thus offering new opportunities for capital investment and the provision of real estate administration, management and development services. Further, because Capstone did not have a real estate services organization, significant opportunity exists to provide services to the Capstone portfolio of real estate assets as well.

     - Diversification of Real Estate and Sponsorships. The majority of Capstone's real estate assets are compatible with the investment criteria of Healthcare Realty and will provide greater geographical and sponsorship diversification to the portfolio of Healthcare Realty, resulting in a reduced risk profile for the combined portfolio.

     - Cost Savings and Operating Efficiencies. None of the employees and officers of Capstone will become employees of Healthcare Realty. Consequently, there should be considerable opportunity to benefit from cost savings due to reduction in the general, administrative and overhead expenditures that will be eliminated upon the Merger. Healthcare Realty presently has sufficient capacity to transition the portfolio without significant additional cost.

     - Growth in Relative Size and Equity Base. The REIT industry has experienced explosive growth. As a consequence of the Merger, the directors concluded that Healthcare Realty could enlarge its asset portfolio by 159 real estate properties and its market capitalization to approximately $5.5 million. The growth should result in a more competitive position for Healthcare Realty, as compared to other REITs, and greater access to public capital markets. Following the Merger, Healthcare Realty should be the leading provider of investment capital and real estate services to the outpatient sector of the healthcare industry.

     - Accretive Effect to Healthcare Realty. The Merger should result in potential accretion in funds from operations of Healthcare Realty in the fourth quarter of 1998 and for fiscal year 1999.

     - Fairness Opinion of NationsBanc Montgomery. Healthcare Realty's financial advisor delivered an oral opinion on June 8, 1998, subsequently confirmed in writing as of the same date, that the consideration to be paid by Healthcare Realty pursuant to the Merger Agreement was fair to Healthcare Realty from a financial point of view, as of such date.

     The Healthcare Realty Board and management also discussed certain potential negative facts and risks that could arise or would arise from the Merger. These included, among others:

     - Increased Debt. The fact that upon completion of the Merger, it was estimated that Healthcare Realty's debt-to-book-capital ratio will rise to approximately 27%; and in the event of full funding of current capital investment commitments, the ratio will rise to approximately 37%, absent the receipt of additional equity investment in Healthcare Realty.

     - Certain Non-Core Strategy Assets. The fact that, while the majority of the assets of Capstone are compatible with Healthcare Realty, approximately $248 million of senior housing and assisted living assets and $167 million of real estate mortgages do not fall within Healthcare Realty's core operating strategy. While such assets are accretive, Healthcare Realty may undertake to dispose of those assets following the Merger.

     - Credit Risks. The risks attendant to certain healthcare industry sponsors providing credit support to Capstone's real estate investments which have had disappointing earnings or changes in management that have lead to some concerns regarding the credit attaching to the assets.

     - Failure to Achieve Merger Benefits. The risk that the anticipated benefits of the Merger may not be realized as a result of possible changes in the real estate market in general, the inability to market investment capital and real estate services to the existing client base of Capstone, and the inability to achieve the anticipated reductions in expense or other potential difficulties in integrating the two companies and their respective operations.

     The Healthcare Realty Board did not believe that the foregoing negative factors were sufficient, either individually or collectively, to outweigh the advantages of the Merger.

     THE HEALTHCARE REALTY BOARD BELIEVES THE MERGER CONSIDERATION IS FAIR TO, AND IN THE BEST INTEREST OF, HEALTHCARE REALTY AND THE HEALTHCARE REALTY STOCKHOLDERS. THE HEALTHCARE REALTY BOARD UNANIMOUSLY RECOMMENDS THAT HEALTHCARE REALTY STOCKHOLDERS VOTE FOR THE ISSUANCE OF HEALTHCARE REALTY CAPITAL STOCK IN CONNECTION WITH THE MERGER.

OPINION OF CAPSTONE'S FINANCIAL ADVISOR

     Salomon Smith Barney was retained by Capstone to act as its financial advisor in connection with the proposed Merger. In connection with such engagement, Capstone requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to the holders of Capstone Common Stock of the consideration to be received by such holders in the Merger. On June 5, 1998, at a meeting of the Capstone Board held to evaluate the proposed Merger, Salomon Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated June 8, 1998, the date of execution of the Merger Agreement) to the Capstone Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Capstone Common Stock.

     In arriving at its opinion, Salomon Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Capstone and certain senior officers and other representatives and advisors of Healthcare Realty concerning the businesses, operations and prospects of Capstone and Healthcare Realty. Salomon Smith Barney examined certain publicly available business and financial information relating to Capstone and Healthcare Realty as well as certain financial forecasts and other information and data for Capstone and Healthcare Realty which were provided to or otherwise discussed with Salomon Smith Barney by the respective managements of Capstone and Healthcare Realty, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Salomon Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Capstone Common Stock and Healthcare Realty Common Stock; the historical and projected earnings and other operating data of Capstone and Healthcare Realty; and the capitalization and financial condition of Capstone and Healthcare Realty. Salomon Smith Barney considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Capstone and Healthcare Realty. Salomon Smith Barney also evaluated the potential pro forma financial impact of the Merger on Healthcare Realty. In connection with its engagement, Salomon Smith Barney was requested to approach on a selected basis, and Salomon Smith Barney held discussions with, certain third parties to solicit indications of interest in the possible acquisition of Capstone. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney, the managements of Capstone and Healthcare Realty advised Salomon Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Capstone and Healthcare Realty as to the future financial performance of Capstone and Healthcare Realty and the strategic implications and operational benefits anticipated to result from the Merger. Salomon Smith Barney assumed, with the consent of the Capstone Board, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that the Merger and the transactions contemplated thereby will not adversely affect the real estate investment trust status of the combined entity resulting from the Merger. Salomon Smith Barney did not express any opinion as to what the value of the Healthcare Realty Common Stock actually will be when issued to Capstone stockholders pursuant to the Merger or the price at which the Healthcare Realty Common Stock will trade subsequent to the Merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Capstone or Healthcare Realty nor did Salomon Smith Barney make any physical inspection of the properties or assets of Capstone or Healthcare Realty. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Capstone or the effect of any other transaction in which Capstone might engage. Salomon Smith Barney's opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the Exchange Ratio from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between Capstone and Healthcare Realty. No other limitations were imposed by Capstone on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY, DATED JUNE 8, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE CAPSTONE BOARD AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CAPSTONE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SALOMON SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Capstone, Healthcare Realty, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Capstone and Healthcare Realty. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Salomon Smith Barney's opinion and analyses were only one of many factors considered by the Capstone Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Capstone Board or management of Capstone with respect to the Exchange Ratio or the proposed Merger.

     Selected Company Analysis. Using publicly available information, Salomon Smith Barney analyzed, among other things, the market values and trading multiples of Capstone and the following 11 selected publicly traded companies in the health care REIT industry: Healthcare Realty, American Health Properties, Inc., Health Care Property Investors, Inc., Health Care REIT, Inc., Health & Retirement Properties Trust, LTC Properties Inc., Meditrust Corporation, National Health Investors, Inc., Nationwide Health Properties, Inc., Omega Healthcare Investors, Inc., and Universal Health Realty Income Trust (collectively, the "Selected Companies"). Salomon Smith Barney compared, among other things, market values as multiples of estimated calendar 1998 and 1999 funds from operations ("FFO"). FFO projections for the Selected Companies were based on estimates of selected investment banking firms and FFO projections for Capstone and Healthcare Realty were based on internal estimates of the managements of Capstone and Healthcare Realty. All multiples were based on closing stock prices as of June 4, 1998. Applying a range of multiples for the Selected Companies of estimated calendar 1998 and 1999 FFO per share of 9.2x to 11.9x and 9.0x to 11.1x, respectively, to corresponding financial data for Capstone resulted in an equity reference range for Capstone of approximately $20.37 to $25.72 per share.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Salomon Smith Barney reviewed the purchase prices and implied transaction multiples paid or proposed to be paid in the following 26 selected transactions in the REIT industry (acquiror/target): Excel Realty Trust/New Plan Realty Trust; Equity Inns, Inc./RFS Hotel Investors, Inc.; Security Capital Pacific Trust/Security Capital Atlantic Incorporated; FelCor Suite Hotels, Inc./Bristol Hotel Company; CapStar Hotel Company/American General Hospitality Corporation; Kimco Realty Corporation/The Price REIT, Inc.; Apartment Investment and Management Company/Ambassador Apartments, Inc.; Camden Property Trust/Oasis Residential, Inc.; Prime Retail, Inc./Horizon Group, Inc.; BRE Properties, Inc./Trammel Crow Company; Simon DeBartolo Group, Inc./Retail Property Trust; Cali Realty Corp./Mack Company; Meditrust Corporation/Santa Anita Operating Company; Cornerstone Properties Inc./Dutch Institutional Holding Company, Inc.; Post Properties, Inc./Columbus Realty Trust; Pennsylvania Real Estate Investment Trust/Rubin Organization Inc.; Walden Residential Properties, Inc./Drever Partners Inc.; Vornado Realty Trust/The Mendik Company, Inc.; Camden Property Trust/Paragon Group, Inc.; United Dominion Realty Trust/South West Property Trust Inc.; Chateau Properties, Inc./ROC Communities, Inc.; EastGroup Properties, Inc./Copley Properties, Inc.; Whitehall Real Estate Limited Partnership/Rockefeller Center Properties, Inc.; BRE Properties, Inc./Real Estate Investment Trust of California; EastGroup Properties, Inc./LNH REIT, Inc.; and Omega Healthcare Investors, Inc./Health Equity Properties Incorporated (collectively, the "Selected Transactions"). All multiples were based on information available at the time of such transaction. Salomon Smith Barney compared, among other things, purchase prices in the Selected Transactions as a multiple of estimated 1998 FFO. Applying a range of multiples for the Selected Transactions of estimated 1998 FFO per share of 7.8x to 12.0x to corresponding financial data for Capstone resulted in an equity reference range for Capstone of approximately $16.93 to $26.04 per share.

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to Capstone, Healthcare Realty or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, the Selected Transactions or the business segment, company or transaction to which they are being compared.

     Premium Analysis. Salomon Smith Barney compared the implied premium payable in the Merger with the premiums paid in the Selected Transactions based on the closing price of the common stock of the target companies one month prior to public announcement of such Selected Transactions. Applying a range of premiums for the Selected Transactions of approximately 1.2% to 25.5% to the closing price of Capstone Common Stock one month prior to public announcement of the Merger resulted in an equity reference range for Capstone of approximately $23.15 to $28.71 per share. The trading range of Capstone Common Stock over the 52-week period prior to public announcement of the Merger was between $22.13 to $26.00 per share.

     Contribution Analysis. Salomon Smith Barney analyzed the respective contributions of Capstone and Healthcare Realty to the estimated revenues, earnings before interest, taxes, depreciation, and amortization ("EBITDA") and FFO of the combined company for fiscal years 1997 through 1999, based on internal estimates of the managements of Capstone and Healthcare Realty. This analysis indicated that (i) in fiscal year 1997, Capstone would have contributed approximately 47.3% of revenues, 49.8% of EBITDA and 44.1% of the FFO of the combined company; (ii) in fiscal year 1998, Capstone would contribute approximately 54.3% of revenues, 58.0% of EBITDA and 50.0% of the FFO of the combined company; and (iii) in fiscal year 1999, Capstone would contribute approximately 54.3% of revenues, 58.5% of EBITDA and 50.3% of the FFO of the combined company. Based on the Exchange Ratio, current stockholders of Capstone and Healthcare Realty would own approximately 47.9% and 52.1%, respectively, of the equity value of the combined company and Capstone and Healthcare Realty would constitute approximately 56.8% and 43.2%, respectively, of the enterprise value of the combined company upon consummation of the Merger.

     Pro Forma Merger Analysis. Salomon Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on Healthcare Realty's projected FFO for fiscal years 1998 and 1999, based on internal estimates of the management of Healthcare Realty. The results of the pro forma merger analysis suggested that the Merger could be accretive to Healthcare Realty's FFO in fiscal years 1998 and 1999 after giving effect to certain potential synergies anticipated by the management of Healthcare Realty to result from the Merger. The actual results achieved by the Surviving Corporation may vary from projected results and the variations may be material.

     Exchange Ratio Analysis. Salomon Smith Barney compared the Exchange Ratio with the historical ratio of the daily closing prices of Capstone Common Stock to Healthcare Realty Common Stock over the 12-month period ending June 4, 1998. The range of exchange ratios during such 12-month period was 0.792 to 0.901 (with a mean of 0.847), as compared to the Exchange Ratio of 0.8518.

     Net Asset Valuation Analysis. Salomon Smith Barney performed a net asset valuation analysis of Capstone's operating assets, based on internal estimates of the management of Capstone. For purposes of such analysis, Salomon Smith Barney applied capitalization rates, ranging from an average of 10.2% to 11.3% (with a mean of 10.8%) depending on asset classification type, to Capstone's annualized 1998 net operating income. The results were then adjusted for outstanding net debt, construction in progress and other miscellaneous items. This analysis indicated an implied equity reference range for Capstone of approximately $16.47 to $19.56 per share.

     Other Factors and Comparative Analyses. In rendering its opinion, Salomon Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) indications of interest received from, and discussions with, third parties other than Healthcare Realty; (ii) historical and projected financial results of Capstone and Healthcare Realty; (iii) the history of trading prices and volume for Capstone Common Stock and Healthcare Realty Common Stock, and a comparison of such common stock to a 30-year U.S. Treasury yield; (iv) selected published analysts' reports on Capstone and Healthcare Realty, including analysts' earnings estimates with respect to Capstone and Healthcare Realty; and (v) the pro forma ownership of the combined company.

     Pursuant to the terms of Salomon Smith Barney's engagement, Capstone has agreed to pay Salomon Smith Barney an aggregate fee of $4.5 million for its services in connection with the Merger. Capstone has also agreed to reimburse Salomon Smith Barney for travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.

     Salomon Smith Barney has advised Capstone that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Capstone and Healthcare Realty for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has in the past provided investment banking and financial advisory services to Capstone and Healthcare Realty unrelated to the proposed Merger, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Capstone, Healthcare Realty and their respective affiliates.

     Salomon Smith Barney is an internationally recognized investment banking firm and was selected by Capstone based on its experience, expertise and familiarity with Capstone and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

OPINION OF HEALTHCARE REALTY'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated June 4, 1998, as amended (the "Engagement Letter"), Healthcare Realty retained NationsBanc Montgomery to act as its exclusive representative and financial advisor in connection with the Merger. NationsBanc Montgomery is a nationally recognized investment banking firm and, as part of its activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Healthcare Realty selected NationsBanc Montgomery as its financial advisor on the basis of NationsBanc Montgomery's experience and expertise in transactions similar to the Merger and its reputation in the healthcare and REIT industries and investment community.

     On June 8, 1998, NationsBanc Montgomery delivered to the Healthcare Realty Board its oral opinion, subsequently confirmed in writing as of the same date, that the consideration to be paid by Healthcare Realty pursuant to the Merger Agreement was fair to Healthcare Realty from a financial point of view, as of such date. NationsBanc Montgomery did not determine the form or amount of consideration to be offered to Capstone Stockholders in the Merger. No limitations were imposed by the Healthcare Realty Board on NationsBanc Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

     THE FULL TEXT OF NATIONSBANC MONTGOMERY'S WRITTEN OPINION TO THE HEALTHCARE REALTY BOARD IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF NATIONSBANC MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, WHICH SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS JOINT PROXY STATEMENT-PROSPECTUS. NATIONSBANC MONTGOMERY'S OPINION IS DIRECTED TO THE HEALTHCARE REALTY BOARD, COVERS ONLY THE FINANCIAL FAIRNESS TO HEALTHCARE REALTY OF THE CONSIDERATION TO BE PAID BY HEALTHCARE REALTY IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HEALTHCARE REALTY SPECIAL MEETING. NATIONSBANC MONTGOMERY'S OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS OF THE CONSIDERATION TO BE PAID BY HEALTHCARE REALTY PURSUANT TO THE MERGER AND DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVES TO THE MERGER, THE UNDERLYING DECISION OF THE HEALTHCARE REALTY BOARD TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER. IN FURNISHING ITS OPINION,

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

NATIONSBANC MONTGOMERY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN THE NATIONSBANC MONTGOMERY OPINION.

     In connection with its opinion, NationsBanc Montgomery, among other things:
(i) reviewed certain publicly available financial and other data with respect to Capstone and Healthcare Realty, including their respective consolidated financial statements for recent years and interim periods to March 31, 1998 and certain other relevant financial and operating data relating to Capstone and Healthcare Realty made available to NationsBanc Montgomery from published sources and from the internal records of Capstone and Healthcare Realty; (ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Capstone Common Stock and Healthcare Realty Common Stock; (iv) compared Capstone from a financial point of view with certain other publicly traded companies in the healthcare REIT industry which NationsBanc Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the REIT industry which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Capstone and Healthcare Realty certain information of a business and financial nature regarding Capstone and Healthcare Realty, furnished to NationsBanc Montgomery by Capstone and Healthcare Realty, including financial forecasts and related assumptions of Capstone and Healthcare Realty; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Healthcare Realty's counsel; and (viii) performed such other analyses and examinations as NationsBanc Montgomery deemed appropriate.

     In connection with its review, NationsBanc Montgomery did not assume any obligation independently to verify the foregoing information and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Capstone and Healthcare Realty provided to NationsBanc Montgomery by their respective management, upon their advice and with Healthcare Realty's consent, NationsBanc Montgomery assumed for purposes of its opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of their respective management at the time of preparation as to the future financial performance of Capstone and Healthcare Realty and that they provided a reasonable basis upon which NationsBanc Montgomery could form its opinion. NationsBanc Montgomery also assumed that there were no material changes in Capstone's or Healthcare Realty's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery. NationsBanc Montgomery relied on advice of counsel and independent accountants to Healthcare Realty as to all legal and financial reporting matters with respect to Capstone, the Merger and the Merger Agreement. NationsBanc Montgomery assumed that the Merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, NationsBanc Montgomery did not assume responsibility for reviewing any individual credit, loan or real estate files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Capstone, nor was NationsBanc Montgomery furnished with any such appraisals. Healthcare Realty informed NationsBanc Montgomery, and NationsBanc Montgomery assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, NationsBanc Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to NationsBanc Montgomery as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, NationsBanc Montgomery has not assumed any obligation to update, revise or reaffirm such opinion.

     The following is a summary of the report presented by NationsBanc Montgomery to the Healthcare Realty Board at its June 8, 1998 meeting in connection with its opinion.

     Comparable Company Analysis. Using publicly available information and estimates of future financial results published by First Call, NationsBanc Montgomery compared certain financial and operating information for Capstone with the corresponding financial and operating information for a group of nine publicly traded healthcare REITs which it deemed comparable to Capstone. For the purpose of its analysis, the following companies were used as comparable companies to
Capstone: American Health Properties, Inc., Health & Retirement Properties Trust, Health Care Property Investors, Inc., Health Care REIT, Inc., Healthcare Realty, LTC Properties Inc., National Health Investors, Inc., Nationwide Health Properties, Inc. and Omega Healthcare Investors, Inc. (collectively, the "Comparable Companies").

     NationsBanc Montgomery's calculations resulted in the following ranges for the Comparable Companies as of June 5, 1998: a range of market value as a multiple of projected 1998 FFO of 10.4x to 11.9x, with a mean of 11.0x and a range of market value as a multiple of projected 1999 FFO of 9.6x to 11.1x, with a mean of 10.4x. Application of these multiples to Capstone's estimated 1998 and 1999 FFO, resulted in an implied per share valuation of the Capstone Common Stock that ranged from $21.18 to $26.23.

     Comparable Transactions Analysis. NationsBanc Montgomery also reviewed the financial terms, to the extent publicly available, of 14 pending or completed mergers between publicly traded REITs which it considered relevant (the "Comparable Transactions"). The Comparable Transactions included, (listed below by target/acquiror): New Plan Realty Trust/Excel Realty Trust, ASR Investments Corp./United Dominion Realty Trust, Oasis Residential, Inc./Camden Property Trust, Ambassador Apartments, Inc./Apartment Investment Management and Trust, Beacon Properties Corp./Equity Office Properties Trust, Value Property Trust/Wellsford Real Properties, Evans Withycombe Residential, Inc./Equity Residential Properties Trust, Columbus Realty Trust/Post Properties, Wellsford Residential Property Trust/Equity Residential Properties Trust, Paragon Group, Inc./Camden Property Trust, South West Property Trust/United Dominion Realty Trust, ROC Communities, Inc./Chateau Properties, Crocker Realty Trust/Highwoods Properties and DeBartolo Realty Corp./Simon Property Group.

     For purposes of comparison, NationsBanc Montgomery utilized the target's estimated FFO per share for the current calendar year if the transaction was announced in the first half of the year or the next calendar year if the transaction was announced in the second half of the year, based on First Call and third-party analyst estimates available prior to the date the transaction was announced. NationsBanc Montgomery noted the multiple of equity purchase price to estimated forward year FFO for the Comparable Transactions ranged from 9.3x to 15.0x (with a mean of 11.4x). Application of these multiples to Capstone's estimated 1998 FFO resulted in an implied per share valuation of the Capstone Common Stock that ranged from $20.47 to $32.94.

     No company or transaction used in the Comparable Companies or Comparable Transactions analysis as a comparison is identical to Capstone or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading, acquisition or other value of the Comparable Companies or Comparable Transactions to which Capstone and the Merger are being compared.

     Net Asset Value Analysis. NationsBanc Montgomery performed a net asset value analysis of Capstone's operating healthcare properties by subtracting outstanding debt from the gross estimated value of the properties. The gross estimated value for Capstone's operating assets was estimated by capitalizing the projected annualized 1998 fourth quarter net operating income (gross rental income less associated management expenses) as projected by Capstone management. NationsBanc Montgomery included in fourth quarter annualized net operating income all income associated with construction-in-progress due to be completed during 1998. Capitalization rates from 8.5% to 10.0% were used, with a particular emphasis on 9.0% to 9.5%. The net asset value analysis was further adjusted for land held in development, healthcare properties held in development and gross investment in mortgage notes. This analysis indicated an implied per share valuation of the Capstone Common Stock that ranged from $21.78 to $27.02 ($23.34 to $25.08 for the emphasized range).

     Discounted Cash Flow Analysis. NationsBanc Montgomery applied a discounted cash flow analysis to the cash flow forecasts for Capstone for calendar years 1998 through 2002, provided by the management of Capstone and adjusted by NationsBanc Montgomery. In conducting this analysis, NationsBanc Montgomery first calculated the present values of Capstone's forecasted cash flows and then calculated the present value of the aggregate terminal value of Capstone at the end of 2002 by applying multiples to Capstone's estimated FFO, which ranged from 10.0x to 12.0x. Such cash flows and aggregate terminal values were discounted to present values using discount rates ranging from 8.5% to 9.5%, chosen to reflect the weighted average cost of capital for the healthcare REIT industry. This analysis indicated an implied per share valuation of the Capstone Common Stock that ranged from $19.25 to $26.75.

     Premiums Paid Analysis. NationsBanc Montgomery reviewed the consideration paid in the Comparable Transactions. NationsBanc Montgomery calculated the premiums paid or offered in the Comparable Transactions over the stock price of the target company one day, one week and four weeks prior to the announcement of the acquisition offer. Such analysis indicated median premiums, respectively, of 9.4%, 10.0% and 11.4%, respectively. Application of these premiums to the respective Capstone Common Stock prices one day, one week and four weeks prior to the announcement of the Merger, resulted in an implied per share valuation of the Capstone Common Stock that ranged from $25.03 to $26.67. NationsBanc Montgomery noted that the premiums implied by the Merger were 6.4%, 4.4% and 1.6%, respectively, for the period one day, one week and four weeks prior to the announcement of the Merger.

     Contribution Analysis. Using estimates and forecasts prepared by Healthcare Realty management and by Capstone management and as adjusted by NationsBanc Montgomery with respect to Capstone, NationsBanc Montgomery reviewed the estimated contribution of each of Healthcare Realty and Capstone to estimated calendar 1999 revenue and FFO for the combined company. NationsBanc Montgomery then compared such contributions to the pro forma share ownership of the combined company to be owned by each of Healthcare Realty's and Capstone's Stockholders, assuming consummation of the Merger as described in the Merger Agreement. Such analysis indicated that the Healthcare Realty Stockholders would own approximately 51.4% of the pro forma combined company. Such analysis also indicated that, based on such estimates, Healthcare Realty would contribute approximately 43.7% and 49.4% of the combined company's pro forma estimated 1999 revenue and FFO, respectively.

     Pro Forma Merger Analysis. NationsBanc Montgomery also analyzed the pro forma effects resulting from the Merger, including the potential impact on Healthcare Realty's projected stand alone FFO per share and the potential accretion to Healthcare Realty's FFO per share resulting from the Merger. NationsBanc Montgomery used management estimates for calendar year 1998 and 1999 for Healthcare Realty and Capstone. NationsBanc Montgomery performed the analysis giving effect to the synergies anticipated by the management of Healthcare Realty to result from the Merger (excluding non-recurring costs resulting from the Merger) in each year. NationsBanc Montgomery observed that the analysis showed the Merger to be accretive on a pro forma basis to Healthcare Realty's estimated FFO per share in the fourth quarter of 1998 and for fiscal year 1999. The actual results achieved from the Merger may vary from the pro forma merger analysis and the variations may be substantial.

     While the foregoing summary describes all analyses and examinations that NationsBanc Montgomery deemed material to its opinion, it is not a comprehensive description of the presentation by NationsBanc Montgomery to the Healthcare Realty Board or of all analyses and examinations actually conducted by NationsBanc Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Healthcare Realty Board. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. In arriving at its opinion, NationsBanc Montgomery did not ascribe a specific range of values to Capstone, but rather made its determination as to the fairness from a financial point of view of the consideration to be paid by Healthcare Realty on the basis of the financial and comparative analyses described above. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of Capstone.

     In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Healthcare Realty and Capstone. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of NationsBanc Montgomery's analysis of the financial fairness of the consideration to be paid by Healthcare Realty pursuant to the Merger and were provided to the Healthcare Realty Board in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. NationsBanc Montgomery used in its analyses various projections of future performance prepared by the management of Capstone and adjusted by NationsBanc Montgomery, Heathcare Realty and various third-party analysts. These projections are based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from the projections used in connection with NationsBanc Montgomery's opinion.

     As described above, NationsBanc Montgomery's opinion and presentation to the Healthcare Realty Board were among the many factors taken into consideration by the Healthcare Realty Board in making its determination to approve, and to recommend that the Healthcare Realty Stockholders approve, the Merger.

     Pursuant to the Engagement Letter, Healthcare Realty has agreed to pay NationsBanc Montgomery a fee of $3.5 million in connection with the Merger, $375,000 of which was paid upon execution of the Merger Agreement, $375,000 of which will be payable upon mailing of this Joint Proxy Statement-Prospectus and the remaining $2.75 million of which will be payable upon consummation of the Merger. Accordingly, a significant portion of NationsBanc Montgomery's fee is contingent upon closing of the Merger. Healthcare Realty has also agreed to reimburse NationsBanc Montgomery for its reasonable out-of-pocket expenses, including counsel fees. Pursuant to a separate letter agreement, Healthcare Realty has agreed to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities laws.

     In the ordinary course of its business, NationsBanc Montgomery may actively trade the equity securities of Capstone and Healthcare Realty for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. NationsBank, the parent company of NationsBanc Montgomery, and its affiliates maintain active banking and other business relationships with Capstone and Healthcare Realty and serve as the lead lending agent for both Capstone and Healthcare Realty. In addition, NationsBank and its affiliates maintain active banking, investment banking and other business relationships with HEALTHSOUTH and MedPartners and serve as the lead lending agent for both HEALTHSOUTH and MedPartners. Richard M. Scrushy, Chairman of Capstone, also serves as Chairman and Chief Executive Officer of HEALTHSOUTH and Chairman of MedPartners.

ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for as a purchase under generally accepted accounting principles. The unaudited pro forma financial information included in this Joint Proxy Statement-Prospectus reflects the Merger using the purchase method of accounting. See "SUMMARY -- Comparative Per Share Data" and "SUMMARY -- Summary Historical Consolidated Financial Information."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated U.S. federal income tax consequences of the Merger to Capstone Stockholders who hold Capstone Common Stock or Capstone Preferred Stock as a capital asset. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to stockholders subject to special treatment under U.S. federal income tax law

(including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired Capstone Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Capstone Common Stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. CAPSTONE STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN, AND OTHER TAX LAWS.

     In connection with the filing of the Registration Statement, Healthcare Realty has received an opinion of Farris, Warfield & Kanaday PLC, special tax counsel to Healthcare Realty, dated the date hereof, addressing and confirming the status of Healthcare Realty as a REIT under the Code and the U.S. federal income tax consequences of the Merger described below. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion which are consistent with the state of facts existing on the date of the opinion. In rendering this opinion, such counsel has required and relied upon representations and covenants, including those contained in certificates of officers of Capstone and Healthcare Realty.

     Capstone's obligation to consummate the Merger is conditioned upon the receipt of an opinion of Sirote & Permutt, P.C., and Healthcare Realty's obligation to consummate the Merger is conditioned upon the receipt of an opinion of Farris, Warfield & Kanaday PLC, in each case dated as of the Effective Time, opining as to the same U.S. federal income tax consequences discussed immediately below. Neither of the tax opinions to be delivered to the parties in connection with the Merger as described herein are binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in such opinions or that a court will not sustain such challenge. Such opinions will be to the effect that, for U.S. federal income tax purposes:

     - The Merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Code;

     - No gain or loss will be recognized by Healthcare Realty or Capstone as a result of the Merger;

     - No gain or loss will be recognized by the Capstone Stockholders who exchange all of their Capstone Common Stock or Capstone Preferred Stock solely for Healthcare Realty Common Stock or Healthcare Realty Preferred Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Healthcare Realty Common Stock); and

     - The aggregate tax basis of the Healthcare Realty Common Stock or Healthcare Realty Preferred Stock received by Capstone Stockholders who exchange all of their Capstone Common Stock or Capstone Preferred Stock solely for Healthcare Realty Common Stock or Healthcare Realty Preferred Stock pursuant to the Merger will be the same as the aggregate tax basis of the Capstone Common Stock or Capstone Preferred Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     Based upon the current ruling position of the IRS, cash received by a Capstone Stockholder in lieu of a fractional share interest in Healthcare Realty Common Stock will be treated as received in redemption of such fractional share interest, and a Capstone Stockholder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Capstone Common Stock allocable to such fractional share interest. Such gain or loss should be a long-term capital gain or loss if the holding period for such share of Capstone Common Stock is greater than one year at the Effective Time. In the case of individual Capstone Stockholders, such capital gain will be taxed at a maximum rate of 20% if such Capstone Stockholder's holding period is more than 12 months. The holding period of a share of Healthcare Realty Common Stock received in the Merger (including a fractional share interest deemed received and redeemed as described above) will include the holder's holding period in the Capstone Common Stock surrendered in exchange therefor.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Capstone's management and the Capstone Board may be deemed to have certain interests in the Merger that are in addition to their interests as Capstone Stockholders generally. The Capstone Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "CERTAIN TRANSACTIONS."

COMPARISON OF RIGHTS OF STOCKHOLDERS

     At the Effective Time, Capstone Stockholders will automatically become Healthcare Realty Stockholders (except for Capstone Stockholders who hold only Capstone Restricted Stock). Healthcare Realty is a Maryland corporation governed by provisions of the MGCL, the Healthcare Realty Articles of Incorporation, as amended (the "Healthcare Realty Articles"), and the Healthcare Realty Bylaws. Capstone is a Maryland corporation governed by provisions of the MGCL, the Capstone Articles of Incorporation (the "Capstone Articles") and the Capstone Bylaws. See "COMPARATIVE RIGHTS OF COMMON STOCKHOLDERS OF CAPSTONE AND HEALTHCARE REALTY" and "COMPARATIVE RIGHTS OF PREFERRED STOCKHOLDERS OF CAPSTONE AND HEALTHCARE REALTY."

NO APPRAISAL RIGHTS

     Under Maryland law, Capstone Stockholders do not have any right to dissent from the Merger and receive the appraised value of their shares in cash rather than Healthcare Realty capital stock.

BOARD OF DIRECTORS AND MANAGEMENT OF HEALTHCARE REALTY AFTER THE MERGER

     When the Merger is complete, Capstone will be a wholly owned subsidiary of Healthcare Realty. The current executive officers of Healthcare Realty will continue as executive officers, and the Healthcare Realty Board will consist of its current eight members. The executive officers and directors of Healthcare Realty will serve in such capacities with Capstone after the merger. None of the executive officers or members of the Capstone Board will continue to serve as such after the Merger.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of Healthcare Realty Common Stock and Healthcare Realty Preferred Stock issuable to Capstone Stockholders upon consummation of the Merger have been registered under the Securities Act. Such securities may be traded freely without restriction by those stockholders who are not deemed to be "affiliates" of Capstone or Healthcare Realty, as that term is defined in the rules promulgated under the Securities Act. Shares of Healthcare Realty Common Stock received by those Capstone Stockholders who are deemed to be affiliates of Capstone at the time of the Capstone Special Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted thereunder.

                              THE MERGER AGREEMENT

     The Merger Agreement contains various representations and warranties by Healthcare Realty and Capstone, and the obligations of Healthcare Realty and Capstone under the Merger Agreement are subject to various conditions. The following summary of certain terms and provisions of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and, with the exception of certain exhibits and schedules thereto, is attached as Annex A to this Joint Proxy Statement-Prospectus.

CONDITIONS TO THE MERGER

     The obligations of Capstone and Healthcare Realty to consummate the Merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the Effective Time, of a number of conditions set forth in the Merger Agreement.

     The obligations of both Capstone and Healthcare Realty are subject to certain conditions, including:

     - Approval of the Merger by the Capstone Stockholders;

     - Approval of the issuance of the Merger Consideration (defined in the Merger Agreement) by the Healthcare Realty Stockholders;

     - The receipt of the Required Statutory Approvals (defined in the Merger Agreement), with such Required Statutory Approvals remaining in full force as of the Effective Time;

     - The effectiveness of the Registration Statement pertaining to the issuance of the Healthcare Realty Common Stock and Healthcare Realty Preferred Stock under the Securities Act and the absence of any stop order suspending such effectiveness and of any pending or threatened proceedings for such purpose by the Securities and Exchange Commission;

     - The absence of any order, decree or injunction issued by any court of competent jurisdiction which would prevent or materially delay the consummation of the Merger, or would impose any material limitation on Healthcare Realty's ability to exercise effectively full rights of ownership of Capstone's assets or business;

     - The fairness opinions not having been withdrawn, revoked or modified in any material respect; and

     - The consulting and non-competition agreements having been entered into.

     In addition, each party's obligations under the Merger Agreement are subject to certain conditions, including:

     - The accuracy of the representations of the other party to the Merger Agreement as of the Closing Date (defined in the Merger Agreement) as though made as of the Closing Date, subject to the materiality standards set forth in the Merger Agreement, and the receipt of a certificate to the foregoing effect signed on behalf of such other party by an officer thereof;

     - The performance by the other party to the Merger Agreement in all material respects of all of the obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and the receipt of a certificate to the foregoing effect signed on behalf of such other party by an officer thereof;

     - The receipt of legal and tax opinions from legal counsel to Capstone and the receipt of legal and tax opinions from legal counsel to Healthcare Realty;

     - With respect to Capstone's obligations, the authorization for listing on the New York Stock Exchange of the shares of Healthcare Realty Common Stock and Healthcare Realty Preferred Stock to be issued in the Merger, subject to official notice of issuance; and

     - With respect to Healthcare Realty's obligations, the cancellation of the current employment agreement of John W. McRoberts.

CONDUCT OF BUSINESS PRIOR TO THE MERGER AND OTHER COVENANTS

     In the Merger Agreement, Capstone has agreed that, prior to the Effective Time and except as expressly contemplated or permitted by the Merger Agreement or with the prior written consent of Healthcare Realty, Capstone and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice and will not take certain extraordinary actions. Those actions are set forth in Sections 5.1 and 5.2 of the Merger Agreement.

     In the Merger Agreement, Healthcare Realty has agreed that, prior to the Effective Time and except as expressly contemplated or permitted by the Merger Agreement or with the prior written consent of Capstone, Healthcare Realty and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice.

     The Merger Agreement also contains certain other agreements relating to the conduct of the parties prior to the Effective Time, including, among other things, those requiring:

     - Capstone to maintain its status as a REIT;

     - Each party, subject to certain limitations regarding privileged or confidential information, to afford to the officers, employees, accountants, counsel and other representatives of the other party to the Merger Agreement access during normal business hours to all of such party's properties, books, contracts, commitments, records, officers, employees, accountants, counsel and make available all information concerning its business, properties and personnel as such other party may reasonably request;

     - Each party to use reasonable best efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement;

     - Capstone to hold the Capstone Special Meeting and to recommend to Capstone Stockholders approval of the Merger Agreement and the transactions contemplated thereby and related matters;

     - Healthcare Realty to use its best efforts to register the sale of the shares of Healthcare Realty Common Stock and Healthcare Realty Preferred Stock to be issued in the Merger;

     - Capstone to use its best efforts to cause each director, executive officer and other person who is an "affiliate" of Capstone for purposes of Rule 145 under the Securities Act to deliver to Healthcare Realty as soon as practicable a written agreement intended to ensure compliance with the Securities Act; and

     - Healthcare Realty to use its best efforts to cause the shares of Healthcare Realty Common Stock and Healthcare Realty Preferred Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, as of the Effective Time.

     In addition, Healthcare Realty agreed to provide indemnification to the officers and directors of Capstone from acts or omissions occurring prior to the Closing Date to the same extent as Healthcare Realty indemnifies its own officers and directors and to maintain in effect the directors' and officers' liability insurance currently maintained by Capstone.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Capstone Stockholders or the Healthcare Realty Stockholders:

     - By mutual consent of the respective Boards of Directors of Healthcare Realty and Capstone;

     - By either Healthcare Realty or Capstone if the Merger is not consummated on or before December 31, 1998, unless the party seeking to terminate the Merger Agreement has breached its obligations set forth therein;

     - By either Healthcare Realty or Capstone (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there is a material breach of any of the representations or warranties set forth in the Merger Agreement on the part of the other party and that breach (a) is not cured within 15 business days following written notice to the party committing the breach, or (b) by its nature, cannot be cured prior to the Closing Date;

     - By Healthcare Realty if the Capstone Board either fails to recommend the approval of the Merger Agreement or has withdrawn its recommendation to the Capstone Stockholders; or

     - By Healthcare Realty if Capstone enters into a definitive agreement with another bidder with respect to a merger, sale of assets, or other business combination.

     In the event of termination of the Merger Agreement pursuant to its terms, the Merger Agreement will become void and have no effect, except with respect to the parties' obligations with respect to confidential information, expenses or the break-up fee described below and except that termination will not relieve or release a breaching party from liability or damages for its willful breach of the Merger Agreement.

NON-SOLICITATION

     Capstone has agreed that neither Capstone nor its subsidiaries will, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a material amount of the assets of, or any equity interest in, Capstone or any merger, consolidation, or business combination with Capstone, or (ii) subject to the obligations of Capstone's directors and officers under applicable law as advised by counsel, participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, any of the foregoing, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Capstone has agreed that it shall promptly notify Healthcare Realty if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made. The provisions of the Merger Agreement do not prohibit Capstone or the Capstone Board from taking any particular position with respect to any such offer or proposal or from otherwise withdrawing, modifying or amending its recommendation with respect to the Merger, in each case to the extent required by the obligations of Capstone's directors and officers under applicable law as advised by counsel, or from disclosing to its stockholders a position as contemplated by Rule 14e-2 promulgated under the Securities Exchange Act of 1934 or from making such other disclosure to stockholders which, in the judgment of the Capstone Board on advice of counsel, may be required by law in connection with any such proposal or offer.

TERMINATION FEE; EXPENSES

     Except as described in the following paragraphs, each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby, except that Capstone and Healthcare Realty will share equally the expenses of printing and distributing this Joint Proxy Statement-Prospectus. Capstone's expenses for legal and accounting fees and expenses will not exceed $1.1 million.

     The Merger Agreement contains provisions designed to protect the investment of time and money made by Healthcare Realty in negotiating and attempting to complete the Merger. If the Merger is terminated because of certain events, or because certain events occur within six months after termination, involving a competing offer from another bidder, including:

     - A tender or exchange offer in circumstances where the Capstone Board does not recommend rejection of the third party tender or exchange offer;

     - Receipt of a proposal for a merger, consolidation, sale of a material amount of assets or other business combination from another bidder, or a transaction whereby 25% of the voting power of Capstone is transferred to another party and either the Capstone Board accepts the proposal or does not reject the proposal within a reasonable time;

     - The withdrawal, modification or amendment of the Capstone Board's favorable recommendation of the Merger; or

     - The occurrence of such an event within six months after the Merger is terminated,

then Capstone will pay to Healthcare Realty the sum of $20 million plus Healthcare Realty's expenses.

     If the Merger is terminated because one party has breached any obligation, covenant, agreement, or representation, then the breaching party shall pay the expenses of the non-breaching party.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICES

  HEALTHCARE REALTY COMMON STOCK

     Healthcare Realty Common Stock is listed on the New York Stock Exchange
under the symbol "HR." As of             , 1998, Healthcare Realty Common Stock
was held of record by approximately        persons. The following table sets
forth the high and low closing sale prices for Healthcare Realty Common Stock as reported by the New York Stock Exchange for the periods indicated:

                                                             HIGH              LOW
                                                           --------          --------
1996
  First Quarter........................................    $23.1250          $20.8750
  Second Quarter.......................................     23.7500           21.5000
  Third Quarter........................................     24.1250           21.5000
  Fourth Quarter.......................................     26.8750           23.0000
1997
  First Quarter........................................     29.1250           26.0000
  Second Quarter.......................................     27.8750           25.5000
  Third Quarter........................................     29.0000           27.3750
  Fourth Quarter.......................................     29.8750           27.8130
1998
  First Quarter........................................     29.9375           27.3750
  Second Quarter.......................................     28.6250           26.9375
  Third Quarter (through      , 1998)..................

  HEALTHCARE REALTY PREFERRED STOCK

     None of the Healthcare Realty Preferred Stock will be issued or outstanding prior to consummation of the Merger. Therefore, there is no market for the shares.

  CAPSTONE COMMON STOCK

     Capstone Common Stock is listed on the New York Stock Exchange under the
symbol "CCT." As of           , 1998, Capstone Common Stock was held of record
by approximately      persons. The following table sets forth the high and low
closing sale prices for Capstone Common Stock as reported by the New York Stock Exchange for the periods indicated:

                                                                HIGH        LOW
                                                              --------    --------
1996
  First Quarter.............................................  $21.5000    $18.8750
  Second Quarter............................................   21.5000     19.5000
  Third Quarter.............................................   21.2500     19.7500
  Fourth Quarter............................................   21.8750     20.7500
1997
  First Quarter.............................................   24.1250     22.3750
  Second Quarter............................................   24.3750     21.3750
  Third Quarter.............................................   24.5000     22.8750
  Fourth Quarter............................................   25.5625     23.3750
1998
  First Quarter.............................................   25.9375     23.7500
  Second Quarter............................................   24.3750     22.0625
  Third Quarter (through        , 1998).....................

  CAPSTONE PREFERRED STOCK

     Capstone Preferred Stock is listed on the New York Stock Exchange under the
symbol "CCT PrA." As of           , 1998, Capstone Preferred Stock was held of
record by approximately      persons. The following table sets forth the high
and low closing sale prices for Capstone Preferred Stock as reported by the New York Stock Exchange for the periods indicated:

                                                                HIGH        LOW
                                                              --------    --------
1997
  Fourth Quarter............................................  $25.5625    $24.4375
1998
  First Quarter.............................................   25.7500     24.8125
  Second Quarter............................................   25.1875     24.0000
  Third Quarter (through        , 1998).....................

DIVIDENDS

     The following table sets forth dividends declared per share of Healthcare Realty Common Stock, Capstone Common Stock and Capstone Preferred Stock, respectively, for the periods indicated. The ability of either Healthcare Realty or Capstone to pay dividends to its respective stockholders is subject to certain restrictions.

  HEALTHCARE REALTY COMMON STOCK

                                                              DISTRIBUTION
                                                               PER SHARE
                                                              ------------
1996:
  First Quarter.............................................    $  .475
  Second Quarter............................................       .480
  Third Quarter.............................................       .485
  Fourth Quarter............................................       .490
                                                                -------
          Total.............................................    $ 1.930
1997:
  First Quarter.............................................    $  .495
  Second Quarter............................................       .500
  Third Quarter.............................................       .505
  Fourth Quarter............................................       .510
                                                                -------
          Total.............................................    $ 2.010
1998:
  First Quarter.............................................    $  .515
  Second Quarter............................................

  CAPSTONE COMMON STOCK

                                                              DISTRIBUTION
                                                               PER SHARE
                                                              ------------
1996:
  First Quarter.............................................    $  .445
  Second Quarter............................................       .455
  Third Quarter.............................................       .460
  Fourth Quarter............................................       .465
                                                                -------
          Total.............................................    $ 1.825
1997:
  First Quarter.............................................    $  .470
  Second Quarter............................................       .475
  Third Quarter.............................................       .480
  Fourth Quarter............................................       .485
                                                                -------
          Total.............................................    $ 1.910
1998:
  First Quarter.............................................    $  .490
  Second Quarter............................................

  CAPSTONE PREFERRED STOCK

                                                              DISTRIBUTION
                                                               PER SHARE
                                                              ------------
1997:
  Fourth Quarter............................................    $.36979
1998:
  First Quarter.............................................    $.55469
  Second Quarter............................................     .55469

                              CERTAIN TRANSACTIONS

     If you are a Capstone Stockholder, in considering the Capstone Board's recommendation that you vote in favor of the Merger, you should be aware that several of Capstone's directors and officers have agreements that provide them with interests in the Merger that are different from, or in addition to, yours. Such interests include:

RESTRICTED STOCK AND STOCK OPTIONS

     Immediately prior to the Effective Time, Capstone will redeem each outstanding share of Capstone Restricted Stock (whether vested or unvested) for cash in an amount of $24.33 per restricted share. Capstone will provide such cash from available cash resources or borrowings. Such amount is equivalent to the Exchange Ratio multiplied by the closing price of Healthcare Realty Common Stock on May 13, 1998.

     At the Effective Time, Healthcare Realty will purchase all rights with respect to each option to purchase Capstone Common Stock outstanding at the Effective Time (whether or not vested or exercisable) for cash in an amount per share equal to the excess of (i) $24.33 over (ii) the stated exercise price per share of such option.

     The following table sets forth the number of restricted shares and stock options owned by the executive officers and directors of Capstone and the amount of cash each such person will receive:

                              NUMBER OF
                              RESTRICTED       CASH        NUMBER OF       CASH
NAME                            SHARES        PAYMENT       OPTIONS      PAYMENT
----                          ----------    -----------    ---------    ----------
Richard M. Scrushy..........   107,300      $ 2,610,609     158,000     $1,099,015
John W. McRoberts...........   186,000        4,525,380     250,000      1,754,375
Malcolm E. McVay............    35,800          871,014      50,000         85,250
Andrew L. Kizer.............    23,700          576,621     105,000        732,775
Michael D. Martin...........    51,500        1,252,995     110,000        771,925
Robert N. Elkins............    16,450          400,229      50,000        318,375
Eric R. Hanson..............    16,450          400,229      50,000        318,375
Larry R. House..............    16,450          400,229      50,000        309,000
Larry D. Striplin, Jr.......    16,450          400,229      50,000        318,375
Barry Morton................    16,450          400,229      50,000        318,375
George E. Bogle.............    16,450          400,229      50,000        318,375
                               -------      -----------     -------     ----------
          Total                503,000      $12,237,993     973,000     $6,344,215

CONSULTING AND NON-COMPETITION AGREEMENTS

     Each of Richard M. Scrushy, Michael D. Martin and John W. McRoberts will enter into a consulting and non-competition agreement with Healthcare Realty, pursuant to which they will perform consulting and advisory services with respect to the combined entity for a period of six years. Such persons will assist Healthcare Realty in the transition of Capstone's assets and activities to Healthcare Realty and the integration of those assets and activities with the assets and activities of Healthcare Realty. Moreover, such persons will provide assistance, advice and counsel to Healthcare Realty in the promotion and enhancement of Healthcare Realty's business.

     For such services, each such person will receive a cash payment at the closing as shown on the following table. In addition, each person will receive the number of shares of Healthcare Realty Common Stock shown on the following table, payable in four equal annual installments beginning in October 1999:

                                                           CASH       RESTRICTED
NAME                                                     PAYMENT        SHARES
----                                                    ----------    ----------
Richard M. Scrushy..................................    $2,040,000     360,000
Michael D. Martin...................................    $1,020,000     180,000
John W. McRoberts...................................    $  340,000      60,000

OFFICE FURNITURE, FIXTURES AND EQUIPMENT

     Simultaneously with the closing of the Merger, Capstone and certain of its subsidiaries will sell substantially all of the personal property at Capstone's headquarters used by Capstone or its subsidiaries to Orthopaedic Surgeons, Inc., a Delaware corporation the majority of the capital stock of which is owned by HEALTHSOUTH and MedPartners. In consideration for these assets, Orthopaedic Surgeons, Inc. will (i) assume Capstone's obligations under the lease of its headquarters, (ii) assume Capstone's obligations under certain office equipment leases, and (iii) for non-leased assets, pay Capstone $350,000. Healthcare Realty has granted Orthopaedic Surgeons, Inc. the right to lease the assets at fair market rents for a period of one year or less.

                      INFORMATION ABOUT HEALTHCARE REALTY

     Healthcare Realty is incorporated in Maryland and is a self-managed and self-administered real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of June 30, 1998, Healthcare Realty's portfolio was comprised of seven facility types, located in 44 markets nationwide, and operated pursuant to contractual arrangements with 19 healthcare providers. From the commencement of operations in June 1993 to June 30, 1998, Healthcare Realty invested or committed to invest over $523 million in 91 income-producing real estate properties totaling over
4.4 million square feet. At June 30, 1998, Healthcare Realty provided property management services for 302 properties, totaling over 6.2 million square feet, and third-party asset management services for 312 properties, totaling over 1.5 million square feet.

     Healthcare Realty's executive offices are located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, and its telephone number is (615) 269-8175.

     For more information regarding Healthcare Realty, see "WHERE YOU CAN FIND MORE INFORMATION" on page 64.

RECENT DEVELOPMENTS

     Both Healthcare Realty and Capstone have outstanding credit facilities from commercial banks led by NationsBank. Healthcare Realty anticipates combining both credit facilities into one new credit facility. NationsBank has indicated an interest in discussing the transaction, and Healthcare Realty has supplied NationsBank with certain requested information. No terms have been agreed to. However, while Healthcare Realty can give no assurances, it believes that it will obtain a combined credit facility on economically reasonable terms.

     During April and May, Healthcare Realty participated in two private offerings and sold an aggregate of 49,953 shares of common stock for aggregate proceeds of $1.4 million.

     During May, Healthcare Realty loaned $6.8 million to a healthcare real estate entity secured by a pledge of all of the equity interests of The Atrium of San Jose, LLC, the owner of an independent living facility in San Jose, California.

     On May 18, 1998, Healthcare Realty paid a dividend of $0.515 per share to the holders of its common stock as of the close of business on May 6, 1998. This dividend related to the period from January 1, 1998 through March 31, 1998.

     On July 1, 1998, warrants for 128,149 shares of common stock were exercised. Healthcare Realty received $2.4 million in proceeds from the exercise. Healthcare Realty has no other warrants outstanding.

                           INFORMATION ABOUT CAPSTONE

     Capstone is incorporated in Maryland and is a self-managed and self-administered real estate investment trust which owns, leases and invests in a diversified portfolio of healthcare properties. As of March 31, 1998, Capstone's investments consisted of (i) 88 healthcare properties, excluding construction in progress, leased to 19 healthcare operators, and (ii) 71 mortgage loans on healthcare properties, including loans related to construction in progress, made to 36 healthcare operators. For the quarter ended March 31, 1998, Capstone realized approximately $15.5 million of rental income from its leased properties and approximately $4.7 million of interest income from its mortgage loans. Capstone's investments are located in 30 states, primarily in the southeastern and western regions of the United States, and represent a variety of facility types in diverse healthcare industry segments. Capstone's aggregate investments and commitments to invest not yet funded have grown from approximately $115 million in investments at inception on June 30, 1994 to approximately $715.8 million in investments, excluding approximately $44.5 million in construction in progress, and approximately $102.4 million in commitments to invest not yet funded on March 31, 1998.

     Capstone's executive offices are located at 1000 Urban Center Drive, Suite 630, Birmingham, Alabama 35242, and its telephone number is (205) 967-2092.

     For more information regarding Capstone, see "WHERE YOU CAN FIND MORE INFORMATION" on page 64.

                 DESCRIPTION OF HEALTHCARE REALTY COMMON STOCK

     Healthcare Realty is authorized to issue 150,000,000 shares of Common Stock. The following description of the Healthcare Realty Common Stock sets forth certain general terms and provisions of the Healthcare Realty Common Stock. The statements below describing the Healthcare Realty Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Healthcare Realty Articles.

     Holders of shares of Healthcare Realty Common Stock are entitled to receive such dividends as the Healthcare Realty Board may declare out of funds legally available for the payment of dividends. Upon issuance, the shares of Healthcare Realty Common Stock will be fully paid and nonassessable and have no preferences or conversion, exchange or preemptive rights. In the event of any liquidation, dissolution or winding-up of Healthcare Realty, the holders of shares of Healthcare Realty Common Stock are entitled to share ratably in any of Healthcare Realty's assets remaining after the satisfaction of all obligations and liabilities of Healthcare Realty and after required distributions to holders of Healthcare Realty preferred stock, if any. The Healthcare Realty Common Stock is subject to restrictions on transfer under certain circumstances described under "Restrictions on Transfer" below. Each share is entitled to one vote on all matters voted upon by the holders of Healthcare Realty Common Stock. Holders of shares of Healthcare Realty Common Stock have no cumulative voting rights.

RESTRICTIONS ON TRANSFER

     For Healthcare Realty to qualify as a REIT under the Code in any taxable year after the first year of its election to be treated as a REIT, (i) not more than 50% in value of its outstanding Stock (as defined below) may be owned, directly or indirectly (after application of certain attribution rules), by five or fewer individuals at any time during the last half of its taxable year, and
(ii) its Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In order to ensure that requirement (i) above is satisfied, the Healthcare Realty Board has the power to refuse to transfer shares of Healthcare Realty Common Stock and/or Healthcare Realty Preferred Stock (collectively, the "Stock"), to any person whose acquisition of such shares would result in the direct or indirect ownership of more than 9.9% in value of the outstanding Stock (the "Share Limit"). All such shares in excess of the Share Limit are referred to as "Excess Shares."

     In connection with the foregoing, if the Healthcare Realty Board at any time and in good faith, believes that direct or indirect ownership (as determined under applicable federal tax attribution rules) in excess of the

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

Share Limit has or may become concentrated in the hands of one beneficial owner, the Healthcare Realty Board has the power to refuse to transfer or issue Stock to a person whose acquisition of such Stock would cause a beneficial holder to hold in excess of the Share Limit. Further, any transfer of Stock that would cause a beneficial owner to hold shares of Stock in excess of the Share Limit shall be deemed void, and the intended transferee shall be deemed never to have had an interest therein.

     If at any time there is a transfer in violation of such restrictions, the Excess Shares shall be deemed to have been transferred to Healthcare Realty, as trustee for the benefit of such persons to whom the Excess Shares are later transferred. Subject to Healthcare Realty's right to purchase the Excess Shares, the interest in the trust representing the Excess Shares shall be freely transferable by the intended transferee at a price that does not exceed the price paid by the intended transferee of the Excess Shares. Excess Shares will have no voting rights, and shall not be considered for the purpose of any stockholder vote or determining a quorum, but will continue to be reflected as issued and outstanding stock. No dividends shall be paid with respect to Excess Shares. Healthcare Realty shall have the right to purchase Excess Shares for the lesser of the amount paid for the Excess Shares by the intended transferee or the market price. The market price for any Stock so purchased shall be equal to the fair market value of such shares reflected in (i) the closing sales price for the Stock, if then listed on a national securities exchange, (ii) the average closing sales price of such Stock, if then listed on more than a national securities exchange, or (iii) if the Stock is not then listed on a national securities exchange, the latest bid quotation for the Stock if then traded over-the-counter, as of the day immediately preceding the date on which notices of such purchase are sent by Healthcare Realty. If no such closing sales prices or quotations are available, the purchase price will equal the net asset value of such Stock as determined by the Healthcare Realty Board in good faith.

     All certificates representing shares of Healthcare Realty Common Stock or Healthcare Realty Preferred Stock will bear a legend referring to the restrictions described above.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% of more of the voting power of the corporation's outstanding voting stock (an "Interested Stockholder") or an affiliate of such person are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be: (a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his or her shares. These provisions of Maryland law do not apply, however, to business combinations that are approved by the board of directors of a Maryland corporation prior to such person becoming an Interested Stockholder.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" may not be voted except to the extent approved by a vote of two-thirds of all the votes entitled to be cast on the matter by stockholders, excluding voting shares owned by the acquirer and officers and directors who are also employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all shares having voting power. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

     Subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to the acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation prior to a control share acquisition.

     The limitation on ownership of Healthcare Realty Common Stock set forth in the Healthcare Realty Articles, as well as the provisions of Maryland law described above, could have the effect of discouraging offers to acquire Healthcare Realty or delaying, deferring or preventing a transaction or a change in control of Healthcare Realty that might result in a premium price to or otherwise be in the best interest of Healthcare Realty Stockholders.

DIVIDEND REINVESTMENT PLAN AND EMPLOYEE STOCK PURCHASE PLAN

     Healthcare Realty has adopted and implemented a Dividend Reinvestment Plan to provide registered owners of Healthcare Realty Common Stock with a method of investing dividends and other distributions paid in cash in additional shares of Healthcare Realty Common Stock. Healthcare Realty has also adopted an Employee Stock Purchase Plan to allow employees of Healthcare Realty to purchase shares of Healthcare Realty Common Stock on terms and conditions set forth in such plans. Since such additional shares of Healthcare Realty Common Stock will be purchased from Healthcare Realty, Healthcare Realty will receive additional funds which will be used for its general corporate purposes.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Healthcare Realty Common Stock is presently BankBoston.

                DESCRIPTION OF HEALTHCARE REALTY PREFERRED STOCK

     Healthcare Realty is authorized to issue 50,000,000 shares of preferred stock consisting of 3,000,000 shares of 8 7/8% Series A Voting Cumulative Preferred Stock, par value $.01 per share, and 47,000,000 shares of undesignated preferred stock. The following description of the Healthcare Realty Preferred Stock sets forth certain general terms and provisions of the Healthcare Realty Preferred Stock. The statements below describing the Healthcare Realty Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Healthcare Realty Articles (including the Articles Supplementary describing the designations, rights, and preferences of the Healthcare Realty Preferred Stock) and the Healthcare Realty Bylaws.

     The Healthcare Realty Articles authorize the Healthcare Realty Board to issue preferred stock from time to time in one or more series and designate the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Healthcare Realty Board. The Healthcare Realty Board has classified 3,000,000 of its shares of preferred stock as shares of 8 7/8% Series A Voting Cumulative Preferred Stock, par value $.01 per share, to be issued in connection with the Merger. The Healthcare Realty Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

RANK

     The Healthcare Realty Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Healthcare Realty, rank (i) senior to all classes or series of Healthcare Realty Common Stock, and to all equity securities ranking junior to such Healthcare Realty Preferred Stock, (ii) on a parity with all equity securities issued by Healthcare Realty the terms of which specifically provide that such equity securities rank on a parity with the Healthcare Realty Preferred Stock, and (iii) junior to all equity securities issued by Healthcare Realty the terms of which specifically provide that such equity securities rank senior to the Healthcare Realty Preferred Stock.

DIVIDENDS

     Holders of shares of the Healthcare Realty Preferred Stock shall be entitled to receive, when, as and if declared by the Healthcare Realty Board, out of assets of Healthcare Realty legally available for payment, cumulative preferential cash dividends at the rate of 8 7/8% per annum of the liquidation preference ($25 per share), payable quarterly in arrears on or before the last business day in February, May, August and November of each year. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of Healthcare Realty on such record dates as shall be fixed by the Healthcare Realty Board.

     Dividends on the Healthcare Realty Preferred Stock will be cumulative from and after the Effective Time of the Merger.

     If any shares of the Healthcare Realty Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred stock of Healthcare Realty of any other series ranking, as to dividends, on a parity with or junior to the Healthcare Realty Preferred Stock for any period unless full dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Healthcare Realty Preferred Stock.

     When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Healthcare Realty Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Healthcare Realty Preferred Stock, all dividends declared upon shares of Healthcare Realty Preferred Stock and any other series of Healthcare Realty Preferred Stock ranking on a parity as to dividends with such Healthcare Realty Preferred Stock shall be declared pro rata among the holders of such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Healthcare Realty Preferred Stock of such series which may be in arrears.

     Until required dividends are paid, no dividends (other than in Healthcare Realty Common Stock or other capital stock ranking junior to the Healthcare Realty Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Healthcare Realty Common Stock or any other capital stock of Healthcare Realty ranking junior to or on a parity with the Healthcare Realty Preferred Stock of such series as to dividends or upon liquidation, nor shall any Healthcare Realty Common Stock or any other capital stock of Healthcare Realty ranking junior to or on a parity with the Healthcare Realty Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Healthcare Realty (except by conversion into or exchange for other capital stock of Healthcare Realty ranking junior to the Healthcare Realty Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of Healthcare Realty Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of Healthcare Realty Preferred Stock of such series which remains payable.

REDEMPTION

     The Healthcare Realty Preferred Stock is not redeemable prior to September 30, 2002. On and after September 30, 2002, Healthcare Realty, at its option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Healthcare Realty Preferred Stock, in whole or in part, at any time or from time to time, for cash at the Redemption Price (as defined below), without interest. No Healthcare Realty Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price. If less than all is to be redeemed, the Healthcare Realty Preferred Stock to be redeemed will be selected pro rata (as nearly as practicable without creating fractional shares) or by any other equitable method determined by Healthcare Realty.

     The Redemption Price of the Healthcare Realty Preferred Stock (other than any portion consisting of accrued and unpaid dividends) may be paid solely from the proceeds of the sale of capital stock of Healthcare Realty and not from any other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Healthcare Realty Common Stock and preferred stock) shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Unless full cumulative dividends on all shares of Healthcare Realty Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods (as defined below) and the then current Dividend Period, no shares of Healthcare Realty Preferred Stock will be redeemed unless all outstanding shares of Healthcare Realty Preferred Stock are simultaneously redeemed, and Healthcare Realty will not purchase or otherwise acquire directly or indirectly any shares of Healthcare Realty Preferred Stock (except by exchange for capital stock of Healthcare Realty ranking junior to the Healthcare Realty Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of shares of Healthcare Realty Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Healthcare Realty Preferred Stock.

     Immediately prior to any redemption, Healthcare Realty will pay, in cash, any accumulated and unpaid dividends through the Redemption Date (as defined below), unless a Redemption Date falls after a Dividend Record Date (as defined below) and prior to the corresponding Dividend Payment Date, in which case each holder of Healthcare Realty Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as described herein, Healthcare Realty will make no payment or allowance for unpaid dividends, whether or not in arrears, on Healthcare Realty Preferred Stock which is redeemed. The procedure for redemption of the Healthcare Realty Preferred Stock will be as described in the Healthcare Realty Articles. If notice of redemption has been given and if the funds necessary for such redemption have been set aside, then from and after the Redemption Date dividends will cease to accrue, the Healthcare Realty Preferred Stock called for redemption will no longer be deemed outstanding and all rights of the holders of such shares will terminate except the right to receive the Redemption Price.

     Any shares of Healthcare Realty Preferred Stock that at any time have been redeemed will, after such redemption, have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Healthcare Realty Board.

     As used above, (i) "Redemption Price" means a price per share equal to $25.00 together with accrued and unpaid dividends, if any, to the Redemption Date, (ii) "Dividend Period" means the period from and including the Initial Issue Date (as defined below) to, but not including, the first Dividend Payment Date and, thereafter, each quarterly period from and including the Dividend Payment Date to, but not including, the next Dividend Payment Date, (iii) "Dividend Record Date" means the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date as designated by the Healthcare Realty Board for the payment of the dividends that is not more than 30 nor less than ten days prior to the applicable Dividend Payment Date, (iv) "Dividend Payment Date" means a date selected by the Healthcare Realty Board which date shall be on or before the last business day
in February, May, August and November of each year, commencing           , 1998;
(v) "Initial Issue Date" means the Effective Time of the Merger; and (vi) "Redemption Date" means the date specified in the notice of redemption.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Healthcare Realty, then, before any distribution or payment shall be made to the holders of Healthcare Realty Common Stock, or any other class or series of capital stock of Healthcare Realty ranking junior to the Healthcare Realty Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of Healthcare Realty, the holders of Healthcare Realty Preferred Stock shall be entitled to receive out of assets of Healthcare Realty legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share of $25.00, plus an amount equal to all dividends accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Healthcare Realty Preferred Stock will have no right or claim to any of the remaining assets of Healthcare Realty. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of Healthcare Realty are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Healthcare Realty Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of Healthcare Realty ranking on a parity with the Healthcare Realty Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Healthcare Realty Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of shares of Healthcare Realty Preferred Stock, the remaining assets of Healthcare Realty shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Healthcare Realty Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

VOTING RIGHTS

     The holders of each share of Healthcare Realty Preferred Stock will have one vote, voting together with the Healthcare Realty Common Stock, on all matters on which the Healthcare Realty Stockholders may vote. In the event that dividends on shares of Healthcare Realty Preferred Stock are in arrears for six or more quarters, holders of Healthcare Realty Preferred Stock (voting separately as a class but including any preferred stock which is on parity with the Healthcare Realty Preferred Stock) will have the right to elect two additional directors until all accrued dividends are paid in full. In addition, the holders of Healthcare Realty Preferred Stock shall vote separately as a class on certain matters specified in the Healthcare Realty Articles including generally any amendment to the Healthcare Realty Articles or Articles Supplementary, whether by merger, consolidation or otherwise, which materially affects the rights of the Healthcare Realty Preferred Stock. Such matters will require the approval of two-thirds of the outstanding shares of Healthcare Realty Preferred Stock.

RESTRICTIONS ON TRANSFER

     As discussed above under "DESCRIPTION OF HEALTHCARE REALTY COMMON STOCK -- Restrictions on Transfer," for Healthcare Realty to qualify as a REIT under the Code, not more than 50% in value of its outstanding Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Therefore, ownership and transfer of the Healthcare Realty Preferred Stock will be restricted in the same manner as the Healthcare Realty Common Stock.

     All certificates representing shares of Healthcare Realty Preferred Stock will bear a legend referring to the restrictions described above.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Healthcare Realty Preferred Stock
will be               .

                  COMPARATIVE RIGHTS OF COMMON STOCKHOLDERS OF
                         CAPSTONE AND HEALTHCARE REALTY

     At the Effective Date, Capstone Common Stockholders whose rights are governed by the Capstone Articles, Capstone Bylaws and the MGCL, will automatically become Healthcare Realty Common Stockholders upon consummation of the Merger. As such, the rights of the former Capstone Common Stockholders will be governed by the Healthcare Realty Articles, the Healthcare Realty Bylaws and the MGCL.

     While it is impractical to summarize all such differences, set forth below are the material differences between the rights of Capstone Common Stockholders under the Capstone Articles, the Capstone Bylaws and the MGCL and the rights of Healthcare Realty Common Stockholders under the Healthcare Realty Articles, Healthcare Realty Bylaws and the MGCL.

VOTING RIGHTS

     Capstone. The Capstone Bylaws provide that a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. A majority of votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to approve any other matter which may properly come before the meeting, unless the MGCL or the Capstone Articles require more than a majority of votes cast to approve the matter. Unless otherwise provided in the Capstone Articles, each share of outstanding stock, regardless of class, entitles the holder to one vote on each matter submitted to a vote at a meeting of stockholders. The Capstone Articles and Bylaws do not provide for cumulative voting by stockholders.

     Healthcare Realty. The Healthcare Realty Articles provide that each share of issued and outstanding Healthcare Realty Common Stock entitles the holder to one vote on each matter with respect to which stockholders are entitled to vote. The Healthcare Realty Articles and Bylaws do not provide for cumulative voting by stockholders.

CHANGE OF CONTROL

     Capstone. The Capstone Articles provide that no person shall at any time directly or indirectly acquire or hold beneficial ownership in the aggregate of more than 9.8% (the "Ownership Limit") of the outstanding shares of common stock and preferred stock of Capstone. Shares of Capstone Common Stock held by a stockholder over the Ownership Limit are referred to as "Excess Common Shares." Any shares of Capstone Preferred Stock held by a stockholder over the Ownership Limit are referred to as "Excess Preferred Shares." The Excess Common Shares and the Excess Preferred Shares are referred to as the "Capstone Excess Shares." A person shall be deemed to be the beneficial owner of the stock that such person
(i) actually owns, (ii) constructively owns after applying the rules of Section 544 of the Code as modified in the case of a REIT by Sections 857(a)(6) and 856(b) of the Code, or (iii) has the right to acquire upon exercise of outstanding rights, options and warrants, or upon conversion of any securities convertible into stock, if any, if such inclusion will cause such person to own more than the Ownership Limit. If, in the opinion of the Capstone Board, any proposed transfer or issuance would jeopardize the status of Capstone as a real estate investment trust under the REIT provisions of the Code, the Capstone Board shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to void any such issuance or cause any such transfer not to occur. No stockholder may vote any

Capstone Excess Shares held by such stockholder, and Capstone Excess Shares shall not be considered outstanding for the purpose of determining a quorum at any meeting of the Capstone Stockholders. Capstone, upon authorization by the Capstone Board, by notice to the holder thereof, may redeem any or all shares that are Capstone Excess Shares. See also "-- Restrictions on Transfer."

     Healthcare Realty. The Healthcare Realty Articles and Bylaws contain several provisions which make a change of control of Healthcare Realty more difficult to accomplish without the approval of the Healthcare Realty Board. The Healthcare Realty Board is divided into three classes so that only one-third of the directors will be subject to reelection at each annual meeting of the stockholders of Healthcare Realty. The Healthcare Realty Articles also contain a 9.9% "Excess Shares" clause, similar to the one contained in the Capstone Articles.

     Certain Maryland statutes provide additional restrictions on changes in control of Maryland corporations. Since both Capstone and Healthcare Realty are Maryland corporations, these provisions of the MGCL are applicable to both. Such provisions are described above in "DESCRIPTION OF HEALTHCARE REALTY COMMON
STOCK -- Business Combinations" and "-- Control Share Acquisitions."

BOARD OF DIRECTORS

     Capstone. The Capstone Articles provide for a Board of Directors consisting of eight directors, which may be increased or decreased from time to time in accordance with Capstone's Bylaws, but shall not be less than the number required under the MGCL. The Capstone Bylaws provide that, at any regular or special meeting called for that purpose, a majority of the entire Capstone Board may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than three nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors.

     Healthcare Realty. The Healthcare Realty Bylaws provide that the number of Healthcare Realty directors shall be no fewer than three and no more than nine. The number of directors is currently set at eight. The Healthcare Realty Board is classified into three classes, equal or approximately equal in number. Each class of directors shall be elected for successive terms ending at the annual meeting of stockholders the third year after election. Directors may be removed from office for cause by: (1) the vote of holders of 80% of the outstanding shares of Healthcare Realty or (2) the unanimous vote of all other members of the Healthcare Realty Board.

REMOVAL OF DIRECTORS

     Capstone. The Capstone Articles provide that a director may be removed from office with or without cause only at a meeting of the stockholders of Capstone called for that purpose by the affirmative vote of the holders of not less than two-thirds of the shares then outstanding and entitled to vote in the election of directors. This provision may preclude stockholders from removing incumbent directors except upon substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

     Healthcare Realty. The Healthcare Realty Articles provide that a director of Healthcare Realty may be removed for cause by the affirmative vote of 80% of the outstanding shares of Healthcare Realty or the unanimous vote of all other members of the Board of Directors. This provision may preclude stockholders from removing incumbent directors except upon substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

LIMITATION ON PERSONAL LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION

     Capstone. The Capstone Articles provide that, to the maximum extent that the Maryland law in effect from time to time permits limitation of liability of directors and officers, no director or officer of Capstone shall be liable to Capstone or its stockholders for money damages. The Capstone Bylaws provide that, to the maximum extent permitted by Maryland law in effect from time to time, Capstone, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify and shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(i) any individual who is a present or former director or officer of Capstone and who is made a party to the proceeding by reason of his service in that capacity or (ii) any individual who, while a director of Capstone and at the request of Capstone, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Capstone Bylaws also provide that Capstone may, with the approval of the Capstone Board, provide such indemnification and advancement of expenses to a person who served as a predecessor of Capstone in any of the capacities described in (i) or (ii) above and to any employee or agent of Capstone or a predecessor of Capstone.

     Capstone also provides a directors and officers liability insurance policy for its directors and officers.

     Healthcare Realty. The Healthcare Realty Articles provide that directors or officers shall not be personally liable to Healthcare Realty or its stockholders for money damages unless (i) it is proved that the person actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding, based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     The Healthcare Realty Articles provide that if the law of the State of Maryland is amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers or expanding such liability, then the liability of directors or officers to Healthcare Realty or its shareholders shall be limited or eliminated to the fullest extent permitted by Maryland law as so amended from time to time. Any repeal or modification of this provision by the stockholders of Healthcare Realty shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or the corporation existing at the time of such repeal or modification.

     The Healthcare Realty Articles further provide that Healthcare Realty shall indemnify directors, officers, employees and agents to the fullest extent permitted by the law of the State of Maryland. Healthcare Realty may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the law of the State of Maryland, whether or not Healthcare Realty would have the power to indemnify against liability under the provisions of such law.

     The MGCL requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by such corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

RIGHTS OF STOCKHOLDERS TO CALL SPECIAL MEETINGS

     Capstone. The Capstone Bylaws provide that the President, the Chief Executive Officer or a majority of the Board of Directors may call special meetings of the stockholders. A special meeting may also be called by the Secretary upon the written request of stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting. The request must state the purpose of the meeting and the matters proposed to be acted on at such meeting. The stockholders shall pay costs of preparing and mailing notices of meeting. Unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any meeting of the stockholders held during the preceding 12 months.

     Healthcare Realty. The Healthcare Realty Bylaws provide that a special meeting of the stockholders of Healthcare Realty may be called upon the written request of stockholders entitled to cast at least 25% of all of the votes entitled to be cast at the meeting.

AUTHORIZED STOCK

     Capstone. Capstone is authorized to issue 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the Capstone Record Date,
Capstone had      shares of Capstone Common Stock and 3,000,000 shares of
Capstone Preferred Stock issued and outstanding.

     Healthcare Realty. Healthcare Realty is authorized to issue 150,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, consisting of 47,000,000 shares of undesignated preferred stock and 3,000,000 shares of Healthcare Realty Preferred Stock. As of the Healthcare Realty Record Date,
Healthcare Realty had      shares of Healthcare Realty Common Stock and no
shares of Healthcare Realty Preferred Stock issued and outstanding. The Healthcare Realty Board may, at any time, issue Healthcare Realty preferred stock for such consideration and with such voting power, dividends, dividend preferences, liquidation preferences, conversion preferences and other preferences, privileges and right which the Healthcare Realty Board deems advisable.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     Capstone. Capstone has elected to be taxed as a REIT. In order to satisfy certain tax provisions relating to REIT status, the Capstone Articles limit beneficial ownership of Capstone capital stock by any one person to 9.8% of the number or value of the then outstanding shares of Capstone capital stock (the "Capstone Ownership Limit"), with certain limited exceptions described in the Capstone Articles. Any shares of Capstone Common Stock or Capstone Preferred Stock held by a stockholder in excess of the Capstone Ownership Limit (the "Capstone Excess Shares") are deemed automatically to have been converted into a class separate and distinct from the class or series from which converted and from any other class of Capstone Excess Shares, and will not be entitled to vote, will not be considered outstanding for purposes of determining a quorum, and will not be entitled to distributions or dividends except to the extent the Capstone Board chooses, in its sole discretion, to accumulate such distributions or dividends and pay them to the holders of the Capstone Excess Shares at such time as they cease to be Capstone Excess Shares. Capstone may redeem any or all Capstone Excess Shares and, from and after the date of notice of redemption, such shares will cease to be outstanding and the holder will cease to be entitled to dividends, voting rights and other benefits with respect to such shares (except payment of the redemption price). If within 30 days after the redemption date the person from whom the Capstone Excess Shares have been redeemed sells a number of remaining shares of the same class as the Capstone Excess Shares at least equal to the number of such Excess Shares, Capstone must rescind the redemption if following such rescission such person would not be the holder of Capstone Excess Shares. Notwithstanding any other provision of the Capstone Articles, any purported acquisition or continued ownership of stock of Capstone that would: (i) create an owner of Capstone Excess Shares; (ii) result in the shares of Capstone being owned by fewer than 100 persons; (iii) result in Capstone being "closely held" with the meaning of Section 856(h) of the Code; or
(iv) result in the disqualification of Capstone as a REIT, shall be void ab initio.

     Healthcare Realty. Healthcare Realty has elected to be taxed as a REIT. In order to satisfy certain tax provisions relating to REIT status, the Healthcare Realty Articles limit beneficial ownership of Healthcare Realty capital stock by any one person to 9.9% in value of the outstanding shares of Healthcare Realty (the "Healthcare Realty Ownership Limit"). If the Board determines that ownership of any one owner has exceeded the Healthcare Realty Ownership Limit, the Board may refuse to transfer or issue shares of Healthcare Realty stock to such person and any transfer that would create an individual direct or indirect owner of in excess of the Healthcare Realty Ownership Limit will be deemed void. If there is a transfer in violation of the Healthcare Realty Ownership Limit, those shares in excess of the Healthcare Realty Ownership Limit will be "Excess Shares" (the "Healthcare Realty Excess Shares"), and will be deemed to have been transferred to Healthcare Realty as trustee of a trust for the benefit of such persons to whom the Healthcare Realty Excess Shares are subsequently transferred. Healthcare Realty Excess Shares will have no voting rights, and will not be considered for purposes of shareholder votes or determining a quorum, but will be reflected as issued and outstanding stock of Healthcare Realty. No dividends or other distributions will be paid with respect to Healthcare Realty Excess Shares.

DIVIDEND REINVESTMENT PLAN

     Capstone. Capstone has adopted a Dividend Reinvestment Plan to provide registered owners of Capstone Common Stock a method of investing dividends and other distributions paid in cash ("dividends") in additional shares of Capstone Common Stock at a 2% discount from current market value and without payment of any brokerage commission or service charge.

     Participating stockholders may have cash dividends on all or a portion of their shares of Capstone Common Stock automatically reinvested in additional shares of Capstone Common Stock ("Plan Shares"). Participants' funds will be fully invested because the Dividend Reinvestment Plan permits fractions of shares to be credited to a participant's account. Dividends on such fractions, as well as on whole shares, will be reinvested in additional shares, and such shares will be credited to a participant's account. Participants may also make optional investments of up to $5,000 per quarter.

     Healthcare Realty. Stockholders of Healthcare Realty Common Stock are eligible to participate in the company's Dividend Reinvestment Plan, which is substantially similar to that of Capstone, including the right to reinvest dividends at a 5% discount and the right to make optional investments of up to $5,000 per quarter.

AMENDMENT OF ARTICLES AND BYLAWS

     Capstone. The Capstone Articles provide that the affirmative vote of the holders of at least 90% of the "voting stock" of Capstone, voting together as a single class, is required to repeal or amend any provision inconsistent with the provisions of the Capstone Articles governing the removal of directors, restrictions on ownership and transfer of shares of stock, amendments to the Capstone Articles or limitations on personal liability and indemnification of directors and officers. The Capstone Articles provide that the Capstone Board shall have the exclusive power to alter, amend or repeal any provision of the Capstone Bylaws and to make new Capstone Bylaws.

     Healthcare Realty. The provisions of Healthcare Realty Articles relating to (i) the number of directors, (ii) share transfer and ownership limitations,
(iii) indemnification of officers and directors and (iv) amendments may be repealed or amended upon the affirmative vote of the holders of at least 90% of the voting stock of Healthcare Realty. All other provisions of the Healthcare Realty Articles may be amended by the affirmative vote of the holders of two-thirds of the voting stock of Healthcare Realty. The Healthcare Realty Bylaws may be amended or repealed by the affirmative vote of the holders of at least 90% of the voting stock of Healthcare Realty.

            COMPARATIVE RIGHTS OF PREFERRED STOCKHOLDERS OF CAPSTONE
                             AND HEALTHCARE REALTY

     Capstone Preferred Stockholders, whose rights are governed by the Capstone Articles, Capstone Bylaws and the MGCL, will become Healthcare Realty Preferred Stockholders upon consummation of the Merger. As a result, the rights of the former Capstone Preferred Stockholders will be governed by the Healthcare Realty Articles, the Healthcare Realty Bylaws and the MGCL.

     The newly created Healthcare Realty Preferred Stock will have substantially identical terms, rights and preferences as the Capstone Preferred Stock. Set forth below are the material differences between the rights of Capstone Preferred Stockholders under the Capstone Articles, the Capstone Bylaws and the MGCL, and the rights of Healthcare Realty Preferred Stockholders under the Healthcare Realty Articles, the Healthcare Realty Bylaws and the MGCL.

VOTING RIGHTS

     Capstone. The holders of Capstone Preferred Stock have no voting rights except in special circumstances as provided in the Capstone Articles and under Maryland law.

     Healthcare Realty. The holders of each share of Healthcare Realty Preferred Stock will have one vote, voting together with the Healthcare Realty Common Stock, on all matters on which the Healthcare Realty Stockholders may vote. Holders of Healthcare Realty Preferred Stock will also have the same voting rights as holders of Capstone Preferred Stock currently have, including the right that, in the event that dividends on shares of Healthcare Realty Preferred Stock are in arrears for six or more quarters, holders of Healthcare Realty Preferred Stock (voting separately as a class but including any preferred stock which is on parity with the Healthcare Realty Preferred Stock) can elect two additional directors until all accrued dividends are paid in full. In addition, the holders of Healthcare Realty Preferred Stock will vote separately as a class on certain matters specified in the Healthcare Realty Articles or if required by law, including generally any amendment to the Healthcare Realty Articles or Articles Supplementary, whether by merger, consolidation or otherwise, which materially affects the rights of the Healthcare Realty Preferred Stock. Such matters will require the approval of holders of two-thirds of the outstanding shares of Healthcare Realty Preferred Stock.

PAR VALUE

     Capstone.  The Capstone Preferred Stock has a $.001 per share par value.

     Healthcare Realty. The Healthcare Realty Preferred Stock will have a $.01 per share par value.

DIVIDEND PAYMENT DATES

     Capstone. Dividends on shares of Capstone Preferred Stock are payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year or, if not a Business Day (as defined in the Capstone Articles), the next succeeding Business Day.

     Healthcare Realty. Dividends on shares of Healthcare Preferred Stock are payable quarterly in arrears on or before the last business day in February, May, August and November of each year.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     For a comparison of the rights of Capstone Preferred Stockholders and the Healthcare Realty Preferred Stockholders relative to restrictions on ownership and transfer, see "COMPARATIVE RIGHTS OF COMMON STOCKHOLDERS OF CAPSTONE AND HEALTHCARE REALTY -- Restrictions on Ownership and Transfer."

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial statements give effect to the Merger using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma balance sheet gives effect to the Merger as if it had occurred on March 31, 1998. The remaining information gives effect to the Merger as if it had occurred on January 1, 1997. We prepared this information by adding or combining the historical amounts of each company. This information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the merged companies.

     This information is only a summary and you should read it in conjunction with the historical financial statements (and related notes) contained in the annual reports and other information that Healthcare Realty and Capstone have filed with the Commission. See "WHERE YOU CAN FIND MORE INFORMATION."

                      HEALTHCARE REALTY TRUST INCORPORATED
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                                                            HISTORICAL
                                                       ---------------------
                                                       HEALTHCARE   CAPSTONE    PRO FORMA
                                                         REALTY     CAPITAL    ADJUSTMENTS      PRO FORMA
                                                       ----------   --------   -----------      ----------
                       ASSETS
Real estate properties:
  Land...............................................  $  62,046    $ 47,945    $ 12,670(1)     $  122,661
  Buildings and improvements.........................    438,347     477,918     126,299(1)      1,042,564
  Personal property..................................      4,827       1,264      (1,264)(1)         4,827
  Construction in progress...........................      7,278      44,549       3,564(1)         55,391
                                                       ---------    --------    --------        ----------
                                                         512,498     571,676     141,269         1,225,443
Less accumulated depreciation........................    (38,022)    (22,743)     22,743(1)        (38,022)
                                                       ---------    --------    --------        ----------
         Real estate properties, net.................    474,476     548,933     164,012         1,187,421
Mortgage notes receivable............................         --     188,630       9,432(1)        198,062
Cash and cash equivalents............................     13,021       1,808                        14,829
Accrued rental income................................         --       9,013      (9,013)(1)            --
Other assets, net....................................     20,439      22,786      (3,975)(1)        39,250
                                                       ---------    --------    --------        ----------
         Total assets................................  $ 507,936    $771,170    $160,456        $1,439,562
                                                       =========    ========    ========        ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Senior notes payable...............................  $  90,000    $     --                    $   90,000
  Convertible subordinated debentures................         --      72,952       5,741(1)         78,693
  Bank credit facility...............................         --     126,200      36,287(2)        162,487
  Mortgage notes payable.............................         --      61,360       1,869(1)         63,229
  Accrued expenses and other liabilities.............      8,848      22,516                        31,364
                                                       ---------    --------    --------        ----------
         Total liabilities...........................     98,848     283,028      43,897           425,773
                                                       ---------    --------    --------        ----------
Stockholders' equity:
  Preferred stock, $.01 par value....................          0           3          27(1)             30
  Common stock, $.01 par value.......................        207          22         167(1)            396
  Additional paid-in capital.........................    440,345     494,356     114,126(1)      1,048,827
  Deferred compensation..............................    (11,521)     (2,249)      2,249(1)        (11,521)
  Loans to officers to finance stock purchases.......         --        (191)        191(1)             --
  Cumulative net income..............................     97,473      72,458     (72,458)(1)        93,473
                                                                                  (4,000)(2)
  Cumulative dividends...............................   (117,416)    (72,897)     72,897(1)       (117,416)
                                                       ---------    --------    --------        ----------
                                                         409,088     491,502     113,199         1,013,789
  Less: Treasury stock...............................         --      (3,360)      3,360(1)             --
                                                       ---------    --------    --------        ----------
         Total stockholders' equity..................    409,088     488,142     116,559         1,013,789
                                                       ---------    --------    --------        ----------
         Total liabilities and stockholders'
           equity....................................  $ 507,936    $771,170    $160,456        $1,439,562
                                                       =========    ========    ========        ==========

                      HEALTHCARE REALTY TRUST INCORPORATED
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            HISTORICAL
                                                       ---------------------
                                                       HEALTHCARE   CAPSTONE    PRO FORMA
                                                         REALTY     CAPITAL    ADJUSTMENTS      PRO FORMA
                                                       ----------   --------   -----------      ----------
REVENUES:
  Master lease rental income.........................  $   9,755    $ 15,488                    $   25,243
  Property operating income..........................      6,820          --                         6,820
  Mortgage interest income...........................         --       4,716                         4,716
  Management fees....................................        458          --                           458
  Interest and other income..........................        300         433                           733
                                                       ---------    --------    --------        ----------
                                                          17,333      20,637          --            37,970
                                                       ---------    --------    --------        ----------
EXPENSES:
  General and administrative.........................      1,325       1,172        (820)(3)         1,677
  Property operating expenses........................      2,394       1,205                         3,599
  Interest...........................................      1,783       4,987         295(4)          7,065
  Depreciation.......................................      3,142       2,863       1,626(5)          7,631
  Amortization.......................................         83         218        (201)(6)           100
                                                       ---------    --------    --------        ----------
                                                           8,727      10,445         900            20,072
                                                       ---------    --------    --------        ----------
NET INCOME...........................................  $   8,606    $ 10,192    $   (900)       $   17,898
                                                       =========    ========    ========        ==========
NET INCOME PER SHARE - BASIC.........................  $    0.44    $   0.42                    $     0.44
                                                       =========    ========                    ==========
NET INCOME PER SHARE - DILUTED.......................  $    0.43    $   0.42                    $     0.44
                                                       =========    ========                    ==========
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC..........     19,344      20,092      (2,935)(7)        36,501
                                                       =========    ========    ========        ==========
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED........     19,821      20,349      (3,192)(7)        36,978
                                                       =========    ========    ========        ==========
FUNDS FROM OPERATIONS................................  $  11,604    $ 12,347    $    312(8)     $   24,263
                                                       =========    ========    ========        ==========
FUNDS FROM OPERATIONS PER SHARE - BASIC..............  $    0.60    $   0.53                    $     0.62
                                                       =========    ========                    ==========
FUNDS FROM OPERATIONS PER SHARE - DILUTED............  $    0.59    $   0.52                    $     0.61
                                                       =========    ========                    ==========

                      HEALTHCARE REALTY TRUST INCORPORATED
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            HISTORICAL
                                                       ---------------------
                                                       HEALTHCARE   CAPSTONE    PRO FORMA
                                                         REALTY     CAPITAL    ADJUSTMENTS      PRO FORMA
                                                       ----------   --------   -----------      ----------
REVENUES:
  Master lease rental income.........................  $  40,298    $ 46,160                    $   86,458
  Property operating income..........................     14,631          --                        14,631
  Mortgage interest income...........................         --      10,148                        10,148
  Management fees....................................      1,499          --                         1,499
  Interest and other income..........................      3,368         870                         4,238
                                                       ---------    --------    --------        ----------
                                                          59,796      57,178          --           116,974
                                                       ---------    --------    --------        ----------
EXPENSES:
  General and administrative.........................      3,807       2,902      (2,031)(3)         4,678
  Property operating expenses........................      5,008       1,143                         6,151
  Interest...........................................      7,969      14,767       1,180(4)         23,916
  Depreciation.......................................     11,468       8,782       6,507(5)         26,757
  Amortization.......................................        332         703        (636)(6)           399
                                                       ---------    --------    --------        ----------
                                                          28,584      28,297       5,020            61,901
                                                       ---------    --------    --------        ----------
NET INCOME...........................................  $  31,212    $ 28,881    $ (5,020)       $   55,073
                                                       =========    ========    ========        ==========
NET INCOME PER SHARE - BASIC.........................  $    1.71    $   1.76                    $     1.71
                                                       =========    ========                    ==========
NET INCOME PER SHARE - DILUTED.......................  $    1.68    $   1.75                    $     1.71
                                                       =========    ========                    ==========
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC..........     18,222      15,760      (2,357)(7)        31,625
                                                       =========    ========    ========        ==========
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED........     18,572      16,346      (2,943)(7)        31,975
                                                       =========    ========    ========        ==========
FUNDS FROM OPERATIONS................................  $  42,337    $ 34,744    $    735(8)     $   77,816
                                                       =========    ========    ========        ==========
FUNDS FROM OPERATIONS PER SHARE - BASIC..............  $    2.32    $   2.13                    $     2.43
                                                       =========    ========                    ==========
FUNDS FROM OPERATIONS PER SHARE - DILUTED............  $    2.28    $   2.11                    $     2.42
                                                       =========    ========                    ==========

                      HEALTHCARE REALTY TRUST INCORPORATED

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
BALANCE SHEET

(1) Adjustment to reflect: (a) the estimated relative fair value of assets acquired and liabilities assumed; (b) the elimination of Capstone stockholders' equity attributable to prior years' net income and dividends;
    (c) the elimination of deferred compensation attributable to the Capstone Restricted Stock redeemed pursuant to the Merger; and (d) the cancellation of treasury stock pursuant to the Merger, in accordance with the purchase method of accounting.

     Calculation of estimated purchase price (in thousands):

    LIABILITIES:
      Existing Liabilities Assumed..............................  $283,028
      Estimated Fair Value Increase In Liabilities..............     7,610
      Estimated Increase in Bank Credit Facilities (Note 2).....    32,287
                                                                  --------
      Estimated Total Liabilities Assumed.......................   322,925
    EQUITY:
      Preferred Stock (3,000,000 shares valued at $24.25 per
         share).................................................    72,750
      Common Stock (18,893,509 shares valued at $28.375 per
         share).................................................   536,103
      Estimated Registration Costs..............................      (152)
                                                                  --------
      Estimated Equity Issued...................................   608,701
                                                                  --------
    Estimated Total Purchase Price..............................  $931,626
                                                                  ========

     Fair values of the real estate properties are based on preliminary estimates. As a condition to the closing of the Merger, Healthcare Realty will enter into consulting and non-competition agreements under which three Capstone directors or officers will receive in the aggregate cash payments of $3.4 million and contingent grants of 600,000 shares of Healthcare Realty Common Stock, which management of Healthcare Realty believes will protect and enhance the value of the real estate properties Healthcare Realty is acquiring from Capstone. The estimated total purchase price does not include the contingent consideration to be paid in connection with the consulting and non-competition agreements. Healthcare Realty is in the process of determining fair values on a property-by-property basis (including the contingent consideration under the consulting and non-competition agreements) using the present value of future cash flows. Mortgage notes receivable, convertible subordinated debentures and mortgage notes payable have been adjusted to estimated fair values based upon current interest rates.

     Estimated allocation of purchase price (in thousands):

    Cash and Cash Equivalents...................................  $  1,808
    Estimated Real Estate Properties............................   712,945
    Estimated Mortgage Notes Receivable.........................   198,062
    Estimated Other Assets......................................    18,811
                                                                  --------
    Estimated Net Assets Acquired...............................  $931,626
                                                                  ========

(2) Adjustment to reflect borrowings under the bank credit facilities required to fund the amounts listed below (in thousands) in connection with the Merger. Other net estimated Merger related costs include: (a) financial advisory fees; (b) professional fees (attorneys, accountants, etc.); (c) the cash portion of the consulting and non-compete fees; (d) estimated Healthcare Realty non-recurring charges directly related to the Merger, which will be charged to Healthcare Realty's earnings within twelve months of the Merger date. The non-recurring charges have not been reflected in the pro forma condensed consolidated statement of income.

                      HEALTHCARE REALTY TRUST INCORPORATED

    Redemption of Restricted Stock and Purchase of Stock
      Options...................................................  $ 18,926
    Other Net Estimated Merger Related Costs....................    17,361
                                                                  --------
    Net Increase In Bank Credit Facilities......................  $ 36,287
    Estimated Non-Recurring Merger Related Charges..............    (4,000)
                                                                  --------
    Net Increase in Bank Credit Facilities Attributable to
      Purchase Price............................................  $ 32,287
                                                                  ========

STATEMENTS OF INCOME

(3) Adjustment to reflect the net reduction in general and administrative expenses resulting from the: (a) elimination of payroll costs associated with Capstone employees (none of whom will continue as employees of Healthcare Realty); (b) elimination of occupancy-related costs associated with Capstone's corporate office (which will not be retained by Healthcare Realty); (b) elimination of other costs duplicative of those currently incurred by Healthcare Realty; and (d) addition of payroll and related costs for new Healthcare Realty employees required due to the Merger.

(4) Adjustment to reflect the net effect of: (a) the increase in interest expense calculated by applying a 6.875% annual rate to the increased borrowings discussed in Note 2 above (a change of 0.125% in this interest rate would change this adjustment by $45,600 per year or $11,400 per quarter); and (b) the decrease in interest expense related to adjusting liabilities assumed to estimated fair value.

(5) Adjustment to reflect the increase in depreciation expense based upon depreciating the purchase accounting step-up in the basis of depreciable properties acquired in the Merger, using the straight-line method over 6 and 39-year periods.

(6) Adjustment to eliminate amortization expense attributable to intangible assets (loan costs, etc.) which have no continuing value and have therefore been allocated no portion of the purchase price, pursuant to the Merger, net of amortization of consulting and non-competition agreements entered into in connection with the Merger.

(7) Adjustment to reflect the effect of the Merger upon weighted average shares outstanding, calculated by assuming the redemption of the Capstone Restricted Stock and by applying the Exchange Ratio of .8518 to the remaining shares of Capstone Common Stock.

                      HEALTHCARE REALTY TRUST INCORPORATED

(8) Adjustment to reflect the effect of the Merger upon funds from operations ("FFO") due to: (a) the decrease in general and administrative expenses (discussed in Note 3); (b) the increase in interest expense (discussed in Note 4); (c) the decrease in amortization expense (discussed in Note 6); and
    (d) the decrease due to conforming Capstone's historical method of calculating FFO to Healthcare Realty's historical (and continuing) method of calculating FFO. The following schedule includes calculations of Capstone's historical FFO under its historical method (the "Historical" columns) and under Healthcare Realty's historical method (the "Historical, As Adjusted" columns):

                          CAPSTONE CAPITAL CORPORATION
                             FUNDS FROM OPERATIONS
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    THREE MONTHS ENDED                  YEAR ENDED
                                                      MARCH 31, 1998                DECEMBER 31, 1997
                                               ----------------------------    ----------------------------
                                                             HISTORICAL, AS                  HISTORICAL, AS
                                               HISTORICAL       ADJUSTED       HISTORICAL       ADJUSTED
                                               ----------    --------------    ----------    --------------
    Net Income...............................   $10,192         $10,192         $28,881         $28,881
      Straight line rents....................    (1,139)         (1,139)         (3,183)         (3,183)
      Add:
         Depreciation of real estate
           assets............................     2,863           2,863           8,782           8,782
         Amortization........................       218              --             703              --
         Stock-based compensation expense....       213              --             116              --
         Undeclared preferred stock
           dividends.........................        --              --            (555)           (555)
                                                -------         -------         -------         -------
              Total Adjustments..............     2,155           1,724           5,863           5,044
                                                -------         -------         -------         -------
    Funds from Operations....................   $12,347         $11,916         $34,744         $33,925
      Subtract:
         Dividends paid on preferred stock...    (1,664)         (1,664)         (1,109)         (1,109)
                                                -------         -------         -------         -------
    Funds from Operations Available to Common
      Stockholders -- Basic..................   $10,683         $10,252         $33,635         $32,816
      Add
         Impact of potential dilutive
           securities........................        --              --             785             785
                                                -------         -------         -------         -------
    Funds from Operations Available to Common
      Stockholders -- Diluted................   $10,683         $10,252         $34,420         $33,601
                                                =======         =======         =======         =======
    Weighted Average Shares Outstanding......
      -- Basic...............................    20,092          20,092          15,760          15,760
      -- Diluted.............................    20,349          20,349          16,346          16,346
    Funds from Operations per Share
      -- Basic...............................   $  0.53         $  0.51         $  2.13         $  2.08
      -- Diluted.............................   $  0.52         $  0.50         $  2.11         $  2.06

                      WHERE YOU CAN FIND MORE INFORMATION

     Healthcare Realty has filed with the Commission under the Securities Act a Registration Statement on Form S-4 that registers the distribution to Capstone Stockholders of the shares of Healthcare Realty Common Stock and Healthcare Realty Preferred Stock to be issued in connection with the Merger (collectively, the "Registration Statement"). The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Healthcare Realty, the Healthcare Realty Common Stock and the Healthcare Realty Preferred Stock. The rules and regulations of the Commission allows Healthcare Realty to omit certain information included in the Registration Statement from this Joint Proxy Statement-Prospectus.

     In addition, Healthcare Realty and Capstone file reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the
Commission:

Public Reference Room   New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center           Citicorp Center
      Room 1024                Suite 1300            500 West Madison Street
Washington, D.C. 2054   New York, New York 10048            Suite 1400
                                                   Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Healthcare Realty and Capstone, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about Healthcare Realty and Capstone at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Commission allows Healthcare Realty and Capstone to "incorporate by reference" information into this Joint Proxy Statement-Prospectus from documents that Healthcare Realty and Capstone have previously filed with the Commission. This means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about the companies and their financial condition. The information incorporated by reference is considered to be a part of this Joint Proxy Statement-Prospectus, except for any information that is superseded by other information that is set forth directly in this document.

     This Joint Proxy Statement-Prospectus incorporates by reference the following documents with respect to Capstone:

          (1) Capstone's 1997 Annual Report to Stockholders (only as to the portions that include Capstone's consolidated financial statements and notes thereto and management's discussion and analysis of financial condition and results of operations);

          (2) Capstone's Annual Report on Form 10-K for the year ended December 31, 1997;

          (3) Capstone's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (4) Capstone's Current Report on Form 8-K, dated June 12, 1998;

          (5) The description of Capstone Common Stock contained in Capstone's Registration Statement on Form 8-A, dated June 21, 1994; and

          (6) The description of Capstone Preferred Stock contained in Capstone's Registration Statement on Form 8-A, dated September 25, 1997.

     This Joint Proxy Statement-Prospectus incorporates by reference the following documents with respect to Healthcare Realty:

          (1) Healthcare Realty's Annual Report on Form 10-K for the year ended December 31, 1997;

          (2) Healthcare Realty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (3) Healthcare Realty's Current Report on Form 8-K, dated June 12, 1998; and

          (4) The description of Healthcare Realty Common Stock contained in Healthcare Realty's Registration Statement on Form 8-A, dated April 8, 1993.

     Healthcare Realty and Capstone incorporate by reference additional documents that each may file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this Joint Proxy Statement-Prospectus and the date of the Capstone Special Meeting and the Healthcare Realty Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Healthcare Realty has supplied all information contained or incorporated by reference in this Joint Proxy Statement-Prospectus relating to Healthcare Realty, as well as all pro forma financial information. Capstone has supplied all information contained or incorporated by reference in this Joint Proxy Statement-Prospectus relating to Capstone.

     You can obtain copies of the documents incorporated by reference in this Joint Proxy Statement-Prospectus with respect to Healthcare Realty without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Joint Proxy Statement-Prospectus, by requesting them in writing or by telephone from Healthcare Realty at the following:

                      Healthcare Realty Trust Incorporated
                        3310 West End Avenue, Suite 700
                           Nashville, Tennessee 37203
                        Attention: Fredrick M. Langreck
                                 (615) 269-8175

     You can obtain copies of the documents incorporated by reference in this Joint Proxy Statement-Prospectus with respect to Capstone without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Joint Proxy Statement-Prospectus, by requesting them in writing or by telephone from Capstone at the following:

                          Capstone Capital Corporation
                       1000 Urban Center Drive, Suite 630
                           Birmingham, Alabama 35242
                      Attention: Malcolm E. ("Tadd") McVay
                                 (205) 967-2092

     If you would like to request documents from Capstone or Healthcare Realty,
please do so by             , 1998 to receive them before the Capstone Special
Meeting or the Healthcare Realty Special Meeting. You can also obtain copies of these documents from the Commission through the Commission's Internet world wide web site or at the address described above.

     You should rely only on the information contained in or incorporated by reference in this Joint Proxy Statement-Prospectus in considering how to vote your shares at the Capstone Special Meeting or the Healthcare Realty Special Meeting. Neither Healthcare Realty nor Capstone has authorized anyone to provide you with information that is different from the information in this document.
This Joint Proxy Statement-Prospectus is dated               , 1998. You should
not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this Joint Proxy Statement-Prospectus nor the issuance of Healthcare Realty Common Stock and the Healthcare Realty Preferred Stock in the Merger shall create any implication to the contrary.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This Joint Proxy Statement-Prospectus contains certain forward-looking statements about the financial condition, results of operations and business of each of our companies and about Healthcare Realty following the consummation of the Merger. These statements concern the cost savings, revenue enhancements and other advantages we expect to obtain from the Merger, and the anticipated impact of the Merger on Capstone's financial performance and earnings estimates for Healthcare Realty. These statements appear in several sections of this Joint Proxy Statement-Prospectus, including "SUMMARY," "THE MERGER -- Capstone's Reasons for the Merger; Recommendation of the Capstone Board," "THE MERGER -- Healthcare Realty's Reasons for the Merger; Recommendation of the Healthcare Realty Board" and "THE MERGER -- Opinion of Capstone's Financial Advisor" and "THE MERGER -- Opinion of Healthcare Realty's Financial Advisor." Also, when we use any of the words "believes," "expects," "anticipates," "intends," "estimates," "plans" or similar expressions, we are making forward-looking statements.

     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Healthcare Realty and Capstone, and of the combined company, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of Healthcare Realty or Capstone. In addition, neither Healthcare Realty nor Capstone intend to, nor are they obligated to, update these forward-looking statements after this Joint Proxy Statement-Prospectus is distributed, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, Healthcare Realty and Capstone claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.

     Healthcare Realty has discussed certain factors that may cause its forward-looking statements not to be realized in its Annual Report for the year ended December 31, 1997 on Form 10-K. Capstone has discussed certain factors that may cause its forward-looking statements not to be realized in its Annual Report for the year ended December 31, 1997 on Form 10-K.

                                 LEGAL MATTERS

     The validity of the shares of Healthcare Realty Common Stock and Healthcare Realty Preferred Stock to be issued to the Capstone Stockholders in the Merger will be passed upon by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee, special counsel to Healthcare Realty. Certain tax matters concerning the Merger will be passed upon on behalf of Healthcare Realty by Farris, Warfield & Kanaday PLC, Nashville, Tennessee. Certain legal matters concerning the Merger will be passed upon on behalf of Capstone by Sirote & Permutt, P.C., Birmingham, Alabama. Certain matters of Maryland law will be passed upon on behalf of Healthcare Realty by Brown & Wood LLP, Washington, D.C., and on behalf of Capstone by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                                    EXPERTS

     The consolidated financial statements and schedule of Healthcare Realty Trust Incorporated at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 appearing or incorporated by reference in the Healthcare Realty Trust Incorporated Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of Capstone Capital Corporation as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                                                                         Annex A





                          PLAN AND AGREEMENT OF MERGER

                            DATED AS OF JUNE 8, 1998

                                  by and among

                          HR ACQUISITION I CORPORATION,

                      HEALTHCARE REALTY TRUST INCORPORATED,

                                       and

                          CAPSTONE CAPITAL CORPORATION

                          PLAN AND AGREEMENT OF MERGER


                  THIS PLAN AND AGREEMENT OF MERGER (this "Plan of Merger"), is entered into as of June 8, 1998, by and among HR ACQUISITION I CORPORATION, a Delaware corporation ("Buyer"), HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation ("HR"), and CAPSTONE CAPITAL CORPORATION, a Maryland corporation ("Target") (Buyer and Target being sometimes collectively referred to herein as the "Constituent Entities").

                                   WITNESSETH:

                  WHEREAS, the respective Boards of Directors of Target, HR and Buyer have approved the merger of Buyer with and into Target (the "Merger"), upon the terms and subject to the conditions set forth in this Plan of Merger, whereby all issued and outstanding shares of (i) Target common stock, par value $.001 per share (the "Target Common Stock"), and (ii) Target 8 7/8% Series A Cumulative Preferred Stock, par value $.001 per share (the "Target Series A Preferred Stock" and, together with the Target Common Stock, the "Target Stock"), not owned directly or indirectly by Target (other than restricted shares of Target Common Stock to be redeemed as hereinafter provided), will be converted into the Merger Consideration (as hereinafter defined); and

                  WHEREAS, each of Buyer, HR, and Target desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:


                                    ARTICLE I
                                   THE MERGER

                  Section 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with Section 3-101 et seq. of the Maryland General Corporation Law (the "MGCL") and in accordance with Sections 251 and 252 of the Delaware General Corporation Law (the "DGCL"), Buyer shall be merged with and into Target at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of Buyer shall cease and Target shall continue as the surviving entity (the "Surviving Entity") under the name "HR Acquisition I Corporation" and shall succeed to and assume all the rights and obligations of Target and Buyer in accordance with the

MGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, (a) the Surviving Entity shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Constituent Entities, (b) all obligations belonging to or due each of the Constituent Entities shall be vested in, and become the obligations of, the Surviving Entity without further act or deed, (c) title to any real estate or any interest therein vested in either of the Constituent Entities shall not revert or in any way be impaired by reason of the Merger, (d) all rights of creditors and all liens upon any property of either of the Constituent Entities shall be preserved unimpaired, and (e) the Surviving Entity shall be liable for all of the debts and obligations of each of the Constituent Entities, and any claim existing, or action or proceeding pending, by or against either of the Constituent Entities may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

                  Section 1.2 THE CLOSING. The closing of the Merger (the "Closing") will take place at such time and on such date as is specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Article VII) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 7.1 (other than Section 7.1(d), which shall be satisfied at the Closing Date), at such location as the parties may agree, unless another date is agreed to in writing by the parties hereto.

                  Section 1.3 EFFECTIVE TIME. Subject to the provisions of this Plan of Merger, the parties shall file articles of merger (the "Articles of Merger") executed in accordance with Sections 3-109, 3-110 and 1-301 of the MGCL and a certificate of merger (the "Certificate of Merger") executed in accordance with Section 103 of the DGCL and shall make all other filings or records required under the MGCL and the DGCL as soon as practical on or after the Closing Date. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland (the "SDAT") and the Certificate of Merger is accepted for record by the Delaware Office of the Secretary of State, or at such other time as Buyer and Target shall agree as specified in the Articles of Merger and the Certificate of Merger but not exceeding 30 days after the later of the date the Articles of Merger are accepted for record by the SDAT or the Certificate of Merger is accepted for record by the Delaware Office of the Secretary of State (the "Effective Time").

                  Section 1.4 EFFECT OF MERGER. The Merger shall have the effect set forth in Section 3-114 of the MGCL and Section 259 of the DGCL.

                                   ARTICLE II
                      EFFECT OF THE MERGER ON THE STOCK OF
               THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

                  Section 2.1 EFFECT ON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any stock of either of the Constituent Entities:

                           (a) CANCELLATION OF TREASURY STOCK. Each share of
                  Target Stock that is owned by Target or by any subsidiary of Target shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                           (b) CONVERSION OF TARGET COMMON STOCK AND TARGET
                  SERIES A PREFERRED STOCK. Subject to Section 2.2, each issued and outstanding share of Target Common Stock (other than restricted shares of Target Common Stock to be redeemed in accordance with Section 2.1(c)) and each issued and outstanding share of Target Series A Preferred Stock (collectively, the "Exchanging Target Shares") shall be converted into such number of shares of the common stock, par value $.01 per share, of HR (the "HR Common Stock"), and shares of the 8 7/8 % Series A Cumulative Preferred Stock, par value $.01 per share, of HR (the "HR Preferred Stock") (such shares of HR Common Stock and HR Preferred Stock being delivered in connection with the Merger referred to herein as the "Merger Consideration") in accordance with the following provisions:

                                    (i) Each issued and outstanding share of
                           Target Common Stock (other than restricted shares of Target Common Stock to be redeemed in accordance with
                           Section 2.1(c) below) shall be converted into .8518 shares of HR Common Stock (the "Common Stock Exchange Ratio"); and

                                    (ii) Each issued and outstanding share of
                           Target Series A Preferred Stock, shall be converted into one share of HR Preferred Stock having substantially the same rights and preferences as the Target Series A Preferred Stock (the "Preferred Stock Exchange Ratio").

                  As of the Effective Time, all such Exchanging Target Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Exchanging Target Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares to be issued or paid in consideration therefor with respect to the Exchanging Target Shares upon surrender of such certificate in accordance with Section 2.2, without interest.

                           (c) RESTRICTED TARGET SHARES. Immediately prior to
                  the Effective Time, each outstanding restricted share of Target Common Stock (whether vested or unvested) shall be redeemed for cash in an amount of $24.33 per restricted share of Target Common Stock. Such cash shall be provided by Target from available cash resources or from Target borrowings. HR agrees that any such borrowings will be repaid only from cash flow generated from Target's operations and not from cash furnished, directly or indirectly, by HR.

                           (d) STOCK OPTIONS. At the Effective Time, all rights
                  with respect to each option to purchase Target Common Stock which is outstanding at the Effective Time, whether or not then vested or exercisable, shall be purchased by Buyer for cash in an amount equal to the excess of (i) $24.33 per share of Target Common Stock over (ii) the stated exercise price of such option.

                           (e) 10 1/2% DEBENTURES. On or before the Effective
                  Time, all of Target's 10 1/2% Convertible Subordinated Debentures due 2000 (the "10 1/2% Debentures") which are outstanding at the Effective Time shall remain outstanding in accordance with the indenture pursuant to which the 10 1/2% Debentures have been issued and the instruments by which such 10 1/2% Debentures are evidenced, in each case as the same may have been amended or restated or otherwise modified in accordance with the terms thereof, and HR shall assume each and every obligation of Target contained in the indenture. Each 10 1/2% Debenture shall be convertible into that number of shares of HR Common Stock equal to the number of shares of Target Common Stock into which such 10 1/2% Debenture was convertible immediately prior to the Effective Time, multiplied by the Common Stock Exchange Ratio; the indentures and instruments pursuant to which such 10 1/2% Debentures have been issued shall be amended or supplemented to provide for the conversion of such 10 1/2% Debentures into HR Common Stock, and such amendments shall provide for adjustments to the conversion price for events subsequent to the Effective Time that will be as nearly equal as may be practicable to the conversion adjustments which currently apply to the 10 1/2% Debentures.

                           (f) 6.55% DEBENTURES. All of Target's 6.55%
                  Convertible Subordinated Debentures due 2002 (the "6.55% Debentures")which are outstanding at the Effective Time shall remain outstanding in accordance with the indenture pursuant to which the 6.55% Debentures have been issued and the instruments by which such 6.55% Debentures are evidenced, in each case as the same may have been amended or restated or otherwise modified in accordance with the terms thereof, and HR shall assume each and every obligation of Target contained in the indenture. Each 6.55% Debenture shall be convertible into that number of shares of HR Common Stock equal to the number of shares of Target Common Stock into which such 6.55% Debenture was convertible immediately prior to the Effective Time, multiplied by the Common Stock Exchange Ratio. The indentures and instruments pursuant to which such 6.55% Debentures into HR Common
                  Stock, and such amendments shall provide for adjustments to the conversion price for events subsequent to the Effective Time that will be as nearly equal as may be practicable to the conversion adjustments which currently apply to the 6.55% Debentures.

                           (g) ANTI-DILUTION PROVISIONS. If after the date
                  hereof and prior to the Effective Time, the Board of Directors of HR shall have declared a stock split (including a reverse split) of HR Common Stock or a dividend payable in HR Common Stock, or any other distribution of securities or dividend payable in securities to holders of HR Common Stock with respect to their HR Common Stock (including such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction), then (i) the Common Stock Exchange Ratio shall be appropriately adjusted to reflect such stock split or dividend or other distribution of securities and (ii) if such stock split, dividend or distribution has a record date prior to the Effective Time, then the number of shares of HR Common Stock to be issued pursuant to Section 2.1(b)(i) shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

                  Section 2.2 EXCHANGE OF CERTIFICATES.

                           (a) EXCHANGE AGENT. Prior to the Effective Time,
                  Buyer shall enter into an agreement with such bank or trust company as may be designated by Buyer (the "Exchange Agent") providing that Buyer shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Exchanging Target Shares, for exchange in accordance with this
                  Article II, through the Exchange Agent, certificates representing the Merger Consideration (the Merger Consideration together with any distributions or dividends with respect to such Merger Consideration with a record date after the Effective Time and any cash to be paid in lieu of fractional shares, being hereinafter referred to as the "Exchange Fund").

                           (b) EXCHANGE PROCEDURES. As soon as reasonably
                  practicable after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Target Stock (the "Certificates") whose shares were converted into the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates, to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of HR Common Stock or HR Preferred Stock into which the shares of Target Stock held by such holder have been converted pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Exchanging Target Shares which are not registered in the transfer records of Target, delivery of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise in proper form for transfer and the person requesting such delivery shall pay any transfer or other taxes required by reason of delivery of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Buyer that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only that number of whole shares of HR Common Stock or HR Preferred Stock into which the shares of Target Stock represented by such Certificate have been converted pursuant to the provisions of this Article II and the right to receive upon such surrender the amount of cash payable in lieu of any fractional shares which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares to holders of Certificates pursuant to the provisions of this Article II. Former stockholders of record of Target shall be entitled to vote after the Effective Time at any meeting of HR shareholders the number of shares of HR Common Stock or of HR Preferred Stock, as applicable, into which their respective shares of Target Common Stock or Target Series A Preferred Stock are converted, regardless of whether such holders have exchanged their

                  Certificates for certificates representing shares of HR Common Stock or of HR Preferred Stock, as applicable, in accordance with this Section 2.2.

                           (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.
                  No dividends or other distributions with respect to the Merger Consideration shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HR Common Stock or HR Preferred Stock represented thereby until the surrender of such Certificate in accordance with this Article II. Following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of HR Common Stock or HR Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable to such holder pursuant to
                  Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HR Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of HR Common Stock.

                           (d) NO FURTHER OWNERSHIP RIGHTS IN EXCHANGING TARGET
                  SHARES. All shares of HR Common Stock or HR Preferred Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.1, 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Exchanging Target Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

                           (e) NO FRACTIONAL SHARES. No certificates or scrip
                  representing fractional shares of HR Common Stock or HR Preferred Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of HR. Notwithstanding any other provision of this Plan of Merger, each holder of Exchanging Target Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of HR Common Stock or HR Preferred Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of HR Common Stock multiplied by $28.5625.

                           (f) TERMINATION OF EXCHANGE FUND. Any portion of the
                  Exchange Fund which remains undistributed to the holders of the Certificates six months after the Effective Time shall be delivered to Buyer, on demand, and any holders of the Certificates who have not theretofore complied with this
                  Article II shall thereafter look only to Buyer for payment of their claim for Merger Consideration and any dividends or distributions with respect to HR Common Stock.

                           (g) NO LIABILITY. None of Buyer, HR, Target or the
                  Exchange Agent shall be liable to any person in respect of any shares of HR Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any governmental entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any person previously entitled thereto.

                           (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent
                  shall invest any cash included in the Exchange Fund in deposit accounts or short-term money market instruments, as directed by Buyer, on a daily basis. Any interest and other income resulting from such investments shall be paid to Buyer.

                  Section 2.3 CERTIFICATE OF INCORPORATION OF THE SURVIVING ENTITY. The Certificate of Incorporation of Buyer, effective as of the Effective Time, shall become the Certificate of Incorporation of the Surviving Entity from and after the Effective Time and until thereafter amended as provided by law.

                  Section 2.4 BYLAWS OF THE SURVIVING ENTITY. The Bylaws of Buyer shall be the Bylaws of the Surviving Entity from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the DGCL, the Certificate of Incorporation of Buyer and said Bylaws.

                  Section 2.5 DIRECTORS. The Board of Directors of Buyer at the Effective Time shall, from and after the Effective Time, be the Board of Directors of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity's Certificate of Incorporation and applicable law.

                  Section 2.6 OFFICERS. The officers of Buyer at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity's Certificate of Incorporation and Bylaws.

                  Section 2.7 ASSETS, LIABILITIES. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Constituent Entities shall be taken upon the books of the Surviving Entity at the amounts at which they respectively shall be carried on the books of the Constituent Entities immediately prior to the Effective Time, except as otherwise set forth in this Plan of Merger and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

                  Section 2.8 TAX TREATMENT. The Constituent Entities acknowledge that for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF TARGET

                  Target represents and warrants to Buyer and HR as follows (and for purposes of this Article III, all references to "Target" shall be deemed to include all Target Subsidiaries (as hereinafter defined) unless the context otherwise requires):

                  Section 3.1 ORGANIZATION AND QUALIFICATION. Each of Target and the Target Subsidiaries (as defined below in Section 3.3) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, if a corporation, and is legally formed and validly existing under the laws of the jurisdiction of its organization, if a trust, association, partnership, limited liability company or business organization, and each has the requisite corporate, trust or organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Target and each Target Subsidiary is registered or qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such registration or qualification necessary, except where the failure to be so registered or qualified and in good standing will not have and would not reasonably be expected to have a material adverse effect (as defined in Section 9.10 below) on Target. True, accurate and complete copies of the charter and bylaws, if a corporation, and the partnership agreements or other agreements and organizational documents, if a trust, association, partnership, limited liability company or business organization, of Target and each Target Subsidiary, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Buyer.

                  Section 3.2 CAPITALIZATION.

                           (a) The authorized stock of Target consists of (i)
                  50,000,000 shares of Target Common Stock, and (ii) 10,000,000 shares of Target Preferred Stock, of which 3,450,000 shares are classified as Target Series A Preferred Stock. As of the date of this Plan of Merger, (i) 22,286,650 shares (including 99,900 restricted shares) of Target Common Stock were issued and outstanding and (ii) 3,000,000 shares of Target Series A Preferred Stock were issued and outstanding, and (iii) no other shares of Target Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Target Common Stock and Target Series A Preferred Stock are validly issued and are fully paid, nonassessable and none have been issued in violation of any preemptive rights of current or former shareholders of Target. As of the date of this Plan of Merger, Target holds 140,000 shares of Target Common Stock in its treasury.

                           (b) Except as set forth on Exhibit 3.2 to the
                  Disclosure Schedule delivered by Target to Buyer simultaneously with the execution and delivery of this Plan of Merger (the "Target Disclosure Schedule"), all of the issued and outstanding shares of stock of each Target Subsidiary is owned by Target, free and clear of all liens, charges, encumbrances, equities or claims and all of the issued and outstanding shares of each Target Subsidiary are fully paid and nonassessable. None of the outstanding shares of capital stock of Target Subsidiaries has been issued in violation of any preemptive rights of current or former shareholders of the Target Subsidiaries.

                           (c) Except as set forth on Exhibit 3.2 to the Target
                  Disclosure Schedule or otherwise disclosed in the Target Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (i) there are no options, warrants or similar rights granted, or debentures issued, by Target or any Target Subsidiary or any other agreement to which Target or any Target Subsidiary is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time, and (ii) there are no voting trusts, proxies or other agreements or understandings to which Target is a party or is bound with respect to the voting of any shares of stock of Target or any Target Subsidiary.

                           (d) Except as set forth on Exhibit 3.2 to the Target
                  Disclosure Schedule, there is no liability for dividends declared or accumulated but unpaid with respect to any of the shares of Target Common Stock or Target Series A Preferred Stock.

                  Section 3.3 SUBSIDIARIES. Attached to the Target Disclosure Schedule as Exhibit 3.3 is a list of all subsidiaries of Target (each a "Target Subsidiary" and collectively, the "Target Subsidiaries") and their respective states of incorporation or formation. Except as set forth on Exhibit 3.3 to the Target Disclosure Schedule, neither Target nor any Target Subsidiary owns any stock or other equity interests in, and does not control, directly or indirectly, any other corporation, partnership, joint venture, limited liability company, association or business organization. Except for Target Subsidiaries which are limited partnerships or limited liability companies, each Target Subsidiary is a "qualified REIT subsidiary" under Section 856 of the Code. Except as set forth on Exhibit 3.3 to the Target Disclosure Schedule, neither Target nor any Target Subsidiary is, or has been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation (except Target), nor has Target or any Target Subsidiary during such time owned, directly or indirectly, any shares of HR Common Stock.

                  Section 3.4 POWER AND AUTHORITY. Subject to the satisfaction of the conditions precedent set forth herein, Target (a) has the corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Plan of Merger, and (b) has taken all action required by its Charter, Bylaws or otherwise, to authorize the execution, delivery and performance of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of Target. This Plan of Merger has been duly executed and delivered by Target and, assuming the receipt of required stockholder and regulatory approvals and further assuming that this Plan of Merger constitutes a valid and binding obligation of Buyer and HR, constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms.

                  Section 3.5 NO VIOLATIONS. Except as set forth on Exhibit 3.5 to the Target Disclosure Schedule, the execution and delivery of this Plan of Merger does not and, subject to the receipt of required stockholder approvals (as set forth in Section 3.17) and regulatory approvals (as set forth in Section 3.6) and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provision of Target's Charter or Bylaws, or any provisions of, or result in the acceleration of any obligation under, result in the creation of any lien, charge, encumbrance or claim on any property or assets of Target or Target Subsidiaries under any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Target or any Target Subsidiary is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject which, if violated or accelerated, would have a material adverse effect on Target.

                  Section 3.6 CONSENTS. Except for (i) the filing of the Registration Statement and the Joint Proxy Statement (in each case as defined in Section 6.2 below) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, (ii) the acceptance for record of the Articles of Merger by the SDAT and by the Delaware Office of the Secretary of State in connection with the Merger, (iii) any required filings with or approvals from applicable state environmental authorities and (iv) any required filings with or approvals from applicable state health care regulation and licensing authorities (the filings and approvals referred to in clauses (i) through (iv) being collectively referred to as the "Target Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Plan of Merger by Target or the consummation by Target of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on Target. No filing or notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") is required in connection with the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated hereby.

                  Section 3.7 TARGET PUBLIC INFORMATION. Target has heretofore furnished Buyer with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the SEC since January 1, 1997 (as any such documents have been amended since the time of their original filing, the "Target SEC Documents"), which are all of the documents (other than preliminary materials) that it was required to file from such date through the date of this Plan of Merger. As of their respective dates, the Target SEC Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the Target SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated under such statutes. The financial statements contained in the Target SEC Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of Target required to be stated therein, including all known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of Target at said date and the consolidated results of operations and cash flows of Target for the periods then ended. The consolidated balance sheet of Target at December 31, 1997 included in the Target SEC Documents is herein sometimes referred to as the "Target Balance Sheet." The consolidated financial statements of Target at December 31, 1997 included in the Target SEC Documents are herein sometimes referred to as the "Target Financial Statements."

                  Section 3.8 LEGAL PROCEEDINGS. Except as disclosed in the Target SEC Documents or on Exhibit 3.8 to the Target Disclosure Schedule and, except for actions in the ordinary course of business against space tenants for breaches of space leases that either individually or in the aggregate will not have a material adverse effect on Target, there is no material litigation, governmental investigation or other proceeding pending or, to the best knowledge of Target, threatened against or relating to Target, any Target Subsidiary, or their respective properties or businesses or the transactions contemplated by this Plan of Merger and, to the best knowledge of Target, no basis for any such action exists.

                  Section 3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on Exhibit 3.9 to the Target Disclosure Schedule, neither Target nor any Target Subsidiary had, at December 31, 1997, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses), except (a) liabilities, obligations or contingencies which are accrued or reserved against in the Target Financial Statements or reflected in the notes thereto and (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have, or be reasonably expected to have, a material adverse effect on Target, or (ii) have been discharged or paid in full prior to the date hereof or will be discharged or paid in full prior to the Effective Time.

                  Section 3.10 CONTRACTS, ETC. Except as set forth on Exhibit
3.10 to the Target  Disclosure Schedule:

                           (a) each material contract, lease, agreement and
                  arrangement to which Target or any Target Subsidiary is a party is legally valid and binding in accordance with its terms and in full force and effect. To the best knowledge of Target, no party is in material default thereunder, and no event has occurred which, but for the lapse of time or the giving of notice, or both, would constitute a default thereunder, except, in each case, where the invalidity of such lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on Target;

                           (b) no contract or agreement to which Target or any
                  Target Subsidiary is a party will, by its terms, terminate as a result of the transaction contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for contracts or agreements which, if terminated, would not have a material adverse effect on Target; and

                           (c) neither Target nor any Target Subsidiary has
                  granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any noncompetition agreement or similar agreement restricting its ability to engage in any business in any location.

                  Section 3.11 SUBSEQUENT EVENTS. Except as set forth on Exhibit
3.11 to the Target Disclosure Schedule or disclosed in the Target SEC Documents, Target has not, since the date of the last-filed Target SEC Document:

                           (a) suffered any material adverse change;

                           (b) paid or satisfied any material obligation or
                  liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown in the Target Financial Statements or (ii) liabilities incurred since the date of the last-filed Target SEC Document in the ordinary course of business, which payment or satisfaction would have a material adverse effect on Target;

                           (c) increased or established any reserve for taxes or
                  any other liability on its books or otherwise provided therefor which would have a material adverse affect on Target, except as may have been required due to income or operations of Target since the date of the last-filed Target SEC Document;

                           (d) sold, transferred, mortgaged, pledged or
                  subjected to any lien, charge or other encumbrance any of its assets which are material to its consolidated business or financial condition, other than in the ordinary course of business;

                           (e) granted any material increase in salary payable
                  or to become payable by Target to any officer or employee, consultant or agent (other than merit increases in the ordinary course of business consistent with past practice), or by means of any bonus or pension plan, contract or other commitment, increased in any material respect the compensation of any officer, employee, consultant or agent;

                           (f) except for this Plan of Merger and any other
                  agreement executed and delivered pursuant hereto, entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof;

                           (g) changed its authorized or issued capital stock;
                  granted any stock option, warrant or right to purchase of shares of its capital stock; issued any security convertible into its capital stock; granted any registration rights with respect to any securities issued by Target; purchased, redeemed, or otherwise acquired any securities issued by Target; or declared or paid any dividend or other distribution or payment in respect of shares of its capital stock, except for payment of any dividends consistent with past practice;

                           (h) amended Target's Articles of Incorporation or
                  ByLaws;

                           (i) adopted or increased any profit sharing, bonus,
                  deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Target; and

                           (j) entered into any agreement or understanding,
                  whether or not in writing, to do, or the result of which would cause, any of the foregoing.

                  Section 3.12 TAXES. Except as set forth on Exhibit 3.12 to the Target Disclosure Schedule:

                           (a) Target (i) has duly filed with the appropriate
                  governmental authorities all Tax Returns (as hereinafter defined) required to be filed by it for all periods ending on or prior to the Effective Time, and such tax returns are true, correct and complete in all material respects, (ii) has duly paid in full or made adequate provision for the payment of all Taxes (as hereinafter defined) for all periods ending at or prior to the Effective Time (whether or not shown on any Tax Return), and (iii) has not filed for an extension to file any Tax Return not yet filed. No claim has been made by any authority in a jurisdiction where Target or any Target Subsidiary does not file a Tax Return that Target or any Target Subsidiary is or may be subject to tax in such jurisdiction. No waivers of statutes of limitation have been given by or requested with respect to any Taxes. Target has not agreed to any extension of time with respect to any Tax deficiency. The liabilities and reserves for Taxes reflected in the Target Balance Sheet are adequate to cover all Taxes for all periods ending on or prior to December 31, 1997 and there are no liens for Taxes upon any property or asset of Target, except for liens for Taxes not yet due. Target is not a party to any agreement providing for the allocation or sharing of Taxes with any entity except for certain of the Target Leases and Target Mortgage Loans (in each case as hereinafter defined) which provide that the lessee or mortgagor thereunder shall pay all taxes assessed with respect to the Target Property (as hereinafter defined) demised under such Target Leases or securing such Target Mortgage Loans. Target has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code. Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Target has or will have, by the Effective Time, received cash sufficient to satisfy the requirements of Section 857(a) and Section 857(b)(3)(A) of the Code and any applicable excise taxes relating to the operation of Target for the taxable years of Target up to the Effective Time.

                           (b) Target has not been notified that any tax returns
                  of Target or any Target Subsidiary are currently under audit by the IRS or any state or local tax agency.

                           (c) Target has not been a member of any affiliated or
                  combined group of companies that files a consolidated, affiliated, or other combined group Tax Return and Target has no liability for the Taxes of any person under Treasury Regulations 1.1502-6 (or any similar provision of non-federal tax law) as a transferee or successor, by contract, or otherwise, except for the Target Subsidiaries.

                           (d) For purposes of this Plan of Merger, the term
                  "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments, and the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

                  Section 3.13 COMMISSIONS AND FEES. Except as set forth on
Exhibit 3.13 to the Target Disclosure Schedule, there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against Target resulting from any action taken by Target or its stockholders, officers or directors, or any of them.

                  Section 3.14 EMPLOYEE BENEFIT PLANS; EMPLOYMENT MATTERS. Except as described in the Target SEC Documents or set forth on Exhibit 3.14 to the Target Disclosure Schedule, Target has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1976, as amended ("ERISA"). All such plans (individually, a "Plan" and collectively, the "Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by Target has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. Target has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

                  Section 3.15 COMPLIANCE WITH LAWS IN GENERAL. Except as set forth on Exhibit 3.15 to the Target Disclosure Schedule or disclosed in the Target SEC Documents, neither Target nor any Target Subsidiary, nor (to Target's best knowledge) any of Target's borrowers or lessees, has received any notices of material violations of any federal, state or local laws, regulations or ordinances relating to its business and operations, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by Target or any Target Subsidiary which, if it were determined that a violation had occurred, would have a material adverse effect on Target.

                  Section 3.16 LICENSES. Target and the Target Subsidiaries, and, to the best knowledge of Target, their respective borrowers and lessees, hold all licenses, permits, certificates and other regulatory approvals (collectively, the "Licenses") which are needed or required by law with respect to their businesses, operations and facilities as currently conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on Target. Except as set forth on Exhibit 3.16 to the Target Disclosure Schedule and subject to compliance with applicable securities laws, the consummation of the Merger will not violate any law or regulation to which Target is subject which, if violated, would have a material adverse effect on Target. Except for routine notices to state authorities that may be required upon a change of control of assisted living facilities, nursing homes or inpatient rehabilitation hospitals and except as set forth on Exhibit 3.16 to the Target Disclosure Schedule, Target and the Target Subsidiaries and, to the best knowledge of Target, each of their borrowers and lessees (i) has duly and currently filed all reports and other information required to be filed with any federal, state or local governmental or regulatory authority in connection with the Licenses, (ii) is not in violation of the terms of any License, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on Target, and (iii) is using and occupying each of the Target Properties in a manner that complies with all applicable codes and zoning laws and regulations, except where the failure to so comply would not have, or would not be reasonably expected to have, a material adverse effect on Target.

                  Section 3.17 VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the outstanding shares of the Target Common Stock entitled to vote thereon and the affirmative vote of the holders of two-thirds of the outstanding shares of the Target Series A Preferred Stock are the only votes of the holders of any class or series of Target equity securities necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

                  Section 3.18 CERTAIN INDEBTEDNESS. Except as disclosed on
Exhibit 3.18 to the Target Disclosure Schedule, neither Target nor any Target Subsidiary is indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from Target or any Target Subsidiary, nor are there any transactions of a continuing nature between Target or any Target Subsidiary and any of its officers, directors, or Affiliates (other than by or through the regular employment thereof by Target) not subject to cancellation which will continue beyond the time the Merger becomes effective, including use of Target's or any Target Subsidiary's assets for personal benefit with or without adequate compensation. As used herein, the term "Affiliate" shall mean any Person (as defined below) that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract, or otherwise to direct the affairs of another Person and (ii) "Person" shall mean an individual, firm, trust, association, corporation, limited liability company, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

                  Section 3.19 NYSE LISTING. Each share of the Target Common Stock and the Target Series A Preferred Stock is, and immediately prior to the Effective Time will be, listed on the NYSE.

                  Section 3.20 TARGET OWNERSHIP OF HR COMMON STOCK. Target is not, and its "affiliates" and "associates" collectively are not, and will not be as of the Effective Time, the "beneficial owner" (as such terms are defined in rules and regulations under the Securities Act, the Exchange Act, and the MGCL) of one percent or more of the outstanding shares of HR Common Stock.

                  Section 3.21 REIT QUALIFICATION. At all times during its existence, Target has been, and as of the Effective Time Target will be, organized in conformity with the requirements for qualification and, as of the date hereof for all taxable periods has qualified, as a "real estate investment trust" under the Code and the rules and regulations thereunder. Target has at all times during its existence (i) met the 75%, 95% and (through the tax year ended December 31, 1997) 30% income tests set forth in Section 856 of the Code,
(ii) met the 75% and 25% asset tests set forth in Section 856 of the Code, (iii) distributed dividends to its stockholders at least equal to the 95% requirements of Section 857 of the Code, and (iv) been in compliance with Section 856(c)(5) of the Code.

                  Section 3.22 TITLE TO PROPERTIES. Target has good title to all real property owned or leased by it (individually, a "Target Property" and collectively, the "Target Properties"), and good title to all personal property owned by it which is material to its business, in each case free and clear of all liens, encumbrances, claims, security interests and defects, other than (i) those items disclosed on Exhibit 3.22 to the Target Disclosure Schedule, (ii) the Target Mortgages (as hereinafter defined), and (iii) those liens, encumbrances, claims, security interests and defects which would not, either individually or in the aggregate, have a material adverse effect on any Target Property (including the present maintenance, operation, occupancy or use thereof) (collectively, "Permitted Target Encumbrances").

                  Section 3.23 TITLE INSURANCE.

                           (a) Except as set forth on Exhibit 3.23 to the Target
                  Disclosure Schedule, (x) an owner's policy of title insurance issued by a nationally recognized title insurance company in a form and containing coverages customarily approved and required by institutional investors has been obtained for each Target Property, and (y) each owner's policy of title insurance insures the fee simple or leasehold ownership interest of Target or the appropriate Target Subsidiary in each Target Property subject only to Permitted Target Encumbrances and is in an amount at least equal to the sum of
                  (i) the cost of the acquisition of such Target Property and
                  (ii) any subsequent cost of the construction and installation of the improvements made by Target located on such Target Property (measured at the time of such construction).

                           (b) Except as set forth on Exhibit 3.23 to the Target
                  Disclosure Schedule, a mortgagee's policy of title insurance issued by a nationally recognized title insurance company in a form and containing coverages customarily approved and required by institutional investors and insuring title in the priority listed on Exhibit 3.23 to the Target Disclosure Schedule has been obtained for each Target Mortgage Loan (as hereinafter defined). Each mortgagee's policy of title insurance insures the mortgage interest of Target or the appropriate Target Subsidiary in the real property encumbered by the Target Mortgage Loan and is in an amount at least equal to the amount of the Target Mortgage Loan.

                  Section 3.24 ENVIRONMENTAL MATTERS. Except as disclosed on
Exhibit 3.24 to the Target Disclosure Schedule, (a) all of the Target Properties and any of the real properties encumbered by a Tenant Mortgage Loan (as defined in Section 3.30) have been the subject of preliminary environmental assessments, inspections or reviews, and (b) Target has no knowledge of (i) the unlawful presence of any Hazardous Materials (as defined below) on any of the Target Properties or any of the real properties encumbered by a Tenant Mortgage Loan (as defined in Section 3.30) that would have a material adverse effect on any of the Target Properties or any of the real properties encumbered by a Tenant Mortgage Loan (as defined in Section 3.30) or (ii) any unlawful spills, releases, discharges or disposal of Hazardous Materials that have occurred or are presently occurring on any of Target Properties or any of the real properties encumbered by a Tenant Mortgage Loan (as defined in Section 3.30) as a result of any construction on or operation and use of any of Target Properties or any of the real properties encumbered by a Tenant Mortgage Loan (as defined in Section 3.30) that would have a material adverse effect. The term "Hazardous Materials" means any material which has been determined by any applicable governmental authority to be harmful to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws. The term "Environmental Laws" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

                  Section 3.25 DEFECTS. Except as set forth on Exhibit 3.25 to the Target Disclosure Schedule and except for routine matters that typically arise in connection with new construction of the Target Properties to the best of Target's knowledge without any independent investigation, there are no material defects in the improvements located on any of the Target Properties or any of the real properties encumbered by a Tenant Mortgage Loan (as defined in Section 3.30) including any defect in the foundation, structural systems, roof or the electrical, plumbing, heating, ventilating or air conditioning systems included within the improvements located on any of the Target Properties or any of the real properties encumbered by a Tenant Mortgage Loan (as defined in Section 3.30) and there are no repairs or deferred maintenance required to be made thereto.

                  Section 3.26 CONDEMNATION. There is no pending or, to the best of Target's knowledge, threatened public or private condemnation or similar proceeding affecting any of the Target Properties or any of the real properties encumbered by a Tenant Mortgage Loan (as defined in Section 3.30) or any part thereof which could have a material adverse effect upon the present maintenance, operation, occupancy or use of any of the Target Properties or any of the real properties encumbered by a Tenant Mortgage Loan (as defined in Section 3.30).

                  Section 3.27 TAXES AND ASSESSMENTS ON TARGET PROPERTIES. There are no material unpaid real estate property taxes or assessments due and payable against any Target Property. Neither Target nor any Target Subsidiary has received any notice of assessment for public improvements with respect to or relating to a Target Property.

                  Section 3.28 PROPERTIES AND LEASES. Exhibit 3.28 to the Target Disclosure Schedule sets forth a complete and correct list of (i) all Target Properties and (ii) all leases of Target Properties or any part thereof, other than space subleases and occupancy agreements (each a "Target Tenant Lease" and collectively, the "Target Tenant Leases") under a Target Lease (as hereinafter defined), in effect on the date hereof (individually, a "Target Lease" and collectively, the "Target Leases") and sets forth a complete and correct description of the following:

                           (a) the location of the Target Property encumbered by
                  each Target Lease;

                           (b) the approximate square footage of the building
                  under each Target Lease;

                           (c) the name of the tenant and any guarantor under
                  each Target Lease;

                           (d) the date of each Target Lease and any amendment
                  or modification thereof, the commencement or amendment start date of each Target Lease and the expiration date of the term of each Target Lease;

                           (e) the amount of annual or monthly base rent and
                  additional rent due under each Target Lease and the amount, or the basis of calculation thereof, of any scheduled increase or other escalation in the annual and monthly base rent or additional rent;

                           (f) any renewal, extension, expansion or cancellation
                  right of the tenant under each Target Lease; and

                           (g) any security deposit or outstanding rent
                  concession or abatement under each Target Lease.

There are no material leases, tenancies, licenses or other rights of occupancy or use of Target Properties or any portion thereof except for Target Leases and Target Tenant Leases and except as set forth on Exhibit 3.28 to the Target Disclosure Schedule. Except as set forth on Exhibit 3.28 to the Target Disclosure Schedule, each Target Lease is valid and enforceable, is in full force and effect, has not been materially amended, modified or supplemented, and the tenant thereunder has accepted its demised premises, is in actual possession in the normal course and has commenced payment of rent and additional rent, if applicable, therefor. Except as set forth on Exhibit 3.28 to the Target Disclosure Schedule, each Target Lease provides that the tenant thereunder is required to pay all or its pro rata share of the operating expenses, repairs and maintenance, and taxes and insurance in connection with the maintenance, ownership, use and occupancy of the Target Property demised thereunder. Neither Target nor any Target Subsidiary is in default in the payment or performance of any material obligation binding on Target or a Target Subsidiary under a Target Lease and neither Target nor any Target Subsidiary has given notice of material default to a tenant (which default has not previously been cured), nor does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a material default by Target or any Target Subsidiary or, to the best of Target's knowledge, by a tenant under a Target Lease. Target does not have any knowledge of any material claim, offset, right of recoupment or defense available to a tenant under a Target Lease, and there have been no material waivers by Target or any Target Subsidiary of any material default under or breach of a Target Lease by a tenant. Except for Target Mortgages (as hereinafter defined), neither Target nor any Target Subsidiary has assigned, pledged, hypothecated or otherwise encumbered any of its right, title or interest in and to a Target Lease or any rents payable thereunder.

                  Section 3.29 MORTGAGES. Exhibit 3.29 to the Target Disclosure Schedule sets forth a complete and correct list of all mortgages, deeds of trust, deeds to secure debt and other similar security interests encumbering any Target Property or any part thereof (individually, a "Target Mortgage" and collectively, the

 "Target Mortgages") and sets forth a complete and correct description of the following:

                           (a) the location of each Target Property encumbered
                  by each Target Mortgage;

                           (b) the name of the obligor, each guarantor and the
                  holder of each Target Mortgage;

                           (c) the priority of each Target Mortgage and any
                  mortgage, deed of trust or other similar instrument that is prior to each Target Mortgage;

                           (d) the date of each Target Mortgage and any
                  amendment or modification thereof;

                           (e) the original principal amount of the debt secured
                  by each Target Mortgage, the current rate of interest thereunder and the current outstanding principal balance thereof;

                           (f) the maturity date of the debt secured by each
                  Target Mortgage, the type of debt secured thereby and whether any balloon payment is due at the maturity of the debt secured thereby;

                           (g) the amount of the current monthly payment of
                  interest, principal or other amounts due under each Target Mortgage and the amount of any other mandatory principal or other payment due thereunder prior to the maturity date of the debt secured thereby;

                           (h) any amount that has not been disbursed or
                  advanced to Target by the holder of a Target Mortgage that such holder is obligated to disburse or advance;

                           (i) any prepayment premiums with respect to the
                  prepayment (full or partial) of the debt secured by each Target Mortgage and the current penalty payable in connection with any such prepayment; and

                           (j) the amount of any escrow deposits or other
                  deposits or payments held under each Target Mortgage by the holder of each Target Mortgage.

There are no mortgages, deeds of trusts, deeds to secure debt or other similar instruments encumbering any Target Property or any portion thereof except for the Target Mortgages. Each Target Mortgage is valid and enforceable, is in full force and effect, and has not been amended, modified or supplemented except as set forth on Exhibit 3.29 to the Target Disclosure Schedule. All payments, installments and charges due and payable under the Target Mortgages have been paid in full. Neither Target nor any Target Subsidiary has received notice of material default by Target or any Target Subsidiary (which default has not previously been cured) from the holder of a Target Mortgage nor does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a material default by Target or any Target Subsidiary under a Target Mortgage. Except as set forth on Exhibit 3.29 to the Target Disclosure Schedule, the occurrence of any of the transactions contemplated by this Plan of Merger will not require the consent or approval of the holder of a Target Mortgage and will not violate, conflict with or constitute a default by Target or any Target Subsidiary under a Target Mortgage or result in a condition or event which with the giving of notice or the passage of time, or both, would constitute a default by Target under a Target Mortgage.

                  Section 3.30 TARGET MORTGAGE LOANS. Exhibit 3.30 to the Target Disclosure Schedule sets forth a complete and correct list of all loans made by Target or any Target Subsidiary to others secured by a mortgage, deed of trust, deed to secure debt or other similar instrument encumbering real property and personalty related to such real property (individually, a "Target Mortgage Loan" and collectively, the "Target Mortgage Loans") and sets forth a complete and accurate description of the following:

                           (a) the location of the real property encumbered by
                  each Target Mortgage Loan;

                           (b) the name of the obligor, each guarantor and the
                  holder of each Target Mortgage Loan;

                           (c) the priority of each Target Mortgage Loan and any
                  mortgage, deed of trust, deed to secure debt or other similar instrument that is prior to each Target Mortgage Loan;

                           (d) the date of each Target Mortgage Loan and any
                  amendment or modification thereof;

                           (e) the original principal amount of the debt secured
                  by each Target Mortgage Loan, the current rate of interest thereunder and the current outstanding principal thereof;

                           (f) the maturity date of the debt secured by each
                  Target Mortgage Loan, the type of debt secured thereby and whether any balloon payment is due at the maturity of the debt secured thereby;

                           (g) the amount of the current monthly payment of
                  interest, principal or other amounts due under each Target Mortgage Loan and the amount of any other mandatory principal or other payment due thereunder prior to the maturity date of the debt secured thereby;

                           (h) any amount that has not been disbursed or
                  advanced to the obligor under each Target Mortgage Loan by Target or a Target Subsidiary that Target or a Target Subsidiary is obligated to disburse or advance;

                           (i) any prepayment premiums with respect to the
                  prepayment (full or partial) of the debt secured by each Target Mortgage Loan and the current penalty payable in connection with any such prepayment; and

                           (j) the amount of any escrow deposits or other
                  deposits or payments held under each Target Mortgage Loan by Target or a Target Subsidiary.

Except as set forth on Exhibit 3.30 to the Target Disclosure Schedule, there are no loans made by Target or any Target Subsidiary to others secured by a mortgage, deed of trust, deed to secure debt or other similar instruments encumbering real property and personalty related to such real property, except for Target Mortgage Loans. Target has good title to all Target Mortgage Loans, in each case free and clear of all encumbrances senior to the Target Mortgage Loans, claims, security interests and defects. Each Target Mortgage Loan is valid and enforceable, is in full force and effect and has not been amended, modified or supplemented, except as set forth in Exhibit 3.30 to the Target Disclosure Schedule. All payments, installments and material charges due and payable under each Target Mortgage Loan have been paid in full. Target is not in material default in the payment or performance of any obligation under a Target Mortgage Loan and has not given any notice of material default to an obligor under a Target Mortgage Loan (which default has not previously been cured) nor does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a material default by an obligor under a Target Mortgage Loan. To the best of Target's knowledge, no obligor under a Target Mortgage Loan has a valid defense to the payment in full of such Target Mortgage Loan nor is such Target Mortgage Loan subject to any valid right of rescission, set-off, abatement, diminution, counterclaim or defense. There have been no waivers by Target or any Target Subsidiary of any material default under or breach of a Target Mortgage Loan by an obligor under a Target Mortgage Loan. The occurrence of any of the transactions contemplated by this Plan of Merger does not require the consent or approval of the obligor under a Target Mortgage Loan and will not violate, conflict with or constitute a default by Target or any Target Subsidiary under a Target Mortgage Loan or result in a condition or event which with the giving of notice or the passage of time, or both, would constitute a default by Target or any Target Subsidiary under a Target Mortgage Loan.

                  Section 3.31 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Target has received from a financial advisor satisfactory to Target's Board of Directors an opinion to the effect that, as of the date of this Plan of Merger, the Common Stock Exchange Ratio is fair, from a financial point of view, to the holders of Target Common Stock. A written copy of such opinion will be delivered by Target to Buyer prior to the date on which the definitive proxy materials for the Joint Proxy Statement are filed with the SEC.

                  Section 3.32 INVESTMENT COMPANY ACT. Target is not, and as of the Effective Time will not be, an "investment company" or company "controlled" by "an investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  Section 3.33 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of Target, all of which have been made available to Buyer and HR, are complete and correct and have been maintained in accordance with the sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including, but not limited to, the maintenance of an adequate system of internal controls. The minute books of Target contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and committees of the Board of Directors of Target and no meetings of any such stockholders, Board of Directors or committees has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of HR. Target has furnished HR with any annual management letters from Target's independent certified public accountants for each of the last three years to the extent such letters address the business conducted by Target.

                  Section 3.34 INTELLECTUAL PROPERTY. Target has no intellectual property assets which are material to Target's operations.


                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF BUYER AND HR

                  Buyer and HR represent and warrant to Target as follows:

                  Section 4.1 CORPORATE ORGANIZATION AND QUALIFICATION. Buyer is legally formed and validly existing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Buyer is registered or qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such registration or qualification necessary, except where the failure to be so registered or qualified and in good standing will not have and would not reasonably be expected to have a material adverse effect on Buyer.

                  Section 4.2 SUBSIDIARIES. Buyer does not own any stock or other equity interests in, and does not control, directly or indirectly, any other corporation, partnership, joint venture, limited liability company, association or business organization.

                  Section 4.3 CORPORATE POWER AND AUTHORITY. Subject to the satisfaction of the conditions precedent set forth herein Buyer (i) has the power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Plan of Merger, and (ii) has taken all action required by its Certificate of Incorporation, Bylaws, or otherwise, to authorize the execution, delivery and performance of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of Buyer. This Plan of Merger has been duly executed and delivered by Buyer and, assuming the receipt of required stockholder and regulatory approvals and further assuming that this Plan of Merger constitutes a valid and binding obligation of Target and HR, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                  Section 4.4 NO VIOLATIONS. The execution and delivery of this Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provision of Buyer's Certificate of Incorporation or Bylaws, or any provisions of, or result in the acceleration of any obligation under, any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which Buyer is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject which, if violated or accelerated, would have a material adverse effect on Buyer.

                  Section 4.5 CONSENTS. Except for (i) the filing of the Registration Statement and the Joint Proxy Statement (in each case as defined in Section 6.2 below) with the SEC pursuant to the Securities Act and the Exchange Act, and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, (ii) the acceptance for record of the Articles of Merger by the SDAT and the Certificate of Merger by the Delaware Office of Secretary of State in connection with the Merger, (iii) any required filings with or approvals from applicable state environmental authorities and
(iv) any required filings with or approvals from applicable state health care regulation and licensing authorities (the filings and approvals referred to in clauses (i) through (iv) being collectively referred to as the "Buyer Required Statutory Approvals"), to Buyer's best knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Plan of Merger by Buyer or the consummation by Buyer of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on Buyer. No filing or notice under the HSR Act is required in connection with the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated hereby.

                  Section 4.6 LEGAL PROCEEDINGS. There is no material litigation, governmental investigation or other proceeding pending or, to the best knowledge of Buyer, threatened against or relating to Buyer, or its properties or businesses or the transactions contemplated by this Plan of Merger and, to the best knowledge of Buyer, no basis for any such action exists.

                  Section 4.7 COMPLIANCE WITH LAWS IN GENERAL. Buyer has not received any notices of material violations of any federal, state or local laws, regulations or ordinances relating to its business and operations, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by Buyer which, if it were determined that a violation had occurred, would have a material adverse effect on Buyer.

                  Section 4.8 LICENSES. Buyer holds all Licenses which are needed or required by law with respect to its business, operations and facilities as they are currently conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on Buyer.

                  Section 4.9 VOTE REQUIRED. A majority of the outstanding shares of voting stock entitled to vote thereon is the only vote of the holders of any class or series of Buyer's equity securities necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

                  Section 4.10 INVESTMENT COMPANY ACT. Buyer is not, and as of the Effective Time will not be, an "investment company" or company "controlled" by "an investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  Section 4.11 ORGANIZATION AND QUALIFICATION OF HR AND HR SUBSIDIARIES. Each of HR and the subsidiaries of HR set forth in Exhibit 21 of HR's Form 10-K for the year ended December 31, 1997 (each an "HR Subsidiary" and, collectively, the "HR Subsidiaries") is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and each has the requisite corporate power to own its property and carry on its business as it is now being conducted. HR and each HR Subsidiary is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not have and would not reasonably be expected to have a material adverse effect on HR.

                  Section 4.12 POWER AND AUTHORITY. Subject to the satisfaction of the conditions precedent set forth herein, HR (i) has the power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Plan of Merger, and (ii) has taken all action required by its Articles of Incorporation, Bylaws or otherwise, to authorize the execution, delivery and performance of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of HR. This Plan of Merger has been duly executed and delivered by HR and, assuming the receipt of required HR stockholder vote and regulatory approvals and further assuming that this Plan of Merger constitutes a valid and binding obligation of Buyer and Target, constitutes a valid and binding obligation of HR, enforceable against HR in accordance with its terms.

                  Section 4.13 STATUS OF HR COMMON STOCK AND HR PREFERRED STOCK. On and after the Effective Time, upon due and proper exchange of Exchanging Target Shares therefor, the HR Common Stock and the HR Preferred Stock will be validly authorized, duly issued, fully paid and nonassessable.

                  Section 4.14 AUTHORIZATION OF THE ISSUANCE OF THE HR COMMON STOCK AND HR PREFERRED STOCK. HR has all requisite corporate power and authority to issue the HR Common Stock and the HR Preferred Stock. No other corporate or legal proceedings on the part of HR is necessary to approve and authorize the issuance of the HR Common Stock and HR Preferred Stock, other than the approval of the stockholders of HR in the case of the HR Common Stock.

                  Section 4.15 NO VIOLATIONS. The execution and delivery of this Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provision of HR's Articles of Incorporation or Bylaws, or any provisions of, or result in the acceleration of any obligation under, any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which HR is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject which, if violated or accelerated, would have a material adverse effect on HR.



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

                  Section 4.16 SEC DOCUMENTS OF HR. Since January 1, 1997, HR has filed all required reports, registration statements, proxy statements and other documents, together with any amendments required to be made thereto (as such documents have been amended since the time of their original filing, the "HR SEC Documents"). As of their respective dates, the HR SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such HR SEC Documents and none of the HR SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  Section 4.17 NYSE LISTING. On the Closing Date, the HR Common Stock and the HR Preferred Stock will have been approved for listing on the New York Stock Exchange upon official notice of issuance.

                  Section 4.18 HR REIT QUALIFICATION. At all times during its existence, HR has been, and as of the Effective Time HR will be, organized in conformity with the requirements for qualification and, as of the date hereof for all taxable periods has qualified, as a "real estate investment trust" under the Code and the rules and regulations thereunder. HR has at all times during its existence (i) met the 75%, 95% and (through the tax year ended December 31, 1997) 30% income tests set forth in Section 856 of the Code, (ii) met the 75% and 25% asset tests set forth in Section 856 of the Code and (iii) distributed dividends to its stockholders at least equal to the 95% requirements of Section 857 of the Code.

                  Section 4.19 HR NOT AN INVESTMENT COMPANY. HR is not, and as of the Effective Time will not be, an "investment company" or company "controlled" by "an investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  Section 4.20 ABSENCE OF UNDISCLOSED LIABILITIES. HR did not, at March 31, 1998, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses), except (a) liabilities, obligations or contingencies which are accrued or reserved against in HR's financial statements included in the HR SEC Documents or reflected in the notes thereto and (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have, or be reasonably expected to have, a material adverse effect on HR, or (ii) have been discharged or paid in full prior to the date hereof or will be discharged or paid in full prior to the Effective Time.

                  Section 4.21 OPINION OF FINANCIAL ADVISOR. The Board of Directors of HR has received from a financial advisor satisfactory to HR's Board of Directors an opinion to the effect that, as of the date of this Plan of Merger, the Common Stock Exchange Ratio is fair, from a financial point of view, to the holders of HR Common Stock. A written copy of such opinion will be delivered by HR to Target prior to the date on which the definitive proxy materials for the Joint Proxy Statement are filed with the SEC.

                  Section 4.22 VOTE REQUIRED. The affirmative vote of the holders of a majority of all the votes cast at a meeting at which a quorum is present is the only vote of the holders of any class or series of HR equity securities necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

                  Section 4.23 STATEMENTS OF INTENT. (i) HR has no plans or intent to liquidate Target following the Merger; (ii) HR will cause Target to continue the historic business of Target or to use a significant portion of Target's historic business assets in a business following the Merger; and (iii) HR does not plan to cause Target to issue additional shares of stock of Target in such manner that would cause HR to lose control of Target under Section 368(c) of the Code following the Merger.


                                    ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

                  Section 5.1 CONDUCT OF BUSINESS BY TARGET PENDING THE MERGER. Subject to compliance with applicable law, after the date hereof and prior to the Closing Date or earlier termination of this Plan of Merger, unless Buyer and HR shall otherwise agree in writing or as may be otherwise specifically contemplated by this Plan of Merger, Target shall:

                           (a) conduct its business in the ordinary and usual
                  course of business and consistent with past practice;

                           (b) not amend or propose to amend its Articles of
                  Incorporation or Bylaws, or split, combine or reclassify its outstanding stock, unless such action is necessary to preserve its status as a REIT or a "qualified REIT subsidiary";

                           (c) not issue, sell, pledge or dispose of, or agree
                  to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of stock of Target of any class or any debt or equity securities convertible into or exchangeable for such stock or amend or modify the terms and conditions of any of the foregoing, except that in the ordinary course of its business and consistent with its past practices, Target may issue shares upon exercise of outstanding options to purchase Target Common Stock and in connection with the exercise of the rights to acquire Target Common Stock as are described or referred to in
                  Section 3.2 above in accordance with the terms thereof, including the right of holders of the 10 1/2% Debentures and the 6.55% Debentures to convert such Debentures into Target Common Stock;

                           (d) except as contemplated by Exhibit 5.1 to the
                  Target Disclosure Schedule, not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, except in the ordinary course of business,
                  (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its stock, other than as required by the governing terms of such securities, (iii) take any action which would jeopardize Target's status as a real estate investment trust, (iv) make any acquisition of assets or businesses, without HR's prior written consent, which shall not be unreasonably withheld; provided, however, that HR will not consent to any (a) investments in assisted living facilities or skilled nursing facilities other than the funding of commitments for such investments in existence on the date of this Plan of Merger, (b) investments in construction and/or development projects other than the funding of commitments for such investments in existence on the date of this Plan of Merger, (c) acquisitions or investments which are not in the ordinary course of Target's business, or (d) investments which, taken together with all other assets, businesses, and investments of HR and Capstone, would cause an event of default or breach of any material agreement of HR, (v) sell any assets or businesses, in a transaction or series of related transactions for a cost in excess of $50,000, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                           (e) use reasonable efforts to preserve intact its
                  business organization and goodwill and business relationships with all lessees, mortgagors, operators, suppliers, distributors, customers, and others having business relationships with Target and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Plan of Merger;

                           (f) subject to compliance with applicable law, confer
                  with one or more representatives of Buyer when requested, to report on material operational matters and the general status of ongoing operations of Target's business;

                           (g) not enter into or amend any employment,
                  severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers, employees or other representatives, or agree to do so;

                           (h) other than in accordance with established
                  compensation adjustment policies and as contemplated by this Plan of Merger, not increase the rate of remuneration payable to any of its directors, officers, employees or other representatives, or agree to do so, it being understood that this Section 5.1(h) shall not preclude payment of bonuses accrued as of the Closing Date in accordance with past practice at the same rate as accrued during 1998 through the date of this Plan of Merger not exceeding an aggregate of $700,000 to persons (except Richard M. Scrushy, Michael D. Martin and John W. McRoberts) who are employees of Target on the Closing Date and who sign termination agreements containing appropriate releases and confidentiality provisions;

                           (i) except as may be contemplated by the terms
                  hereof, not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or as contemplated by this Plan of Merger;

                           (j) file all required reports, including its
                  Quarterly Report on Form 10-Q for the quarter ending June 30, 1998, on or before the date prescribed for such reports pursuant to the Exchange Act and cause such reports to comply with the requirements of the Exchange Act; and

                           (k) maintain, in full force and effect, with all
                  premiums due thereon paid, policies of insurance covering all of the insurable tangible assets and businesses of Target and the Target Subsidiaries in amounts and as to foreseeable risks usually insured against by persons operating similar businesses under valid and enforceable policies of insurance issued by insurers of recognized responsibility.

                  Section 5.2. NEGATIVE COVENANTS OF TARGET. Subject to compliance with applicable laws, after the date hereof and prior to the Closing Date or earlier termination of this Plan of Merger, unless Buyer and HR shall otherwise agree in writing or as may be otherwise specifically contemplated by this Plan of Merger, Target shall not:

                           (a) Incur any liabilities other than current
                  liabilities  incurred in the ordinary course of business;

                           (b) Incur any mortgage, lien, pledge, hypothecation,
                  charge, encumbrance, or restriction of any kind, except liens for taxes not due;

                           (c) Become a party to any contract, or renew, extend,
                  or modify any existing contract, except in the ordinary course of business;

                           (d) Make any capital expenditures, except for
                  ordinary repairs, maintenance, and replacement;

                           (e) Declare or pay any dividend on or make any other
                  distribution to stockholders, except for payment of any dividends consistent with past practice;

                           (f) Pay or agree to pay any bonus, increase in
                  compensation, pension, or severance pay to any director, stockholder, officer, consultant, agent, or employee, except for bonuses accrued as of the Closing Date at the same rate as accrued during 1998 through the date of this Plan of Merger in accordance with past practice not exceeding an aggregate of $700,000 to persons (except Richard M. Scrushy, Michael D. Martin and John W. McRoberts) who are employees of Target on the Closing Date and who sign termination agreements containing appropriate releases and confidentiality provisions;

                           (g) Discharge or satisfy any lien or encumbrance, or
                  pay any obligation or liability, except current liabilities shown on the Target Balance Sheet, or incurred in the ordinary course of business since the date of the Target Balance Sheet;

                           (h) Merge or consolidate with any other entity;

                           (i) Enter into any transactions or take any acts that
                  would constitute a breach of the representations, and warranties contained in this Plan of Merger; and

                           (j) Institute, settle, or agree to settle any action
                  or proceeding before any court or governmental body.

                  Section 5.3 CONDUCT OF BUSINESS BY BUYER AND HR PENDING THE MERGER. Subject to compliance with applicable law, after the date hereof and prior to the Closing Date or earlier termination of this Plan of Merger, unless Target shall otherwise agree in writing or as may be otherwise specifically contemplated by this Plan of Merger, Buyer and HR shall conduct their respective businesses in the ordinary and usual course of business and consistent with past practice.

                  Section 5.4 NO SOLICITATION. Neither Target nor Target Subsidiaries will, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a material amount of the assets of, or any equity interest in, Target or any merger, consolidation, or business combination with Target, or (ii) subject to the obligations of Target's directors and officers under Section 2-405.1(a) of the MGCL or under applicable law as advised by counsel, participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, any of the foregoing, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Target shall promptly notify Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made. Nothing contained herein shall be construed to prohibit Target and its Board of Directors from taking any particular position with respect to any such offer or proposal or from otherwise withdrawing, modifying or amending its recommendation with respect to the Merger, in each case to the extent required by the obligations of Target's directors and officers under Section 2-405.1(a) of the MGCL or under applicable law as advised by counsel, or from disclosing to its shareholders a position as contemplated by Rule 14e-2 promulgated under the Exchange Act or from making such other disclosure to shareholders which, in the judgment of its Board of Directors on advice of counsel, may be required by law in connection with any such proposal or offer.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

                  Section 6.1 ACCESS TO INFORMATION; COOPERATION.

                           (a) ACCESS TO INFORMATION. Target shall afford to
                  Buyer, HR and their respective accountants, counsel, financial advisors and other representatives (the "Buyer Representatives") and Buyer and HR shall afford to Target and its accountants, counsel, financial advisors and other representatives (the "Target Representatives") full access during normal business hours throughout the period prior to the Effective Time to all of the properties, books, contracts, commitments and records (including Tax returns) of Buyer, HR, and Target, as appropriate, and, during such period, each shall furnish promptly to the others (i) a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or filed with the SEC in connection with the transactions contemplated by this Plan of Merger or which may have a material effect on Buyer's, HR's or Target's business, properties or financial condition, as appropriate, and (ii) such other information concerning their respective businesses, properties and financial condition as shall be reasonably requested; provided that no investigation pursuant to this
                  Section 6.1 shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties hereto to consummate the Merger. All non-public documents and information furnished to Buyer, HR, or Target, as the case may be, in connection with the transactions contemplated by this Plan of Merger shall be deemed to have been received pursuant to and shall be subject to the provisions of the Confidentiality Agreement between HR and Target (the "Confidentiality Agreement"), except that Buyer, HR and
                  Target may disclose such information as may be necessary in connection with seeking Target Required Statutory Approvals, Buyer Required Statutory Approvals, or the approval of stockholders of Buyer, HR, or Target. Buyer and HR shall promptly advise Target, and Target shall promptly advise
                  Buyer and HR, in writing of any change or the occurrence of any event after the date of this Plan of Merger having, or which, insofar as can reasonably be foreseen, in the future may have, any material adverse effect on Buyer, HR, or Target.

                           (b) COOPERATION. Subject to the terms and conditions
                  herein provided, each of the parties hereto shall cooperate and use their respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan of Merger, including using its best efforts to identify and obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions (including Target Required Statutory Approvals, Buyer Required Statutory Approvals and any filings under federal and state securities laws and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to obtaining the necessary approvals by the stockholders of each of Target, HR, and Buyer of this Plan of Merger and the transactions contemplated hereby, and subject at all times to the duties of the respective Boards of Directors of Target, HR, and Buyer.

                           (c) OTHER ACTIONS. Neither Target, HR, nor Buyer
                  shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of Target, HR, or Buyer to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Entity or which would otherwise materially impair the ability of Target, HR, or Buyer to


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

                  consummate the Merger in accordance with the terms of this Plan of Merger or materially delay such consummation.

                           (d) CONTINUED QUALIFICATION AS A REAL ESTATE
                  INVESTMENT TRUST. From and after the date hereof through the Effective Time, Target will maintain its qualification as a "real estate investment trust" under the Code and the rules and regulations thereunder. Without limiting the generality of the foregoing, Target will make dividend distributions and all other payments during its final taxable period sufficient to satisfy the requirement of Section 857 of the Code.

                  Section 6.2 REGISTRATION STATEMENT; JOINT PROXY STATEMENT.

                           (a) Within 60 days after the execution of this Plan
                  of Merger, HR shall prepare and file with the SEC and any other applicable regulatory bodies a Registration Statement on Form S-4 with respect to the shares of HR Common Stock to be issued in connection with the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act, including Rule 145 thereunder. Such Registration Statement shall contain a joint proxy statement of HR and Target containing the information required by the Exchange Act (the "Joint Proxy Statement"). HR shall take all reasonable steps to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares covered thereby have been distributed. HR shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any misstatements which have become false or misleading. HR shall use its best efforts to have the Joint Proxy Statement approved by the SEC under the provisions of the Exchange Act. HR shall provide Target with copies of all filings made pursuant to this Section 6.2 and shall consult with Target on responses to any comments made by the staff of the SEC with respect thereto. If at any time prior to the Effective Time any event or circumstance relating to Buyer or HR or their respective officers or directors should be discovered by HR which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, HR shall promptly inform Target.

                           (b) The information specifically designated as being
                  supplied by Target for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Joint Proxy Statement is first mailed to holders of Target Stock, at the time of the Special Meetings (as defined below in Section 6.4) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information specifically designated as being supplied by Target for inclusion in the Joint Proxy Statement to be sent to the holders of Target Stock in connection with the Special Meetings shall not, at the date the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Target Stock, at the time of the Special Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Target or its officers or directors, should be discovered by Target which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Target shall promptly inform HR. All documents, if any, that Target is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                           (c) The information specifically designated as being
                  supplied by Buyer or HR for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Joint Proxy Statement is first mailed to holders of Target Stock, at the time of the Special Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information specifically designated as being supplied by Buyer or HR for inclusion in the Joint Proxy Statement to be sent to the holders of Target Stock in connection with the Special Meetings shall not, at the date the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Target Stock, at the time of the Special Meetings or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Buyer or HR or their respective officers or directors, should be discovered by Buyer or HR which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, HR shall promptly inform Target and shall promptly file such amendment to the Registration Statement. All documents that HR is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                           (d) Target shall furnish all information to HR with
                  respect to Target and the Target Subsidiaries as HR may reasonably request for inclusion in the Registration Statement, the Joint Proxy Statement and the Listing Applications pertaining to the HR Common Stock and the HR Preferred Stock, and shall otherwise cooperate with HR in the preparation and filing of such documents.

                  Section 6.3 NYSE. HR shall use its best efforts to effect, at or before the Effective Time, authorization for listing on the NYSE upon official notice of issuance, of the HR Common Stock and the HR Preferred Stock.

                  Section 6.4 APPROVAL OF STOCKHOLDERS. Each of Buyer, HR, and Target shall promptly take such action as may be required by their respective governing documents and applicable law to obtain the requisite approval of this Plan of Merger and the transactions contemplated hereby, and shall use their respective best efforts to obtain approval and adoption of this Plan of Merger and the transactions contemplated hereby as soon as practicable following the date upon which the Registration Statement is declared effective by the SEC. Subject to the duties of the respective Boards of Directors of Target, HR, and Buyer under applicable law, and unless this Plan of Merger shall have been validly terminated as provided herein, Buyer and Target shall, through their respective Boards, recommend to their respective equity holders the approval of this Plan of Merger and of the transactions contemplated by this Plan of Merger. Without limiting the generality of the foregoing, each of Buyer, HR, and Target will call, give notice of, convene and hold a meeting of its stockholders (collectively, the "Special Meetings") as soon as practicable after the effectiveness of the Registration Statement for the purpose of approving this Plan of Merger (to the extent that such approval is required by applicable law in order to consummate the Merger) and for such other purposes as may be necessary; provided that nothing contained herein shall affect the right of either Buyer, HR, or Target to take action by written consent in lieu of meeting to the extent permitted by applicable law and their respective governing documents.

                  Section 6.5 COMPLIANCE WITH THE SECURITIES ACT. Target shall use its best efforts to cause each principal executive officer, each director and each other person who is an "affiliate" (as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act) of Target to deliver to Buyer and HR on or prior to the Effective Time a written agreement (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of HR Common Stock except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Buyer and HR, is exempt from the registration requirements of the Securities Act.

                  Section 6.6 PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Plan of Merger or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to review and approval by the other party, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable law, rule, regulation or policy of the NYSE. The parties shall issue a joint press release, mutually acceptable to Buyer, HR, and Target, promptly upon execution and delivery of this Plan of Merger.

                  Section 6.7 CERTAIN INFORMATION. For as long as any affiliate (as defined for purposes of Rule 145 under the Securities Act) of Target holds any HR Common Stock (but not for a period in excess of two years from the date of consummation of the Merger), HR shall file with the SEC or otherwise make publicly available all information about HR required pursuant to Rule 144(c) under the Securities Act to enable such affiliate to resell such shares under the provisions of Rule 145(d) under the Securities Act.

                  Section 6.9 ACCOUNTING METHODS. Neither Buyer, HR, nor Target shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred in by both such parties' independent accountants.

                  Section 6.10 NOTICE OF SUBSEQUENT EVENTS. Target shall notify the other parties of any changes, additions or events which would cause any material change in or material addition to any Exhibit to the Target Disclosure Schedule delivered by Target under this Plan of Merger, promptly after the occurrence of the same.

                  Section 6.11 RESIGNATION OF TARGET DIRECTORS. On or prior to the Closing Date, Target shall deliver to Buyer evidence satisfactory to Buyer of the


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

resignation of the Directors of Target and all Target Subsidiaries, such resignations to be effective on the Closing Date.

             Section 6.12 BREAKUP FEE.

                     (a) (i) If this Plan of Merger is terminated for any
                    reason, after

                         (1) a tender or exchange offer for Target Common Stock
                    is announced by any corporation, partnership, person, other entity, syndicate or group (as defined in Section 13(d)(3) of the Exchange Act) (collectively, "Persons") other than Buyer or any of its affiliates, and the Board of Directors of Target takes any position under Rule 14e-2 under the Exchange Act other than to recommend rejection of such offer; or

                         (2) Target receives a proposal or offer from any Person
                    concerning: (x) a merger, consolidation, sale of a material amount of assets or other business combination not in the ordinary course of business involving Target or Target Subsidiaries, or (y) any transaction involving transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership of or to vote securities representing, more than 25% of the total voting power of Target, and either:

                             (A) the Board of Directors resolves to accept, or
                         recommend acceptance of, such proposal or offer, or determines such proposal or offer to be more favorable to the shareholders of Target than the Merger as contemplated herein; or

                             (B) the Board of Directors, after a reasonable time
                         for consideration thereof, does not resolve to reject or recommend rejection of such proposal or offer; or

                         (3) in the absence of the announcement of a  tender or
                    exchange offer and of any proposal or offer, described in clauses (1) and (2) above, Target withdraws, modifies or amends in any respect its favorable recommendation of the Merger, or the Board of Directors resolves to do any of the foregoing (except that the foregoing shall not apply to a change solely in the reasons for such recommendation, so long as Target and its Board of Directors continue to recommend acceptance of the Merger); or

                    (ii) if this Plan of Merger is terminated for any reason,
                and:

                         (1) at any time after the date hereof, within six
                    months after such termination, any Person, other than Buyer, HR or any HR Subsidiary, shall have either: (x) directly or indirectly acquired, or disclosed the direct or indirect acquisition of, the beneficial ownership of securities representing, or directly or indirectly acquired, or disclosed the direct or indirect possession of, the right to acquire beneficial ownership of, or the right to vote, securities representing 25% or more of the total voting power of Target, or publicly announced its intention to do any of the foregoing; (y) commenced or publicly proposed a tender or exchange offer for some portion or all of the Target Common Stock, or publicly proposed any merger, consolidation, acquisition of a material amount of assets or other business combination not in the ordinary course of business involving Target or the Target Subsidiaries or publicly proposed a transaction involving the transfer of beneficial ownership of securities representing, or of the right to acquire beneficial ownership of or the right to vote, securities representing more than 25% of the total voting power of Target, or publicly announced its intention to do any of the foregoing (any such commencement or proposal being herein referred to as an "Acquisition Proposal"); or (z) directly or indirectly had discussions with Target or one or more of its executive officers or directors (or had discussions with any agents of the foregoing, of which the principal was aware), with respect to any of the transactions described in clauses (x) or (y) above; and

                         (2) at any time, not later than six months after the
                    date of such termination, any Person (whether or not a Person referred to in clause (iii) (1) above), other than Buyer, HR or any of their respective affiliates, either (x) directly or indirectly acquires or discloses the direct or indirect acquisition of securities representing, or directly or indirectly acquires or discloses the direct or indirect possession of the right to acquire beneficial ownership of or to vote securities representing, 25% or more of the total voting power of Target; or (y) consummates, or enters into an agreement with Target or any of its affiliates or the Target Subsidiaries with respect to, any Acquisition Proposal, other than acquisitions by Target which do not result in a change in ownership of securities representing 25% or more of the total voting power of Target;

          then Target will, within five days after the first of any such events to occur, (1) pay Buyer a fee of $20 million and (2) reimburse HR and Buyer for all reasonable out-of-pocket expenses and fees incurred by them (including fees payable to their proposed lenders and investment bankers) or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Plan of Merger, and the financing of such transactions, and incurred by financial institutions and assumed by HR in connection with the negotiation, preparation, execution and performance of this Plan of Merger.


                (b) If this Plan of Merger is terminated pursuant to Section 8.1(c) because:

                    (i) any obligation, covenant, or agreement of Target under this Plan of Merger shall have been breached or not performed as required in any material respect, by a willful and deliberate act or omission by or on behalf of Target; or

                    (ii) any of the representations and warranties of Target in this Plan of Merger (including the Target Disclosure Schedule) shall not have been accurate on the date of execution of this Plan of Merger, except for inaccuracies which would not, either individually or in the aggregate, have a material adverse effect on Target, then Target will, within five days of the first of any such events to occur, reimburse HR and Buyer for all reasonable out-of-pocket expenses and fees incurred by them (including fees payable to their proposed lenders and investment bankers) or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Plan of Merger, and the financing of such transactions, and incurred by financial institutions and assumed by HR in connection with the negotiation, preparation, execution, and performance of this Plan of Merger.

                   (c) If the Plan of Merger is terminated pursuant to Section 8.1(c) because:

                       (i) any obligation, covenant, or agreement of Buyer and
                   HR under this Plan of Merger shall have been breached or not performed as required in any material respect, by a willful and deliberate act or omission by or on behalf of Buyer and HR; or

                       (ii) any of the representations and warranties of Buyer
                   and HR in this Plan of Merger shall not have been accurate on the date of execution of this Plan of Merger, except for inaccuracies which would not, either individually or in the aggregate, have a material adverse effect on HR, then Buyer and HR will, within five days of the first of any such events to occur, reimburse Target for all reasonable out-of-pocket expenses and fees incurred by it (including fees payable to its investment bankers) or on its behalf in connection with the Merger and the consummation of all transactions contemplated by this Plan of Merger, and incurred by Target in connection with the negotiation, preparation, execution, and performance of this Plan of Merger.

                   (d) Except as aforesaid, all costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated hereby shall be paid in accordance with Section 6.16 hereof.

               Section 6.13 TERMINATION OF EMPLOYEE BENEFIT PLANS. As soon as practical, the Surviving Entity shall cause the termination of all pension, profit-sharing and retirement Plans set forth on Exhibit 3.14 to the Target Disclosure Schedule and take all necessary action to submit each such Plan to the IRS for a determination that the termination of the Plan will not adversely affect the qualification of each Plan and shall promptly pursue such determination letter. Upon receipt of a letter from the IRS, the Surviving Entity shall cause each of the trusts established to fund each Plan to be promptly liquidated and shall cause the trustees to disburse all benefits to participants pursuant to the terms of such Plans. All fees in connection with such terminations and distributions, including but not limited to user fees, attorneys' fees, accountants' fees and third-party administrators' fees shall be paid by the Surviving Entity.

               Section 6.14 ACQUISITION OF TARGET FURNITURE, FIXTURES AND EQUIPMENT. Target and certain Target Subsidiaries will enter into an asset purchase agreement with Orthopaedic Surgeons, Inc., a Delaware corporation ("OSI"), pursuant to which OSI will acquire at Closing all of the personal property at Target's corporate headquarters used by Target or Target Subsidiaries in the operation of the business as now conducted a list of which is set forth on
Schedule 6.14 including all furniture, fixtures and equipment but excluding the split dollar life insurance policies on the life of John W. McRoberts and all personal property located in any owned real estate. The consideration to be paid for these assets will be (i) the assumption by OSI of all of Target's obligations under that certain Office Lease dated June 28, 1994, as amended, between Target and TMK Income Properties, L.P., a Delaware limited partnership (successor in interest to Torchmark Development Corporation), (ii) the assumption of all of Target's obligations under certain office equipment leases a list of which is set forth on Schedule 6.14, and (iii) for the non-leased assets, the sum of $350,000. HR agrees to give OSI the option to lease the assets and sublease the facilities at fair market rents for a reasonable period of time (not to exceed one year) to enable OSI to obtain capital financing. On or prior to the date of purchase of the assets, Target shall obtain and deliver to Buyer a release of Buyer and HR from any liability of Target under the assumed leases effective as of the date of purchase. John W. McRoberts will receive the policies of split dollar life insurance on his life without additional consideration. Target agrees to make no further payments of premiums on such policies.

                  Section 6.15. DIRECTORS AND OFFICERS INSURANCE. HR shall provide to each officer and director of Target indemnification from acts or omissions occurring prior to the Closing Date to the same extent as HR indemnifies its officers and directors. Such indemnification shall be provided through indemnification agreements which will be entered into at the Closing, the form of which indemnification agreements will be provided to Target at least ten days prior to the Closing. Buyer shall cause to be maintained in effect the current policies of directors and officers liability insurance currently maintained by Target.

                  Section 6.16 EXPENSES. Subject to Section 6.12, all costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated hereby shall be paid by the party incurring such expenses (which expenses of Target shall not exceed those set forth on Exhibit 3.9 to the Target Disclosure Schedule), except that those expenses incurred in connection with printing and distributing the Joint Proxy Statement shall be shared equally by HR and Target.

                  Section 6.17 LIMITED LIABILITY COMPANY FORMATION. If requested by Buyer at least ten days prior to the Closing Date, Target will form a single-member limited liability company in each state designated by Buyer, and Target shall contribute to such limited liability companies such properties and assets of Target and Target Subsidiaries as are designated by Buyer.

                                   ARTICLE VII
                                   CONDITIONS

                  Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions unless waived by the parties hereto:

                           (a) Target shall have obtained the necessary approval
                  of its holders of Target Common Stock and Target Series A Preferred Stock (voting as a separate class) of this Plan of Merger and the transactions contemplated hereby;

                           (b) Buyer shall have obtained the necessary approval
                  of its stockholders of this Plan of Merger and the transactions contemplated hereby;

                           (c) HR shall have obtained the necessary approval of
                  its stockholders of this Plan of Merger and the transactions contemplated hereby, including the approval to issue the HR Common Stock and the HR Preferred Stock;

                           (d) The Registration Statement pertaining to the HR
                  Common Stock and the HR Preferred Stock shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect;

                           (e) Neither Buyer nor Target, nor any of their
                  respective subsidiaries, shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of Buyer effectively to exercise full rights of ownership of the Surviving Entity or any material portion of the assets or business of Target and the Target Subsidiaries, taken as a whole;

                           (f) All governmental consents, orders and approvals
                  legally required for the consummation of the Merger and the transactions contemplated hereby, including Target Required Statutory Approvals and Buyer Required Statutory Approvals, shall have been obtained and be in effect at the Effective Time, and all consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained;

                           (g) The respective opinions of the financial advisors
                  described in Section 3.31 and Section 4.21 shall not have been withdrawn, revoked or modified in any material respect as of the date of the Joint Proxy Statement; and

                           (h) Each of Richard M. Scrushy, Michael D. Martin,
                  and John W. McRoberts shall execute and deliver the consulting and non-competition agreements referred to on Exhibit 7.1(h) to the Target Disclosure Schedule.

                  Section 7.2 CONDITIONS TO OBLIGATION OF TARGET TO EFFECT THE MERGER. Unless waived by Target, the obligation of Target to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                           (a) Buyer and HR shall have performed in all material
                  respects their respective agreements contained in this Plan of Merger required to be performed on or prior to the Closing Date and the representations and warranties of Buyer and HR contained in this Plan of Merger shall be true and correct, except for inaccuracies which would not, either individually or in the aggregate, have a material adverse effect on Buyer or HR, on and as of (i) the date when made and (ii) the Closing Date (except in the case of representations and warranties expressly made solely with reference to a particular date, which shall be true and correct as of the date specified), and Target shall have received a certificate of an officer of Buyer and HR to that effect;

                           (b) Target shall have received one or more legal
                  opinions from counsel to Buyer, dated the Closing Date, in form and substance satisfactory to Target; and

                           (c) the HR Common Stock and the HR Preferred Stock
                  shall have been authorized for listing on the NYSE upon official notice of issuance.

                  Section 7.3 CONDITIONS TO OBLIGATION OF BUYER AND HR TO EFFECT THE MERGER. Unless waived by Buyer and HR, the obligations of Buyer and HR to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                           (a) Target shall have performed in all material
                  respects its agreements contained in this Plan of Merger required to be performed on or prior to the Closing Date and the representations and warranties of Target contained in this Plan of Merger shall be true and correct, except for inaccuracies which would not, either individually or in the aggregate, have a material adverse effect on Target, on and as of (i) the date when made and (ii) the Closing Date (except in the case of representations and warranties expressly made solely with reference to a particular date which shall be true and correct as of the date specified), and Buyer and HR shall have received a certificate of an officer of Target to that effect;

                           (b) Buyer shall have received an opinion from Sirote
                  & Permutt, P.C., counsel to Target, dated the Closing Date, in form and substance satisfactory to Buyer; and

                           (c) Buyer shall have received an opinion from Sirote
                  & Permutt, P.C., tax counsel to Target, dated the Closing Date, in form and substance satisfactory to Buyer.

                           (d) All employment agreements between Target and its
                  officers (including without limitation, the Employment and Non-Competition Agreement, dated November 1, 1996 between Target and John W. McRoberts) shall be cancelled without termination payment or other compensation. In lieu thereof, the consulting and non-competition agreements referred to in
                  Section 7.1(h) shall be executed and delivered.

                                  ARTICLE VIII
                                   TERMINATION

                  Section 8.1 TERMINATION. This Plan of Merger may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of Target and Buyer:

                           (a) by mutual consent of the respective Boards of
                  Directors of Target, HR, and Buyer, whether before or after a vote of shareholders;

                           (b) by either Buyer, HR, or Target, so long as such
                  party has not breached any of its obligations hereunder (except for such breaches as are immaterial), if the Merger shall not have been consummated on or before December 31, 1998 (the "Termination Date");

                           (c) unilaterally by Buyer and HR or Target, (i) if
                  the other (A) fails to perform any covenant or agreement in this Plan of Merger in any material respect, and does not cure the failure, in all material respects within 15 business days after the terminating party delivers written notice of the alleged failure, or (B) fails to fulfill or complete a condition to the obligations of that party (which condition is not waived) by reason of a breach by that party of its obligations hereunder, or (ii) if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to the Termination Date;

                           (d) unilaterally by Buyer or HR if Target, through
                  its Board of Directors in the exercise of its duties under applicable law, either fails to recommend to Target's stockholders the approval of this Plan of Merger and the transactions contemplated hereby or withdraws such recommendation; and

                           (e) unilaterally by either Buyer or Target upon
                  execution of a definitive agreement by Target in connection with an Acquisition Proposal.

                  Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Plan of Merger by either Target, HR, or Buyer as provided in Section 8.1, this Plan of Merger shall forthwith become void and there shall be no further obligation on the part of either Target, HR, or Buyer or their respective officers or directors (except as set forth in this Section 8.2 and Section 6.12 which shall survive such termination).

                  Section 8.3 AMENDMENT. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

                  Section 8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX
                               GENERAL PROVISIONS

                  Section 9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Plan of Merger shall terminate at the Effective Time or upon the termination of this Plan of Merger pursuant to
Section 8.1, as the case may be. Each party agrees that, except for the representations and warranties contained in this Plan of Merger and the Target Disclosure Schedule, no party hereto has made any other representations or warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Plan of Merger or the Merger contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

                  Section 9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via a recognized overnight courier with delivery confirmed in writing or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                         (a)      If to Buyer and HR, to:

                                  Healthcare Realty Trust Incorporated
                                  3310 West End Avenue, Suite 700
                                  Nashville, Tennessee 37203
                                  Attn: Roger O. West
                                  Facsimile: (615) 269-8461

                                  With a copy to:

                                  Theodore W. Lenz, Esq.
                                  Waller Lansden Dortch & Davis, PLLC
                                  511 Union Street, Suite 2100
                                  Nashville, Tennessee 37219
                                  Facsimile: (615) 244-6804

                         (b)      If to Target, to:

                                  Capstone Capital Corporation
                                  1000 Urban Center Drive, Suite 630
                                  Birmingham, Alabama  35242
                                  Attn: John W. McRoberts
                                  Facsimile: (205) 967-9066

                                  with a copy to:

                                  Sirote & Permutt, P.C.
                                  2222 Arlington Avenue South
                                  Birmingham, Alabama  35205
                                  Attn: John H. Cooper, Esq.
                                  Facsimile: (205) 930-5301

                  Section 9.3 SEVERABILITY. If any term or other provision of this Plan of Merger is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Plan of Merger shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Plan of Merger so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

                  Section 9.4 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Plan of Merger nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Plan of Merger to the contrary, nothing in this Plan of Merger, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Plan of Merger.

                  Section 9.5 INCORPORATION OF EXHIBITS. The Target Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Plan of Merger for all purposes as if fully set forth herein.

                  Section 9.6 GOVERNING LAW. THIS PLAN OF MERGER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND (WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES).

                  Section 9.7 HEADINGS. The descriptive headings contained in this Plan of Merger are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

                  Section 9.8 COUNTERPARTS. This Plan of Merger may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  Section 9.9 ENTIRE AGREEMENT. This Plan of Merger (including the Exhibits and the Target Disclosure Schedule) and the Confidentiality Agreement (which shall survive the termination of this Plan of Merger) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Plan of Merger shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  Section 9.10 "MATERIAL ADVERSE CHANGE" OR "MATERIAL ADVERSE EFFECT." As used in this Plan of Merger, "material adverse change" or "material adverse effect" means, when used in connection with Buyer, HR, any HR Subsidiary, Target or any Target Subsidiary, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business or financial condition of such Person and its subsidiaries taken as a whole.

                  Section 9.11 "INCLUDING." As used herein, the terms "including" and "includes" means "including without limitation."

                  Section 9.12 PARTIES IN INTEREST. This Plan of Merger shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Plan of Merger, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan of Merger.

               IN WITNESS WHEREOF, each of Buyer, HR and Target has caused this Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                      HR ACQUISITION I CORPORATION


                                      By: /s/ Timothy Wallace
                                          -----------------------------------
                                      Name: Timothy Wallace
                                      Title: Executive Vice President


                                      HEALTHCARE REALTY TRUST
                                         INCORPORATED


                                      By: /s/ David R. Emery
                                          -----------------------------------
                                      Name: David R. Emery
                                      Title: Chief Executive Officer


                                      CAPSTONE CAPITAL CORPORATION


                                      By: /s/ John W. McRoberts
                                          -----------------------------------
                                      Name: John W. McRoberts
                                      Title: President

                                                                         ANNEX B

                      [LETTERHEAD OF SALOMON SMITH BARNEY]

June 8, 1998

The Board of Directors
Capstone Capital Corporation
1000 Urban Center Drive
Birmingham, Alabama 35242

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Capstone Capital Corporation ("Capstone") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Plan and Agreement of Merger, dated as of June 8, 1998 (the "Merger Agreement"), by and among Healthcare Realty Trust Incorporated ("HRT"), HR Acquisition I Corporation, a wholly owned subsidiary of HRT ("Sub"), and Capstone. As more fully described in the Merger Agreement, (i) Sub will be merged with and into Capstone (the "Merger") and (ii) each outstanding share of the common stock, par value $0.001 per share, of Capstone (the "Capstone Common Stock") will be converted into the right to receive 0.8518 (the "Exchange Ratio") of a share of the common stock, par value $0.01 per share, of HRT (the "HRT Common Stock").

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Capstone and certain senior officers and other representatives and advisors of HRT concerning the businesses, operations and prospects of Capstone and HRT. We examined certain publicly available business and financial information relating to Capstone and HRT as well as certain financial forecasts and other information and data for Capstone and HRT which were provided to or otherwise discussed with us by the respective managements of Capstone and HRT, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Capstone Common Stock and HRT Common Stock; the historical and projected earnings and other operating data of Capstone and HRT; and the capitalization and financial condition of Capstone and HRT. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Capstone and HRT. We also evaluated the potential pro forma financial impact of the Merger on HRT. In connection with our engagement, we were requested to approach on a selected basis, and we held discussions with, certain third parties to solicit indications of interest in the possible acquisition of Capstone. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Capstone and HRT that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Capstone and HRT as to the future financial performance of Capstone and HRT and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that the Merger and the transactions contemplated thereby will not adversely affect the real estate investment trust status of the combined entity resulting from the Merger. We are not expressing any opinion as to what the value of the HRT Common Stock actually will be when issued to Capstone stockholders pursuant to the Merger or the price at which the

The Board of Directors
Capstone Capital Corporation
June 8, 1998
Page 2

HRT Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Capstone or HRT nor have we made any physical inspection of the properties or assets of Capstone or HRT. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Capstone or the effect of any other transaction in which Capstone might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney Inc. and Salomon Brothers Inc (collectively doing business as Salomon Smith Barney) have acted as financial advisors to Capstone in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Capstone and HRT for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to Capstone and HRT unrelated to the proposed Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Capstone, HRT and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Capstone in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Capstone Common Stock.

Very truly yours,

SALOMON SMITH BARNEY

                                                                         ANNEX C

             [LETTERHEAD OF NATIONSBANC MONTGOMERY SECURITIES LLC]

June 8, 1998

Board of Directors
Healthcare Realty Trust Incorporated
3310 West End Avenue
Suite 700
Nashville, TN 37203

Ladies and Gentlemen:

     We understand that Capstone Capital Corporation, a Maryland corporation ("Capstone"), Healthcare Realty Trust Incorporated, a Maryland corporation ("HR"), and HR Acquisition I Corporation, a Delaware corporation and a wholly-owned subsidiary of HR ("Buyer"), propose to enter into a Plan and Agreement of Merger dated June 8, 1998 (the "Merger Agreement"), pursuant to which Buyer shall be merged with and into Capstone, which will be the surviving entity and become a wholly owned subsidiary of HR (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Buyer, we understand that subject to certain adjustments (i) each issued and outstanding share of common stock, $0.001 par value per share, of Capstone ("Capstone Common Stock"), other than restricted shares which will be redeemed prior to the Merger, shall be exchanged for 0.8518 shares common stock, $0.01 par value per share, of HR, ("HR Common Stock"), (ii) each issued and outstanding share of Capstone Series A Preferred Stock shall be exchanged for one share of HR voting preferred stock having substantially the same rights and preferences as Capstone Series A Preferred Stock, (iii) each outstanding restricted share of Capstone Common Stock (whether vested or unvested) shall be redeemed for cash in an amount of $24.33 per restricted share of Capstone Common Stock, (iv) all rights with respect to each option to purchase Capstone Common Stock which is outstanding at closing, whether or not then vested or exercisable, shall be purchased by Buyer for cash in an amount equal to the excess of (a) $24.33 per share of Capstone Common Stock over (b) the stated exercise price of such option, (v) all of Capstone's 10 1/2% Convertible Subordinated Debentures due 2000 which are outstanding at closing shall remain outstanding, and HR shall assume each and every obligation of Capstone contained in the related indenture and (vi) all of Capstone's 6.55% Convertible Subordinated Debentures due 2002 which are outstanding at closing shall remain outstanding, and HR shall assume each and every obligation of Capstone contained in the related indenture (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     You have asked for our opinion as investment bankers as to whether the Consideration to be paid by HR pursuant to the Merger is fair to HR from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise HR with respect to alternatives to the Merger or HR's underlying decision to proceed with or effect the Merger.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Capstone and HR, including their respective consolidated financial statements for recent years and interim periods to March 31, 1998 and certain other relevant financial and operating data relating to Capstone and HR made available to us from published sources and from the internal records of Capstone and HR; (ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Capstone Common Stock and HR Common Stock; (iv) compared Capstone from a financial point of view with certain other publicly traded companies in the healthcare REIT industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the REIT industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Capstone and HR certain information of a business and financial nature regarding Capstone and HR, furnished to us by Capstone and HR, including financial forecasts and related assumptions of Capstone and HR; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with HR's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Capstone and HR provided to us by their respective management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective management at the time of preparation as to the future financial performance of Capstone and HR and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Capstone's or HR's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to HR as to all legal and financial reporting matters with respect to Capstone, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for reviewing any individual credit, loan or real estate files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Capstone, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Capstone of any of the conditions to its obligations thereunder. We have also assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that could have a meaningful effect on the contemplated benefits of the Merger.

     We have acted as financial advisor to HR in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we may actively trade the equity securities of Capstone and HR for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. NationsBank, N.A. ("NationsBank") and its affiliates maintain active banking and other business relationships with Capstone and HR and serve as the lead lending agent for both Capstone and HR. In addition, NationsBank and its affiliates maintain active banking, investment banking and other business relationships with HEALTHSOUTH Corporation. ("HEALTHSOUTH") and MedPartners, Inc. ("MedPartners") and serve as the lead lending agent for both HEALTHSOUTH and MedPartners. Richard M. Scrushy, Chairman of Capstone, also serves as Chairman and CEO of HEALTHSOUTH and Chairman of MedPartners.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be paid by HR pursuant to the Merger is fair to HR from a financial point of view, as of the date hereof.

     This opinion is directed to the Board of Directors of HR in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to HR and does not address the relative merits of the Merger and any alternatives to the Merger, HR's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by HR, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and

Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                      Very truly yours,

                                      NATIONSBANC MONTGOMERY SECURITIES LLC

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The MGCL permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a judgment or other final adjudication as being material to the cause of action. The Registrant's Second Articles of Amendment and Restatement (the "Articles") provide that, if Maryland law is amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers or expanding such liability, then the liability of the Registrant's directors or officers to the Registrant or its stockholders will be limited or eliminated to the fullest extent permitted by Maryland law.

     The Registrant's Articles obligate it, to the maximum extent permitted by Maryland law, to indemnify directors, officers, employees and agents. The Registrant's Second Amended and Restated Bylaws (the "Bylaws") obligate it, to the maximum extent permitted by Maryland law, to indemnify and hold harmless, and permits it to pay expenses incurred by or satisfy a judgment or fine levied against, each director and officer. The Registrant's Articles and Bylaws also permit the Registrant to pay expenses to any officer, employee or agent to the same extent as its directors, and to such further extent as is consistent with law.

     The MGCL requires a corporation (unless its articles of incorporation provide otherwise, which the Registrant's Articles do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Registrant, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the standard of conduct was not met.

     In addition, the Registrant's Articles and Bylaws provide that it may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the law of the State of Maryland, whether or not the corporation would have the power to indemnify against liability under the provisions of such law. The Bylaws also provide that the indemnification provisions contained therein shall not be construed as a limitation upon the power of the corporation to enter into contracts or undertakings of indemnity with a director, officer, employee or agent of the Registrant, nor shall it be construed as a limitation upon any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or his official capacity and as to action in another capacity while holding office. These indemnification provisions are also applicable to the officers (including without limitation the Chairman, Treasurer, and Assistant Treasurer) appointed to serve in the administration and management of any separate, segregated fund established for purposes of collecting and distributing voluntary employee political contributions to federal, state or local election campaigns pursuant to the Federal Election Campaign Act of 1971, as amended or any similar federal, state or local statute or ordinance.

     The Registrant's Bylaws permit it to purchase and maintain liability insurance for directors, officers, employees and agents of the Registrant as and to the extent permitted by Maryland law. The Registrant does not maintain any insurance on behalf of its directors and officers against liability asserted against or incurred by such persons in or arising from their capacity as such.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBITS
-------                         -----------------------
   2.1   --   Plan and Agreement of Merger, dated as of June 8, 1998, by and among HR Acquisition I Corporation, the Registrant and
              Capstone Capital Corporation(1)
   3.1   --   Second Articles of Amendment and Restatement of the
              Registrant(2)
   3.2   --   Second Amended and Restated Bylaws of the Registrant(3)
   3.3   --   Form of Articles Supplementary of the Registrant classifying the 8 7/8% Series A Voting Cumulative Preferred Stock
   4.1   --   Specimen Common Stock Certificate(4)
   4.2   --   Specimen 8 7/8% Series A Voting Cumulative Preferred Stock
              Certificate
   4.3   --   Indenture for the 10 1/2% Convertible Subordinated
              Debentures due 2002, dated March 30, 1995, between Capstone
              Capital Corporation and AmSouth Bank of Alabama, N.A.
   4.4   --   Form of First Supplemental Indenture for the 10 1/2%
              Convertible Subordinated Debentures due 2002, dated
                          , 1998, among Registrant, Capstone Capital
              Corporation and AmSouth Bank of Alabama*
   4.5   --   Indenture dated as of March 14, 1997, between Capstone
              Capital Corporation and AmSouth Bank of Alabama
   4.6   --   First Supplemental Indenture for the 6.55% Convertible
              Subordinated Debentures due 2002, dated as of March 14,
              1997, between Capstone Capital Corporation and AmSouth Bank of Alabama
   4.7   --   Form of Second Supplemental Indenture for the 6.55%
              Convertible Subordinated Debentures due 2002, dated
                          , 1998, among Registrant, Capstone Capital
              Corporation and AmSouth Bank of Alabama*
   5     --   Opinion of Waller Lansden Dortch & Davis, A Professional
              Limited Liability Company
   8     --   Opinion of Farris, Warfield & Kanaday PLC, as to tax matters
  10.1   --   Form of Consulting Agreement*
  10.2   --   Form of Asset Purchase Agreement, dated             , 1998,
              between Capstone Capital Corporation and Orthopaedic
              Surgeons, Inc.
  11     --   Statement re computation of earnings per share(5)
  21     --   List of subsidiaries of the Registrant(6)
  23.1   --   Consent of KPMG Peat Marwick LLP
  23.2   --   Consent of Ernst & Young LLP
  23.3   --   Consent of Waller Lansden Dortch & Davis, A Professional
              Limited Liability Company (included in opinion filed as
              Exhibit 5)
  23.4   --   Consent of Farris, Warfield & Kanaday PLC (included in
              opinion filed as Exhibit 8)
  24.1   --   Power of Attorney (included on page II-5)

EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBITS
-------                         -----------------------
  99.1   --   Consent of Salomon Smith Barney
  99.2   --   Consent of NationsBanc Montgomery Securities LLC (included in opinion filed as Annex C of the Joint Proxy
              Statement-Prospectus)
  99.3   --   Form of Proxy for Healthcare Realty holders of Common Stock
  99.4   --   Form of Proxy for Capstone holders of Common Stock
  99.5   --   Form of Proxy for Capstone holders of Preferred Stock

---------------

  * To be filed by amendment.
(1) Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, filed on June 12, 1998.
(2) Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-11, (No. 33-60506).
(3) Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-11 (No. 33-72860).
(4) Incorporated by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-11 (No. 33-60506).
(5) Incorporated by reference to Part I, Item 1, footnote 9 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.
(6) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a Registration Statement to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent Registration Statement thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) For the purpose of determining any liability under the Securities Act, each such Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on July 23, 1998.

                                          HEALTHCARE REALTY TRUST
                                          INCORPORATED

                                          By:      /s/ DAVID R. EMERY
                                            ------------------------------------
                                                       David R. Emery
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. Emery and Timothy G. Wallace, and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or be in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                 /s/ DAVID R. EMERY                    Chairman, President and Chief      July 23, 1998
-----------------------------------------------------    Executive Officer (Principal
                   David R. Emery                        Executive Officer)

               /s/ TIMOTHY G. WALLACE                  Executive Vice President and       July 23, 1998
-----------------------------------------------------    Chief Financial Officer
                 Timothy G. Wallace                      (Principal Financial Officer)

              /s/ FREDRICK M. LANGRECK                 Senior Vice President and          July 23, 1998
-----------------------------------------------------    Treasurer (Principal Accounting
                Fredrick M. Langreck                     Officer)

              /s/ ERROL L. BIGGS, PH.D.                Director                           July 23, 1998
-----------------------------------------------------
                Errol L. Biggs, Ph.D.

                /s/ THOMPSON S. DENT                   Director                           July 23, 1998
-----------------------------------------------------
                  Thompson S. Dent

         /s/ CHARLES RAYMOND FERNANDEZ, M.D.           Director                           July 23, 1998
-----------------------------------------------------
           Charles Raymond Fernandez, M.D.

              /s/ BATEY M. GRESHAM, JR.                Director                           July 23, 1998
-----------------------------------------------------
                Batey M. Gresham, Jr.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
               /s/ MARLIESE E. MOONEY                  Director                           July 23, 1998
-----------------------------------------------------
                 Marliese E. Mooney

              /s/ EDWIN B. MORRIS, III                 Director                           July 23, 1998
-----------------------------------------------------
                Edwin B. Morris, III

               /s/ JOHN KNOX SINGLETON                 Director                           July 23, 1998
-----------------------------------------------------
                 John Knox Singleton